EXECUTION VERSION

SHARE PURCHASE AGREEMENT
by and among
PALO ALTO NETWORKS, INC.,
PALO ALTO NETWORKS HOLDING B.V.,
CYVERA LTD.,
THE EXECUTING SHAREHOLDERS LISTED ON EXHIBIT A HERETO
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE EXCLUSIVE REPRESENTATIVE OF
THE INDEMNIFYING PARTIES NAMED HEREIN

March 22, 2014

EXECUTION VERSION

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EXECUTION VERSION

5.2	Authority and Enforceability	63
5.3	Governmental Filings and Consents	63
5.4	No Conflicts	63
5.5	Title to Securities	64
5.6	Brokers; Fees and Expenses	64
5.7	Litigation	64
5.8	Full Disclosure	64
5.9	Allocation of Consideration	64
Article 6 REPRESENTATIONS AND WARRANTIES BY PARENT AND BUYER		64
6.1	Organization and Good Standing	65
6.2	Authority and Enforceability	65
6.3	Governmental Filings and Consents	65
6.4	No Conflicts	65
6.5	Funds	66
6.6	Litigation	66
6.7	Parent Common Stock	66
6.8	SEC Reports	66
6.9	Acknowledgement of Receipt of Information	66
Article 7 CONDUCT PRIOR TO THE CLOSING DATE		67
7.1	Conduct of Business of the Company	67
7.2	Forbearance by Company	67
7.3	Transfer of Company Securities	69
7.4	Procedures for Requesting Parent and Buyer Consent	69
Article 8 ADDITIONAL AGREEMENTS		70
8.1	No Solicitation	70
8.2	Shareholder Non-Solicitation	71
8.3	Reasonable Best Efforts to Complete	72
8.4	Modification of Arrangements and Agreements	73
8.5	Termination of Arrangement and Agreements	73
8.6	Consents	73
8.7	Notices	74
8.8	Additional Written Agreements	74
8.9	Regulatory Approvals	74
8.10	Notification of Certain Matters	76
8.11	Access to Information	76
8.12	Confidentiality	77
8.13	Public Announcements	77
8.14	Payment Spreadsheet	78
8.15	Fees and Expenses	79
8.16	Calculation of the Adjusted Net Cash Amount	80
8.17	Current Accounts Receivable Certificate	80
8.18	Resignation of Officers and Directors	80
8.19	Continuing Employees	80
8.20	Non-Continuing Employees and Termination of Consultants	81
8.21	Company Options	81
8.22	Optionholder Waiver and Acknowledgement	81
8.23	Shareholder Release	81
8.24	Tax Matters	83

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EXECUTION VERSION

8.25	Directors’ and Officers’ Insurance	84
8.26	Termination or Waiver of Company Shareholders Rights	85
8.27	Further Assurances	85
8.28	Founder Employment	85
Article 9 PRE-CLOSING TERMINATION, AMENDMENT AND WAIVER		86
9.1	Termination	86
9.2	Effect of Termination	86
9.3	Amendment	87
9.4	Extension; Waiver	87
Article 10 POST-CLOSING INDEMNIFICATION		87
10.1	Survival of Representations and Warranties	87
10.2	Indemnification	88
10.3	Maximum Payments; Remedy	90
10.4	Claims for Indemnification; Resolution of Conflicts	92
10.5	Third Party Claims	94
10.6	Representative	95
10.7	Reliance on Representative	98
Article 11 MISCELLANEOUS		99
11.1	Notices	99
11.2	Successors and Assigns	100
11.3	Severability	100
11.4	Specific Performance	100
11.5	Other Remedies	100
11.6	Entire Agreement	100
11.7	Third Parties	101
11.8	Governing Law	101
11.9	Consent to Jurisdiction	101
11.10	Counterparts	101
11.11	Inter-Securityholders Agreement	102

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EXECUTION VERSION

Exhibits

Exhibit A    –    Executing Company Shareholders

Exhibit B    –    Form of Share Transfer Deed

Exhibit C    –    Form of Declaration of Lost Share Certificate

Exhibit D	– Form of Statement of Transactions and Expense and Payment Spreadsheet Certificate

Exhibit E-1    –    Form of Company Officer Certificate

Exhibit E-2    –    Form of Shareholder Certificate

Exhibit F    –    Form of Incumbency Certificate

Exhibit G    –    Form of Legal Opinion

Exhibit H-1     –    Form of Director and Officer Resignation and Release Letter (U.S.)

Exhibit H-2    –    Form of Director and Officer Resignation and Release Letter (Israel)

Exhibit I     –    Form of Optionholder Waiver and Acknowledgement

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EXECUTION VERSION

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2014, by and among Palo Alto Networks, Inc., a Delaware corporation (“Parent”), Palo Alto Networks Holding B.V., a company organized under the laws of the Netherlands (“Buyer”), Cyvera Ltd., a company organized under the laws of the State of Israel (the “Company”), each Executing Company Shareholder listed on Exhibit A under the column entitled “Executing Shareholder” (the “Executing Shareholders”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Indemnifying Parties in connection with the transactions contemplated by this Agreement (the “Representative”).
W I T N E S S E T H:
WHEREAS, the Executing Shareholders and the remaining shareholders of the Company identified in Exhibit A of this Agreement (the “Non-Executing Shareholders”) collectively are as of the date hereof, and will be as of immediately prior to the Closing, the beneficial and record owners of all of the issued and outstanding Company Shares, and the Executing Shareholders collectively are as of the date hereof the beneficial and record owners of at least 90% (ninety percent) of the issued and outstanding Company Shares.
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the Executing Shareholders, Parent and Buyer wish to consummate the Acquisition, pursuant to which each Company Shareholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Company Shareholder, all of the Company Shares free and clear of all Liens.
WHEREAS, the Board of Directors of the Company has determined that the Acquisition and this Agreement are fair to and in the best interests of the Company and the Company Shareholders and has approved this Agreement in accordance with applicable provisions of the laws of the State of Israel and approved the Acquisition and the other transactions contemplated by this Agreement.
WHEREAS, the Company Shareholders that hold the required majority of the issued and outstanding Company Shares has determined that it is in the best interests of the Company that it enter into this Agreement upon the terms and subject to the conditions set forth in this Agreement, and concurrently with the execution of this Agreement, such Company Shareholders have either held a Special General Meeting of the Company Shareholders and passed a legally valid resolution, or executed and delivered an action by unanimous written consent, in each case evidencing such approval (the “Shareholder Consent”).
WHEREAS, the Boards of Directors of each of Parent and Buyer have determined that the Acquisition and this Agreement are fair to and in the best interests of Parent and Buyer, respectively, and have approved this Agreement in accordance with the provisions of applicable Law and approved the Acquisition and the other transactions contemplated by this Agreement.
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, Parent, Buyer, the Company, the Representative and U.S. Bank National Association, as escrow agent (the “Escrow Agent”), are entering into an escrow agreement (the “Escrow Agreement”), the effectiveness of which is contingent upon, and shall be as of, the consummation of the Acquisition, pursuant to which the Escrow Agent will hold a portion of the Total Consideration otherwise payable to the Indemnifying Parties under this Agreement as security against the indemnification obligations of the Indemnifying Parties under this Agreement, the Escrow Agreement and the Certificates (as defined herein).

EXECUTION VERSION

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, (i) each of the Founders has entered into and delivered to Parent and Buyer a non-competition and non-solicitation agreement to become effective subject to the consummation of the Closing and as of the Closing Date (the “Non-Competition Agreements”); and (ii) each of the Persons listed on Schedule 3.3(b)(ix)(A) (each, a “Key Employee” and collectively, the “Key Employees”) has entered into such employment documents as Parent or Buyer may reasonably request, including an “at will” employment arrangement with Parent, Buyer or a Subsidiary thereof (including with the Company post-Closing, as Parent or Buyer may determine) to become effective subject to the consummation of the Closing and as of the Closing Date pursuant to his or her execution and delivery of an offer letter and a proprietary information and inventions assignment agreement, each in a form acceptable to Parent or Buyer (collectively, the “Key Employee Employment Agreements”).
WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to the willingness of Parent and Buyer to enter into this Agreement, each Founder is executing a Stock Holdback Agreement (each, a “Holdback Agreement”), pursuant to which a portion of the equity consideration payable to such Founder pursuant to this Agreement shall be subject to certain restrictions, in each case as set forth in the applicable Holdback Agreement and subject to the terms and conditions thereof. Pursuant to each Founder’s Holdback Agreement and the Escrow Agreement, such Founder’s pro rata share of any indemnification obligations shall be satisfied out of his Founder Holdback Indemnity Portion, subject to the same terms and conditions applicable to the Escrow Amount.
WHEREAS, concurrently with the execution of this Agreement and, as a material inducement to the willingness of the Executing Shareholders to enter into this Agreement, Parent and each Executing Shareholder is entering into a Shareholders Agreement (the “Shareholders Agreement”), the effectiveness of which is contingent upon the consummation of the Closing.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions.  For purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a)    “102 Trust Period” shall mean the minimum trust period required by the capital gains track of Section 102(b)(2) of the Israel Tax Ordinance.
(b)    “102 Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of the Israel Tax Ordinance, and approved by the Israel Tax Authority, with respect to Company 102 Securities.
(c)    “104H Trustee” means the trustee appointed by the Company in accordance with the provisions of Section 104H of the Israel Tax Ordinance, and to be approved by the Israel Tax Authority in the 104H Ruling.

EXECUTION VERSION

(d)    “Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.
(e)    “Adjusted Net Cash Amount” shall mean an amount (whether positive or negative) equal to, as of the Closing, (i) the sum, without duplication, of (A) the current assets of the Company as of the Closing, determined in accordance with GAAP, including, without limitation, unrestricted cash and cash equivalents of the Company plus (B)(1) Current Accounts Receivable, (2) the aggregate amount of the prepaid expenses and lease deposits set forth in Schedule 1.1(e), and (3) the Aggregate Option Exercise Amount minus (ii) the sum of, without duplication, (A) all current Liabilities of the Company that would be required to be reflected on a balance sheet in accordance with GAAP and (B) those items set forth on Schedule 1.1(e). For the avoidance of doubt, Liabilities shall not be taken into account in the Adjusted Net Cash Amount to the extent that they are (x) repaid or terminated without further obligation before the Closing, (y) repaid at the Closing without further obligation through the use of funds that are both (i) not included as cash or cash equivalents in the calculation of the Adjusted Net Cash Amount and (ii) not provided by Parent or Buyer on behalf of the Company or any Company Securityholder or (z) taken into account in the Founder Retained Amount.
(f)    “Aggregate Cash Consideration” shall mean an amount in cash equal to the total amounts payable in cash to Company Shareholders and holders of Vested Company Options and Vested Promised Options under Section 2.1(b)(i)(A), Section 2.1(b)(ii)(A), Section 2.1(b)(iii), Section 2.1(b)(iv) and Section 2.1(b)(v).
(g)     “Aggregate Option Exercise Amount” shall mean the aggregate amount that would be payable to the Company by (i) each holder of Company Options if such holder of Company Options exercised such Company Option so held in full immediately prior to the Closing and (ii) each holder of Promised Options as if such holder had exercised such Promised Option at the Promised Option Price in full immediately prior to the Closing, but excluding the exercise price in respect of, (A) Unvested Options allocated to Non-Continuing Employees, (B) Unvested Options allocated to Contractors of the Company whose service will not continue following the Closing, (C) Unvested Promised Options promised to Non-Continuing Employees or to Contractors whose service will not continue following the Closing).
(h)    “Aggregate Stock Consideration” shall mean the number of shares of Parent Common Stock equal to the aggregate Per Stock Consideration in respect of all Company Shares payable to Company Shareholders under Section 2.1(b)(i)(B)and Section 2.1(b)(ii)(B).
(i)     “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.
(j)    “Articles of Association” shall mean the Amended and Restated Articles of Association of the Company, as adopted by the Company Shareholders on June 13, 2013, as amended.
(k)    “Base Consideration” shall mean an amount equal to Two Hundred Million Dollars ($200,000,000).

EXECUTION VERSION

(l)    “Behavioral Information” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application.
(m)    “Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in each of the State of California or Tel Aviv, Israel, are authorized or obligated by Law or executive order to close.
(n)    “Cash-Out Shareholder” shall mean the individual listed on Schedule 1.1(n).
(o)    “Certificates” shall mean the Closing Certificates and the Other Certificates.
(p)    “Change in Control Payments” shall mean (i) any severance, retention, bonus or other similar payment to any Person under any Contract or Company Employee Plan, (ii) any forgiveness of Indebtedness, or (iii) any increase of any benefits otherwise payable by the Company including any “parachute payments” under Section 280G of the Code for which 280G Approval is not properly obtained, in each case of the foregoing clauses (i)–(iii), which are payable or become effective as a result of the execution and delivery of this Agreement by the Company and the Executing Shareholders or the consummation of the Acquisition or any other the transactions contemplated hereby.
(q)     “Closing Certificates” shall mean the certificates delivered pursuant to Section 3.3(b)(xxiv).
(r)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(s)    “Company 102 Options” shall mean the Company Options granted under Section 102 of the Israel Tax Ordinance.
(t)    “Company 102 Securities” shall mean, collectively, Company 102 Options and Company 102 Shares.
(u)    “Company 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of any Company 102 Options and held by the 102 Trustee pursuant to the Israel Tax Ordinance.
(v)    “Company 3(i) Options” shall mean the Company Options granted under Section 3(i) of the Israel Tax Ordinance.
(w)    “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, or exclusively licensed to, the Company or its Subsidiaries.
(x)    “Company Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects (collectively, “Effects”) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred or is

EXECUTION VERSION

reasonably likely to occur, there shall be excluded any Effect on the Company or any of its Subsidiaries resulting from, or arising out of, any of the following (either alone or in combination): (i) general economic, business or political conditions (and changes thereto) or changes in, or conditions generally affecting, the Israeli, U.S. or international economy, the financial markets, or the industry in which the Company or any of its Subsidiaries operates; provided, however, that such changes or conditions do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company or any of its Subsidiaries operates; (ii) any generally applicable changes in laws, rules or regulations, or in GAAP, or in the official interpretation of any of the foregoing by any Person other than the Company, provided, however, that such changes do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates; and (iii) any failure by the Company or any of its Subsidiaries to meet any projections, forecasts or estimates of its consolidated revenue, bookings or earnings, in and of itself (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or, is reasonably likely to occur); (iv) effects resulting from the pendency of the transactions contemplated hereby including any disruption of customer, business partner or employee relationships that result from the announcement or pendency of this Agreement or the consummation of the Acquisition; (v) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where the Company or any of its Subsidiaries or their major sources of supply have material operations or where it or they has sales; provided, however that such acts do not affect the Company materially disproportionately as compared to other companies operating in the same industries or geographies as the Company; or (vi) any action taken by the Company or any Subsidiary as required by this Agreement.
(y)    “Company Options” shall mean all issued and outstanding options (including commitments to grant options but excluding, for the avoidance of doubt, options reserved but not granted or promised), whether vested or unvested, to acquire Company Shares.
(z)    “Company Ordinary Shares” shall mean the ordinary shares, nominal value NIS 0.10 per share, of the Company, including any Company Preferred Shares converted into Company Ordinary Shares prior to, or upon the occurrence of, the Closing.
(aa)    “Company Preferred Shares” shall mean the Company’s Preferred A Shares and Preferred B Shares.
(bb)    “Company Products” shall mean the products or service offerings of the Company and its Subsidiaries (i) that have been or are being marketed, sold, offered, provided or distributed, or (ii) that are described on Schedule 1.1(bb).
(cc)    “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.
(dd)    “Company Securities” shall mean all securities of the Company, including all Company Shares, Company Options, all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company and any rights to acquire any securities of the Company, whether vested or unvested and whether subject to the satisfaction of time-based, performance-based or other conditions or criteria.
(ee)    “Company Securityholders” shall mean all holders of Company Securities, including all Company Shareholders and all holders of Company Options.

EXECUTION VERSION

(ff)    “Company Shareholders” shall mean all holders of Company Shares.
(gg)    “Company Shares” shall mean all of the issued and outstanding shares of the Company, including the Company Ordinary Shares and the Company Preferred Shares.
(hh)    “Company Stock Plans” shall mean the Company’s 2013 Share Incentive Plan and any other stock option plans or other equity-related plans of the Company or any of its Subsidiaries.
(ii)    “Continuing Employee” shall mean the employees (which, for the avoidance of doubt, will not include consultants or independent contractors) of the Company and its Subsidiaries who remain employees of the Company, Parent, or any Subsidiary of Parent immediately following the Closing.
(jj)    “Contract” shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).
(kk)    “Contractor” shall mean any current service provider, consultant, sub-contractor, sales agent, freelancer, director, advisory board members, office holders and independent contractor of the Company or each of its Subsidiaries or any ERISA Affiliate (excluding legal counsel to any of the forementioned and all Employees of the Company and of any Subsidiary thereof).
(ll)    “Contributing Securityholder” shall mean (i) each Company Shareholder that is or becomes a signatory hereto, (ii) each holder of Vested Company Options and (iii) each holder of Vested Promised Options.
(mm)    “Copyleft License” shall mean any license to Open Source that requires, as a condition of use, modification and/or distribution of the Open Source licensed under such license, that the Open Source, or other Intellectual Property incorporated into, derived from, used, or distributed with the Open Source: (i) be made available or distributed in a form other than binary code or object code form (e.g., Source Code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the other Intellectual Property incorporated into, derived from, used, or distributed with the Open Source, or portions thereof or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. For all purposes of and under this Agreement, “Copyleft Licenses” shall include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.
(nn)    “Current Accounts Receivable” shall mean all accounts receivable of the Company and its Subsidiaries outstanding as of the Closing Date and less than 90 days past due that are owed to the Company and its Subsidiaries by customers determined in accordance with GAAP (net of reserves), which are set forth on the Adjusted Net Cash Amount Certificate.
(oo)    “Employee Agreement” shall mean each employment, change in control, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company and its Subsidiaries or any ERISA Affiliate and any Employee.
(pp)    “Employee” shall mean any current employee of the Company, any of its Subsidiaries, or any ERISA Affiliate.

EXECUTION VERSION

(qq)    “Environmental Laws” shall mean all applicable Laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity.
(rr)    “Escrow Amount” shall mean, in respect of all Contributing Securityholders, the sum of the following: (i) the aggregate amount of each Contributing Securityholder that is a Company Shareholder (other than the Founders and the Cash-Out Shareholder), such Contributing Securityholder’s Pro Rata Share of $40,000,000, payable 50% in shares of Parent Common Stock (having a value based on the Trading Price) and payable 50% in cash, (ii) the aggregate amount of each Contributing Securityholder that is a Founder, such Contributing Securityholder’s Pro Rata Share of $40,000,000, payable entirely in shares of Parent Common Stock (having a value based on the Trading Price) subject to a Holdback Agreement with such Contributing Securityholder (such Parent Common Stock, the “Founder Holdback Indemnity Portion”, and together with the Parent Common Stock described in clause (i), the “Escrow Stock Amount”) and (iii) the aggregate amount of each Contributing Securityholder that is a Vested Company Optionholder, Vested Promised Optionholder or the Cash-Out Shareholder, such Contributing Securityholder’s Pro Rata Share of $40,000,000, payable entirely in cash (such cash, together with the cash described in clause (i), the “Escrow Cash Amount”). In all events, the sum of the Escrow Cash Amount plus the value (based on the Trading Price) of the Escrow Stock Amount shall be $40,0000,000. The “Escrow Fund” shall mean the funds and shares of Parent Common Stock that comprise the Escrow Amount.
(ss)    “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.
(tt)    “Export and Import Control Laws” shall mean any U.S. Law, regulation, or order or applicable non-U.S. Law (including but not limited to the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007), regulation or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States, Israel or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.
(uu)    “Founder Note” shall mean the promissory note between Netanel Davidi and the Company, dated as of the Closing Date, in the principal amount of Four Million Dollars ($4,000,000), having a maturity date three (3) years from the Closing Date, and otherwise in form and substance to be agreed upon prior to the Closing between the Company and Netanel Davidi and reasonably satisfactory to Parent.
(vv)    “Founder Ordinary Shares” shall mean all Company Ordinary Shares held by a Founder and issued and outstanding immediately prior to the Closing.
(ww)    “Founder Retained Amount” shall mean an amount equal to Four Million Dollars ($4,000,000).
(xx)    “Founders” shall mean each of Uri Alter and Netanel Davidi.
(yy)    “Fully-Diluted Shares” shall mean a number equal to (i) the aggregate number of Company Ordinary Shares which are issued and outstanding as of immediately prior to the Closing, plus (ii) the maximum aggregate number of Company Ordinary Shares issuable upon full exercise, exchange or

EXECUTION VERSION

conversion of all Company Securities, plus (iii) the total number of Promised Options, but excluding, (A) dormant shares (minayot radumot) of the Company existing immediately prior to the Closing, (B) unallocated options, and (C) Unvested Options allocated to Non-Continuing Employees, (D) Unvested Options allocated to Contractors of the Company whose service will not continue following the Closing, (E) Unvested Promised Options promised to Non-Continuing Employees or to Contractors whose service will not continue following the Closing, all calculated on a fully diluted, as converted to Company Ordinary Shares basis, which are outstanding as of immediately prior to the Closing (it being clarified that this clause (i) shall not include any Company Securities to the extent already counted in clause (ii) above).
(zz)    “GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.
(aaa)    “Governmental Authority” shall mean any Israeli or U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
(bbb)    “Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS) mandated by applicable Law.
(ccc)    “Hazardous Substance” shall mean any material, emission, or substance that has been designated by applicable Law (including federal, state, foreign and local Law), or by any Governmental Authority pursuant to authority provided by applicable federal, state or local Law to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise a danger to health, reproduction, or the environment.
(ddd)    “Holdback Trustee” shall mean ESOP Management and Trust Services Ltd.
(eee)    “Indebtedness” shall mean, without duplication, the principal of and accrued and unpaid interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person. For the avoidance of doubt, any Value Added Tax payable by the Company in connection with any of the obligations described in clauses (i) through (v) above shall not be regarded as Indebtedness.
(fff)    “Intellectual Property” shall mean all forms of technology and intellectual property, including any or all of the following: (i) published and unpublished works of authorship (whether or not registered or registrable), including without limitation audiovisual works, collective works, software and computer programs (whether in Source Code, object code, or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, ideas, designs, formulas, know-how, methods, processes, programs, designs, schematics, prototypes, devices, systems, and techniques (“Confidential Information”);

EXECUTION VERSION

(iv) databases, data compilations and collections of technical data (“Databases”); (v) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks (“Trademarks”); and (vi) domain names, web addresses and web sites (“Domain Names”) .
(ggg)    “Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Intellectual Property (including the right to enforce and recover remedies) in any jurisdiction, including without limitation: (i) rights in, arising out of, or associated with Works of Authorship, including copyrights (“Copyrights”); (ii) rights in, arising out of, or associated with Databases; (iii) rights in, arising out of, or associated with Inventions, including patent rights (“Patent Rights”); (iv) rights in, arising out of, or associated with Trademarks, including trademark, service mark, and trade dress rights; (v) rights in, arising out of, or associated with Confidential Information, including trade secret rights (“Trade Secret Rights”); (vi) rights in, arising out of, or associated with a Person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author, including the right of the author to be known as the author of his/her work, to prevent others from being named as the author of her work, to prevent others from making deforming or derogatory changes in her work in a manner that reflects negatively on or would be prejudicial to her professional standing, her goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction) (collectively, “Moral Rights”); and (viii) rights in, arising out of, or associated with Domain Names.
(hhh)    “Israeli Benefit Plan” shall mean each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its or any of its Subsidiaries under Israeli Law, pursuant to which any current or former employee or director of the Company or any of its Subsidiaries who is resident in Israel has any current or future right to benefits, including, without limitation, Manager’s Insurance (Bituach Menahalim) or other provident or pension funds (including education fund) which are not government-mandated but were set up by the Company or its Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.
(iii)    “Israel Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, as amended, and the regulations and rules promulgated thereunder.
(jjj)    “Knowledge” shall mean, with respect to any Person, (i) the actual knowledge of the members of the board of directors (or equivalent governing body) of such Person, and (ii) the actual knowledge of each Founder and any knowledge that such Founder would reasonably be expected to have if and to the extent that each such Founder had made reasonable inquiry, upon the exercise of reasonable business judgment, of all of the employees who directly report to each such Founder. “Known” shall have a correlative meaning.
(kkk)    “Law” shall mean Israeli, U.S. federal, state, municipal or local or foreign laws, statutes, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, writs, injunctions, decrees, or any other similar legal requirements having the force or effect of Law.
(lll)    “Liabilities” shall mean an amount (without double counting) equal to the sum of the Dollar amount of (i) with respect to any Person, all liabilities of such Person or any of its subsidiaries of any kind, including accounts payable, royalties payable and other reserves, accrued bonuses, accrued

EXECUTION VERSION

vacation, employee expense obligations, and all other liabilities of such Person or any of its subsidiaries of any kind (and, with respect to the Company, shall include unpaid Pre-Closing Taxes), in each case whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP; and (ii) if applicable, (A) all Indebtedness of the Company and any of its Subsidiaries as of the applicable measurement date and (B) all Transaction Expenses that have not been paid prior to the Closing Date, in each case whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP.
(mmm)    “Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature or restriction on the right to sell or dispose and, in the case of securities, the right to vote, whether arising by contract or by operation of Law and whether voluntary or involuntary.
(nnn)    “NIS” shall mean New Israeli Shekels.
(ooo)    “Non-Continuing Employee” shall mean the employees of the Company listed on Schedule 1.1(ooo).
(ppp)    “Other Certificates” shall mean (i) the certificate as to the Statement of Transaction Expenses delivered pursuant to Section 8.15, (ii) the Adjusted Net Cash Amount Certificate delivered pursuant to Section 8.16, (iii) the Current Accounts Receivable Certificate delivered pursuant to Section 8.17 and (iv) the Payment Spreadsheet delivered pursuant to Section 8.14.
(qqq)    “Open Source” shall mean any Intellectual Property that is distributed under an open source, public source, or freeware license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, (iii) any Creative Commons license and (iv) to the extent not included in the foregoing (i), (ii), and (iii), any Copyleft License.
(rrr)    “Optionholder Waiver and Acknowledgement” shall mean the optionholder waiver and acknowledgements, each in substantially the form attached hereto as Exhibit I.
(sss)    “Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with all other Effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur, there shall be excluded any Effect on Parent or any of its Subsidiaries resulting from, or arising out of, any of the following (either alone or in combination): (i) general economic, business or political conditions (and changes thereto) or changes in, or conditions generally affecting, the Israeli, U.S. or international economy, the financial markets, or the industry in which Parent or any of its Subsidiaries operates; provided, however, that such changes or conditions do not have a materially disproportionate or unique effect on Parent relative to other companies operating in the industry in which Parent or any of its Subsidiaries operates; (ii) any generally applicable changes in laws, rules or regulations, or in GAAP, or in the official interpretation of any of the foregoing by any Person other than Parent, provided, however, that such changes do not have a materially disproportionate or unique effect on Parent relative to other companies operating in the industry in which Parent operates; and (iii) any failure by Parent or any of its Subsidiaries to meet any projections, forecasts or estimates of its consolidated revenue, bookings or earnings, in and of itself (it being understood that any underlying cause(s) of any such failure may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether

EXECUTION VERSION

a Parent Material Adverse Effect has occurred or, is reasonably likely to occur); (iv) effects resulting from the pendency of the transactions contemplated hereby, including any disruption of customer, business partner or employee relationships that result from the announcement or pendency of this Agreement or the consummation of the Acquisition; (v) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, any country where Parent or any of its Subsidiaries or their major sources of supply have material operations or where it or they has sales; provided, however that such acts do not affect the Parent materially disproportionately as compared to other companies operating in the same industries or geographies as Parent or any of its Subsidiaries; (vi) any decline in the market price, or change in trading volume, of Parent Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Parent Material Adverse Effect or (vii) any action taken by Parent or any Subsidiary thereof as required by this Agreement.
(ttt)    “Parent Common Stock” shall mean shares of the common stock, $0.0001 par value per share, of Parent.
(uuu)    “Per Option Consideration” shall mean an amount in cash with respect to each Company Share underlying a Vested Company Option or a Vested Promised Option, as the case may be, equal to the excess, if any, of the Per Share Consideration over the applicable per share exercise price of such Vested Company Option or such Vested Promised Option Price, as the case may be.
(vvv)    “Per Share Consideration” shall mean, in respect of each Company Share, each Vested Company Option and each Vested Promised Option, the quotient obtained by dividing (i) the Base Consideration by (ii) the Fully-Diluted Shares.
(www)    “Per Share Net Cash Adjustment Consideration” shall mean, in respect of each Company Share, each Vested Company Option and each Vested Promised Option, an amount equal to the quotient obtained by dividing (i) the Adjusted Net Cash Amount by (ii) the Vested Fully-Diluted Shares.
(xxx)     “Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals.
(yyy)    “Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
(zzz)    “Personal Information” shall mean (i) any information that can be used to identify, contact or precisely locate a natural person, including name, address, telephone number, email address, financial account number, government-issued identifier, Internet protocol address or other persistent identifier, (ii) any “personal data,” as defined by the European Union Data Protection Directive and any national Laws implementing such directive, and (iii) any “information,” as defined by the Israeli Privacy Protection Law 5741-1981 and applicable Israeli judicial precedent defining such term.
(aaaa)    “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.
(bbbb)    “Pre-Closing Taxes” shall mean any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, including any Transaction Payroll Taxes; provided, however, that any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the

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Straddle Period ending on the Closing Date on a daily basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.
(cccc)     “Preferred A Share” shall mean each of the Company’s Series A Preferred Shares of nominal value NIS 0.10 each.
(dddd)     “Preferred B Share” shall mean each of the Company’s Series B Preferred Shares of nominal value NIS 0.10 each.
(eeee)    “Preferred Shares” shall mean, collectively, the Preferred A Shares and the Preferred B Shares.
(ffff)    “Private Information” shall mean Personal Information and Behavioral Information.
(gggg)    “Promised Options” shall mean any and all options approved by the Board of Directors of the Company for grant to Employees and Consultants of Cyvera, Inc., but not yet granted as of the Closing.
(hhhh)    “Pro Rata Share” shall mean, with respect to each Contributing Securityholder, a percentage equal to the quotient obtained by dividing (i) the aggregate amount of Total Consideration payable to such Contributing Securityholder under Section 2.1 in respect of such Contributing Securityholder’s Company Shares, Vested Company Options and Vested Promised Options, by (ii) the aggregate amount of Total Consideration payable to all Contributing Securityholders under Section 2.1 in respect of all of the Contributing Securityholder’s Company Shares, Vested Company Options and Vested Promised Options (in each case without giving effect to any escrow or expense holdbacks contemplated hereby). For purposes of clarity, the sum of all “Pro Rata Shares” of the Contributing Securityholders shall at all times equal 100% (one hundred percent).
(iiii)    “Reasonable Best Effort(s)” shall mean the efforts, time and costs a prudent person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible, provided that such person is not required to expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated hereby.
(jjjj)    “Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or other public or quasi-public legal authority.
(kkkk)    “Related Agreements” shall mean documentation providing for the Shareholder Consent, the Escrow Agreement, the Shareholders Agreement, the Optionholder Waiver and Acknowledgements, the Non-Competition Agreements, the Holdback Agreements, the Employment Agreements and all other agreements and certificates, other than the Closing Certificates or Other Certificates, executed and delivered by or on behalf of the Company, any officers of the Company in their capacity as such, or any of the Company Securityholders in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.
(llll)    “Representative Expense Amount” shall mean $500,000.
(mmmm)“SEC” shall mean the United States Securities and Exchange Commission.

EXECUTION VERSION

(nnnn)    “Share Restriction Agreement” shall mean any share restriction, repurchase, forfeiture or other similar agreement between the Company and any other Person pursuant to which the Company has a right to repurchase Company Shares held by such Person upon terms and subject to certain conditions set forth therein.
(oooo)    “Shrink-Wrapped Code” shall mean generally commercially available object code or binary code software (other than development tools and development environments) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations).
(pppp)“Source Code” shall mean computer software and code, in form other than object code or binary code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
(qqqq)    “Straddle Period” shall mean any taxable period beginning prior to and ending after the Closing Date.
(rrrr)    “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
(ssss)    “Tax Law” shall mean any Law (whether domestic or foreign) relating to Taxes.
(tttt)    “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.
(uuuu)    “Tax” or “Taxes” shall mean (i) all applicable U.S. federal, state and local and non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Taxable period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence of any other Person as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of Law.

EXECUTION VERSION

(vvvv)    “Taxing Authority” shall mean the IRS, the Israel Taxing Authority or any other governmental body (whether state, local or non-U.S.) responsible for the administration of any Tax.
(wwww)“Total Consideration” shall mean an amount equal to the Base Consideration plus an amount in cash equal to the Adjusted Net Cash Amount.
(xxxx)     “Trading Price” shall mean the volume-weighted sales price per share rounded to four decimal places of Parent Common Stock on the New York Stock Exchange (the “NYSE”) for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth (10th) Business Day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the first (1st) Business Day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP” for the Bloomberg security “PANW US Equity.”
(yyyy)    “Transaction Expenses” shall mean the sum of all fees and expenses (including any and all legal, accounting, consulting, investment banking, financial advisory, data room provider and brokerage fees and expenses) incurred or committed to at or prior to (whether payable at, prior to or after) the Closing Date by the Company, any of its Subsidiaries or any other Person (for which the Company or its Subsidiaries pay or reimburse others or ,may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Acquisition or any of the transactions contemplated hereby (including any VAT payable in connection therewith, except with respect to any expenses for which the Company obtains at least three (3) Business Days prior to the Closing, a tax ruling from the Israel Taxing Authority, to the reasonable satisfaction of Parent, that the payment of such expenses by the Company is not subject to VAT or is subject to zero VAT), specifically including the fees and expenses of the 102 Trustee for services in connection with this Agreement and the fees and expenses of the Paying Agent and the Escrow Agent pursuant to the terms of the Escrow Agreement and the Paying Agent Agreement.
(zzzz)    “Transaction Payroll Taxes” shall mean any employment or payroll Taxes with respect to any bonuses, severance, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Buyer, the Company or its Subsidiaries.
(aaaaa) “Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing.
(bbbbb)“Unvested Company Shares” shall mean all Company Ordinary Shares that are subject to a right of repurchase by the Company or other similar risk of forfeiture to the Company (whether pursuant to a Share Restriction Agreement executed in connection with or at any time following the issuance of such Company Ordinary Shares or otherwise), as of immediately prior to the Closing, and is not released from such right of repurchase or other restriction in connection with or as a result of the Closing.
(ccccc)“Unvested Promised Option” shall mean any Promised Option (or portion thereof) that, if granted, would be unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing.
(ddddd)“Vested Company Option” shall mean any Company Option (or portion thereof) that is not an Unvested Company Option.
(eeeee) “Vested Company Optionholder” shall mean any Person holding Vested Company Options as of immediately prior to the Closing.

EXECUTION VERSION

(fffff) “Vested Fully-Diluted Shares” shall mean a number equal to (i) the aggregate number of Company Ordinary Shares which are issued and outstanding as of immediately prior to the Closing, plus (ii) the maximum aggregate number of Company Ordinary Shares issuable upon full exercise of all Company Vested Options, plus (iii) the maximum aggregate number of Company Ordinary shares that would be issuable upon full exercise of all Vested Promised Options.
(ggggg)“Vested Promised Option” shall mean any Promised Option (or portion thereof) that is not an Unvested Promised Option.
(hhhhh)“Vested Promised Optionholder” shall mean any Person promised Vested Promised Options.
(iiiii) “Vested Promised Option Price” shall mean, with respect to each Vested Promised Optionholder, the amount set forth opposite the name of such Vested Promised Optionholder on Schedule 1.1(iiiii).
1.2    Other Capitalized Terms.  For all purposes of and under this Agreement, all capitalized terms that are not defined in the preamble or recitals hereto, or in Section 1.1, shall have the respective meanings ascribed to such terms throughout this Agreement.
1.3    Certain Interpretations.
(a)    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.
(c)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)    The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    All references in this Agreement to a legal entity (including the Company) shall be deemed to refer to such entity and its Subsidiaries unless the context otherwise requires.
(f)    All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
(g)    Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at datasite.merrillcorp.com, and provided, and not limited, Parent access to such documents and information in the virtual data room at least two (2) Business Days prior to the execution and delivery of this Agreement by the parties hereto.

EXECUTION VERSION

(h)    A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
(i)    A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(j)    References to “$” and “Dollars” are to U.S. dollars.
(k)    No summary of this Agreement or any Annex, Exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Annex, Exhibit or Section.
(l)    The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
ARTICLE 2
THE ACQUISITION
2.1    Purchase and Sale of Company Shares.
(a)    Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, each Company Shareholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Company Shareholder for the consideration set forth in Section 2.1(b), all legal and beneficial right, title and interest in and to all Company Shares free and clear of all Liens, and, as a result of such acquisitions, Buyer will own all of the issued and outstanding Company Shares and the Company will be a wholly-owned Subsidiary of Buyer (such transactions being referred to herein, collectively, as the “Acquisition”).
(b)    Payment of Base Consideration. Upon the terms and subject to the conditions set forth in this Agreement, Parent or Buyer shall cause the Paying Agent to (promptly following the Paying Agent’s receipt thereof), deliver to each holder of a Company Share issued and outstanding as of immediately prior to the Closing, an amount equal to the following, in each case, less (as more fully set forth herein, but without duplication) (i) applicable Tax withholding, including any income or employment tax withholding required under the Code, the Israel Tax Ordinance or any provision of Tax Law, (ii) the amounts that Parent or Buyer are entitled to withhold to fund the Escrow Fund pursuant to Section 2.4(b), and (iii) the amounts that Parent or Buyer are entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.4(c):
(i)    With respect to each Preferred Share and each Company Ordinary Share, other than Company Ordinary Shares held by the Cash Out Shareholder and the Founders, issued and outstanding immediately prior to the Closing, the following:
(A)    an amount of cash equal to Fifty Percent (50%) of the Per Share Consideration payable with respect to such share less such share’s Pro Rata Share of the sum of (i) the principal amount of the Founder Note plus (ii) the Founder Retained Amount; and

EXECUTION VERSION

(B)    a number of shares of Parent Common Stock equal to quotient obtained by dividing (i) Fifty Percent (50%) of the Per Share Consideration payable with respect to such share by (ii) the Trading Price.
(ii)    With respect to each Founder Ordinary Share issued and outstanding immediately prior to the Closing, and subject to the provisions of the Holdback Agreements, the following:
(A)    an amount of cash equal to Thirty Five Percent (35%) of the Per Share Consideration payable with respect to such share less such share’s Pro Rata Share of the sum of (i) the principal amount of the Founder Note plus (ii) the Founder Retained Amount;
(B)    a number of shares of Parent Common Stock equal to quotient obtained by dividing (i) Thirty Five Percent (35%) of the Per Share Consideration payable with respect to such share by (ii) the Trading Price; and
(C)    a number of shares of Parent Common Stock equal to quotient obtained by dividing (i) Thirty Percent (30%) of the Per Share Consideration payable with respect to such share by (ii) the Trading Price which shall be handled in accordance with the provisions of the Holdback Agreement (the “Founder Per Share Holdback Amount”).
(iii)    With respect to each Company Ordinary Share that is held by a Cash-Out Shareholder and that is issued and outstanding immediately prior to the Closing, an amount of cash equal to the Per Share Consideration less such Company Ordinary Share’s Pro Rata Share of the sum of (i) the principal amount of the Founder Note plus (ii) the Founder Retained Amount payable with respect to such share.
(iv)    With respect to each Vested Company Option, the amount set forth in Section 2.2(a);
(v)    With respect to each Vested Promised Option, the amount set forth in Section 2.2(c).
(vi)    No payment shall be made with respect to any Company Ordinary Shares held by the Company or dormant shares (minayot radumot) immediately prior to the Closing.
(c)    Calculation; No Fractional Shares. For purposes of calculating the amount of cash payable to each Company Shareholder in respect of such shareholder’s Company Shares pursuant to this Section 2.1(c), (i) all of the Company Shares held by each Company Shareholder shall be aggregated on a certificate-by-certificate basis and (ii) the amount of cash payable in respect of each such certificate shall be rounded to the nearest whole cent. No fraction of a share of Parent Common Stock will be issued by virtue of the Acquisition, but, in lieu thereof, each Company Shareholder that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.4(e) that are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the Trading Price.

EXECUTION VERSION

(d)    Payment of Adjusted Net Cash Amount.
(i)    in the event that the Adjusted Net Cash Amount is a positive amount, then, upon the terms and subject to the conditions set forth in this Agreement, Parent or Buyer shall cause the Paying Agent to (promptly following the Paying Agent’s receipt thereof), deliver to each holder of a Company Share issued and outstanding as of immediately prior to the Closing and to each holder of Vested Company Options and Vested Promised Options, an amount equal to the Per Share Net Cash Adjustment Consideration in respect of such Company Share, Vested Company Option or Vested Promised Option, as the case may be, in each case, less applicable Tax withholding, including any income or employment tax withholding required under the Code, the Israel Tax Ordinance or any provision of Tax Law.
(ii)    in the event that the Adjusted Net Cash Amount is a negative amount, resulting in the Total Consideration being lower than the Base Consideration, then the cash consideration payable to each holder of a Company Share issued and outstanding as of immediately prior to the Closing and to each holder of Vested Company Options and Vested Promised Options as set forth in Section 2.1(b)(i)(A), Section 2.1(b)(ii)(A), Section 2.1(b)(iii) , Section 2.1(b)(iv) and Section 2.1(b)(v) above shall be decreased, in respect of each such Company Share, Vested Company Option or Vested Promised Option by an amount equal to the value of the negative Per Share Net Cash Adjustment Consideration.
(e)    Repayment of Founder Note. If, following the Closing Date, all or any portion of the Founder Note is repaid to the holder of such Founder Note on or prior to the maturity date thereof, Parent shall pay, promptly after such repayment is made, the amount of such Founder Note plus accrued interest so repaid (net of any Taxes paid or deemed paid by Parent, Buyer or the Company thereon or in respect thereof, calculated using the highest corporate Tax rate applicable in the jurisdiction of the holder of the Founder Note), to the Paying Agent for the benefit of the Contributing Securityholders. For purposes of calculating the amount of cash payable to each Contributing Securityholder pursuant to this Section 2.1(e), such amount of the Founder Note so repaid (net of any Taxes paid or deemed paid by Parent, Buyer or the Company thereon or in respect thereof, calculated using the highest corporate Tax rate applicable in the jurisdiction of the holder of the Founder Note) shall be distributed to each Contributing Securityholder in accordance with such Contributing Securityholder’s Pro Rata Share. If any amount of the Founder Note remains unpaid on the maturity date, Parent shall cause the holder of such Founder Note to, assign and transfer the Founder Note to the Representative on behalf of the Contributing Securityholders.
(f)    Payment of Founder Retained Amount. If, upon the maturity date of the Founder Note, any principal amount of the Founder Note remains unpaid, Parent shall pay an amount from the Founder Retained Amount equal to such unpaid principal amount of the Founder Note to Netanel Davidi or to another Person designated in writing by the Representative on behalf of the Contributing Securityholders to be held on behalf of all of the Contributing Securityholders as compensation, net of all applicable employer Taxes and employee withholding Taxes. To the extent the principal amount of the Founder Note has been repaid upon the maturity date of the Founder Note, Parent shall pay an amount from the Founder Retained Amount equal to such repaid principal amount of the Founder Note (without interest thereon) to the Paying Agent for the benefit of the Contributing Securityholders. For purposes of calculating the amount of cash payable to each Contributing Securityholder pursuant to the second sentence of this Section 2.1(f), such amount of the Founder Retained Amount shall be distributed to each Contributing Securityholder in accordance with each such Contributing Securityholder’s Pro Rata Share. To the extent that the consideration payable or otherwise deliverable to any Person under Section 2.1(e) or this Section 2.1(f) is not reduced by such deductions or withholdings, such Person shall indemnify Parent and its affiliates (including the Company) for any Taxes imposed by any Taxing Authority.

EXECUTION VERSION

2.2    Treatment of Company Options and Company 102 Shares.
(a)    Vested Company Options.
(i)    No outstanding Vested Company Options shall be assumed by Parent or Buyer. At the Closing, each then outstanding and unexercised Vested Company Option shall, by virtue of the Acquisition, be terminated and the holder thereof shall be entitled to receive from Buyer (acting through the Company or the Paying Agent) an amount of cash equal to the Per Option Consideration, less (w) such Vested Company Option’s Pro Rata Share of the sum of (1) the principal amount of the Founder Note plus (2) the Founder Retained Amount, (x) applicable Tax withholding, including any income or employment tax withholding required under the Code, the Israel Tax Ordinance or any provision of Tax Law, (y) the amounts that Buyer is entitled to withhold to fund the Escrow Amount pursuant to Section 2.4(b), and (z) the amounts that Buyer is entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.4(c). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Company Option.
(ii)    Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, Parent shall deliver the Total Consideration payable in respect of any Company 102 Shares, Company 3(i) Options and Company 102 Options that are Vested Company Options to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the Israel Tax Authority received either by the Company or Buyer). The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the Israel Tax Authority received either by the Company or Buyer).
(b)    Unvested Company Options. No outstanding Unvested Company Option shall be assumed by Parent. The Company shall take all action necessary to cause each Unvested Company Option to be cancelled and extinguished without payment of any consideration as of immediately prior to the Closing.
(c)    Vested Promised Options. At the Closing, the holder of each Vested Promised Option shall, by virtue of the Acquisition, be entitled to receive from Buyer (acting through the Company or the Paying Agent) an amount of cash equal to the Per Option Consideration, less (w) such Vested Promised Option’s Pro Rata Share of the sum of (1) the principal amount of the Founder Note plus (2) the Founder Retained Amount, (x) applicable Tax withholding, including any income or employment tax withholding required under the Code, the Israel Tax Ordinance or any provision of Tax Law, (y) the amounts that Buyer is entitled to withhold to fund the Escrow Amount pursuant to Section 2.4(b), and (z) the amounts that Buyer is entitled to withhold to fund the Representative Expense Fund pursuant to Section 2.4(c). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Vested Promised Option.
(d)    Necessary Actions. Prior to the Closing, and subject to the prior review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.2 under the Company Stock Plans, all agreements evidencing Company Options and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that at the Closing the Company shall not have any

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outstanding equity interests other than Company Shares and Company Options outstanding as set forth in the Payment Spreadsheet.
2.3    Additional Parties.
(a)    Execution of Agreement by Additional Parties. To the extent applicable, promptly after the date of execution of this Agreement and for as long as this Agreement is not duly terminated or otherwise expires, the Company shall make Reasonable Best Efforts to obtain from all Non‑Executing Shareholders a counter signature on this Agreement under which each such Non‑Executing Shareholder becomes bound by and subject to the provisions of this Agreement as an Executing Shareholder. The Company agrees to communicate promptly to Parent any update to the Company’s efforts to obtain a counter signature on this Agreement from a Non-Executing Shareholder or any material communication with any Non-Executing Shareholder regarding the execution of this Agreement by such Non-Executing Shareholder. At any time on or before the Closing, the Company may amend Exhibit A, without the consent of the Executing Shareholders, to include as parties any Non-Executing Shareholders. Such Non-Executing Shareholders who executed a counterpart in accordance with the foregoing, shall be deemed to be “Selling Shareholders” for all purposes of this Agreement, and any Company Ordinary Shares or Preferred Shares owned by such shareholders shall be deemed to be “Company Shares.”
(b)    Bring-Along. By executing this Agreement, the Executing Shareholders, who collectively hold more than 90% (which exceeds the threshold of 75% required by Article 24 of the Articles of Association) of the issued and outstanding share capital of the Company, including holders of a majority of the Preferred Shares, have, and are deemed to have, accepted an offer by Buyer and/or Parent to purchase their Company Shares in accordance with the terms set forth in this Agreement and in accordance with Article 24 of the Articles of Association.
(i)    This Agreement shall be deemed, for the purpose of Article 24 of the Articles of Association and Section 341 of the Israeli Companies Law 1999 (the “Companies Law”) (“Section 341”), to constitute with respect to the Company (i) an offer by Buyer and/or Parent for the purchase of all issued and outstanding share capital of the Company which is conditioned upon the sale of all of the outstanding share capital of the Company and (ii) an acceptance of such offer by all Executing Shareholders.
(ii)    No later than three (3) Business Days following the date hereof, the Company shall have, in accordance with the Articles of Association and Section 341, provided a written notice on behalf of Buyer, Parent and the Executing Shareholders (the “Bring-Along Notice”) to each of the shareholders of the Company that is a Non-Executing Shareholder, setting forth the information required by the Articles of Association and offering such Non-Executing Shareholder to sell all Company Shares owned by it to Buyer pursuant to the terms and conditions of this Agreement and become an Executing Shareholder under this Agreement. Buyer and the Company shall fully coordinate any correspondence which concerns the Bring-Along Notice and any such correspondence including the Bring-Along Notice shall be subject to the prior written reasonable approval of Buyer. Buyer and the Company shall take such other actions appropriate in order to complete the transfer of all Company Shares in accordance with the Articles of Association and Section 341 of the Companies Law and pursuant to the terms and conditions of this Agreement, including the making of all filings and taking such other actions which are necessary or desirable to effectuate the Acquisition with respect to all of the Company Shares which are outstanding as of the Closing in compliance with the Articles of Association and the Companies Law. The Company shall register the transfer of all of the Company Shares held by all of its Non-Executing Shareholders in the Company's Register of Shareholders, to Buyer, and all share certificates held by Non-Executing Shareholders shall be deemed cancelled without any further action by any party pursuant to Article 24 of the Articles of Association,

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and the portion of the Total Consideration, if any, payable under this Agreement with respect to the Company Shares sold hereunder by such Non-Executing Shareholders in accordance with the Payment Spreadsheet shall be deposited at the Closing with the Paying Agent, as trustee (the “Trust Consideration”), in accordance with Article 24 of the Articles of Association, and shall be allocated by the Company among the Non-Executing Shareholders in accordance with the Payment Spreadsheet, provided, however that each Non-Executing Shareholder shall be entitled to receive its respective portion of the Total Consideration, if any, and the Paying Agent shall release such portion of the Total Consideration to such Non-Executing Shareholders only upon and subject to such Non-Executing Shareholder's delivering all relevant documents under Section 3.2 and any other document executed by the Executing Shareholders, including without limitation a counterpart signature page to this Agreement. The Company shall use its best efforts in order to (i) obtain execution of a counterpart signature page to this Agreement for the satisfaction and completion of the necessary procedures under Section 341 of the Companies Law and Article 24 of the Articles of Association, and (ii) obtain the execution of a share transfer deed in the form attached hereto as Exhibit B by all the Non-Executing Shareholders.
(iii)    For purposes of this Agreement, the term “Selling Shareholders” shall include all respective Non-Executing Shareholders and each such Non-Executing Shareholder shall be deemed to be subject to the terms and conditions of this Agreement.
2.4    Payment Procedures.
(a)    Closing Payment Fund. At the Closing or within one Business Day thereafter (such applicable date, the “Funding Time”), Parent shall deposit, or cause to be deposited, with I.B.I. Trusts Ltd. (the “Paying Agent”) (i) an amount in cash equal to the Aggregate Cash Consideration, less (but without duplication) (A) the Escrow Cash Amount and (B) the Representative Expense Amount, and (ii) the number of shares of Parent Common Stock equal to the Aggregate Stock Consideration, less (but without duplication) the Escrow Stock Amount (such deposited funds being referred to herein as the “Closing Payment Fund”). All cash funds held from time to time in the Closing Payment Fund shall be invested by the Paying Agent as directed by Buyer pending payment thereof by the Paying Agent to the Company Securityholders in accordance with the terms hereof; provided, however, that no gain or loss thereon or income or loss generated thereby shall affect the amounts payable by Parent and Buyer to Company Securityholders pursuant to this Article 2. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Closing Payment Fund and any amounts in excess of the amounts payable to Company Securityholders shall be payable to Parent or Buyer. All interest and other earnings from any investment of funds held from time to time in the Closing Payment Fund shall be the sole and exclusive property of Buyer, and no part of such interest or other earnings shall accrue to or for the benefit of any Company Securityholders. Promptly following the Closing, each Company Securityholder shall be entitled to receive (i) from the Paying Agent, by delivery of a check or by such other payment mechanism approved by the applicable Company Securityholder in its reasonable discretion, the cash constituting the portion of the Closing Payment Fund to which such Company Securityholder is entitled at Closing pursuant to Section 2.1 and Section 2.2, less any applicable Tax withholding, and (ii) subject to Section 2.4(d), the number of shares constituting the portion of the Closing Payment Fund to which such Company Securityholder is entitled at Closing pursuant to Section 2.1, less any applicable Tax withholding. For the avoidance of doubt, Parent may deliver the Aggregate Stock Consideration in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of the applicable Company Shareholder. Notwithstanding anything to the contrary set forth in this Section 2.4(a) or elsewhere in this Agreement, Parent or Buyer shall cause the Paying Agent or the Company, as the case may be, to deliver any consideration described in this Section 2.4(a) with respect to Company 102 Securities and Company 3(i) Options to the 102 Trustee to be held and released in accordance with the agreement with

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the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the Israel Tax Authority received either by the Company or Buyer, including the Interim Options Tax Ruling). The 102 Trustee shall be required to withhold any amounts required in accordance with the applicable Law (including, without limitation, the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the Israel Tax Authority received by either the Company or Buyer, including the Interim Options Tax Ruling).
(b)    Escrow Fund. Notwithstanding anything to the contrary set forth in this Agreement, Parent and Buyer shall be entitled to withhold (but without duplication) from the aggregate portion of the Total Consideration otherwise payable to Contributing Securityholders in the Acquisition pursuant to Section 2.1 and Section 2.2, such Contributing Securityholder’s Pro Rata Share of the Escrow Amount, as follows: (i) in the case of each Company Shareholder other than the Founders, 50% in shares of Parent Common Stock (having a value based on the Trading Price) and payable 50% in cash, (ii) with respect to each Founder, entirely in shares of Parent Common Stock (having a value based on the Trading Price) subject to a Holdback Agreement with such Founder, and (iii) with respect to each Vested Company Optionholder and Vested Promised Optionholder, payable entirely in cash. The Escrow Amount is to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement (other than the shares of Parent Common Stock subject to a Holdback Agreement described in clause (ii) above). At the Funding Time, Parent or Buyer shall deposit, or cause to be deposited, with the Escrow Agent (i) an amount in cash equal to the Escrow Cash Amount and (ii) an amount in Parent Common Stock equal to the Escrow Stock Amount. The Escrow Amount shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement, and in the case of the Founders, this Agreement, the Escrow Agreement and each such Founder’s Holdback Agreement.
(c)    Representative Expense Fund.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, Parent and Buyer shall be entitled to withhold (but without duplication) from the aggregate Total Consideration otherwise payable to the Contributing Securityholders in the Acquisition pursuant to Section 2.1 and Section 2.2 an amount of cash equal to the Representative Expense Amount. The Representative Expense Amount shall be withheld from each Contributing Securityholder based on such Contributing Securityholder’s Pro Rata Share, and each Contributing Securityholder shall be deemed to have contributed to the Representative Expense Fund such holder’s Pro Rata Share of the Representative Expense Amount, to be held by the Representative pursuant to this Agreement. As soon as practicable following the Closing, Parent or Buyer shall deposit, or cause to be deposited, with the Representative an amount in cash equal to the Representative Expense Amount (such funds being referred to herein as the “Representative Expense Fund”). The Representative shall hold the Representative Expense Fund as partial security for the reimbursement obligations of the Indemnifying Parties to the Representative under this Agreement in accordance with the terms and conditions set forth herein. The Representative Expense Fund (or any portion thereof) shall be distributed to the Representative or the Indemnifying Parties, as applicable, upon the terms and conditions set forth in this Agreement.
(d)    esentative Expense FuStock Holdback. At the Closing, Parent shall issue the aggregate Founder Per Share Holdback Amount to which each Founder is entitled pursuant to Section 2.1(b)(ii)(C). Such shares shall be issued in the name of Holdback Trustee for the benefit of the Founder (which, for the avoidance of doubt, may be issued in a book-entry or similar position through The Depository Trust

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& Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of such Founder) and shall be deposited with the Holdback Trustee who shall also serve as 104 Trustee to the extent 104H Ruling shall be obtained and delivered to the Parent in accordance with Section 8.5(d) below, and shall be subject to the terms and restrictions of such Founder’s Holdback Agreement and the Escrow Agreement, including with respect to their release and/or forfeiture. The aggregate Founder Per Share Holdback Amount shall include the Founder Holdback Indemnity Portion, which shall constitute part of the Escrow Fund, as partial security against the indemnification obligations of the Founders under this Agreement. No fraction of a share of Parent Common Stock will be issued by virtue of the Acquisition, but, in lieu thereof, each Founder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Founder pursuant to Section 2.1(b)(ii)(C)) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.4(f) which are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the Trading Price.
(e)    Shares of Parent Common Stock. In addition to any legends that may otherwise be required by the terms and conditions of the Shareholders Agreement, the certificates representing shares of Parent Common Stock issued by Parent to the Company Shareholders pursuant to Section 2.1 shall bear the following legend:
THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
(f)    Withholding Rights.
(i)    Parent, Buyer, the Paying Agent, the Escrow Agent and the 102 Trustee shall be entitled to deduct and withhold (but without duplication) from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts Buyer, the Paying Agent, the Escrow Agent and the 102 Trustee, as the case may be, determines are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Law in respect of Taxes, the Israeli Tax Ordinance, or under any other applicable Law, and to request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information at the maximum rate for such withholding. The aforesaid includes an entitlement to withhold taxes from any consideration payable to any Person with respect to the share of such Person in the Escrow Amount; in the event that Buyer or the Paying Agent is required to withhold taxes with respect to the Escrow Amount from any consideration Buyer or the Paying Agent makes to any Contributing Securityholder (unless the Israel Tax Authority approves, to the reasonable satisfaction of Parent and/or Buyer that the payment by Buyer to the Escrow Agent will not be subject to Israeli withholding tax), then such withholding will instead be deducted from the consideration that is otherwise payable to the relevant Contributing Securityholder at Closing in order to ensure that the funds actually being transferred to the

EXECUTION VERSION

Escrow Fund shall equal the Escrow Amount. Furthermore, in the event that Buyer or the Paying Agent is required to withhold taxes with respect to the Representative Expense Fund from any consideration Buyer or Paying Agent makes to any Contributing Securityholder, other than the Founders (unless the Israel Tax Authority approves, to the reasonable satisfaction of Parent and/or Buyer that the payment by Buyer to the Representative will not be subject to Israeli withholding tax), then such withholding will instead be deducted from the consideration that is paid to the relevant Contributing Securityholder at Closing, in order to ensure that the funds actually being transferred to the Representative Expense Fund shall equal the Representative Expense Amount. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(ii)    Notwithstanding the provisions of Section 2.4(f)(i) above, with respect to Israeli Tax, the Total Consideration payable to each of the Company Securityholders hereunder (excluding amounts held in the Escrow Fund under Section 2.4(b)), shall be paid to and retained by the Paying Agent for the benefit of each such Company Securityholder for a period of 180 days from Closing or an earlier date required in writing by a Company Securityholder (the “Withholding Drop Date”) (during which time neither Buyer nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Company Securityholder may obtain a certification or ruling (the “Qualified Withholding Certificate”) issued by the Israel Tax Authority, in form and substance reasonably acceptable to Buyer, (x) exempting Buyer from the duty to withhold Israeli Taxes with respect to such Company Securityholder, (y) determining the applicable rate of Israeli Tax to be withheld from such Company Securityholder or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Company Securityholder. In the event that no later than five (5) Business Days before the Withholding Drop Date, a Company Securityholder submits a Qualified Withholding Certificate, in form and substance reasonably acceptable to Buyer, the Paying Agent shall withhold and transfer to the Israel Tax Authority such amount in cash to be withheld from such Company Securityholder’s cash portion of the Total Consideration due from such Company Securityholder as specified in such Qualified Withholding Certificate calculated based on the Total Consideration (cash and stock), and shall deliver to such Company Securityholder only the balance of the Total Consideration due to such Company Securityholder that is not so withheld. If any Company Securityholder (A) does not provide the Paying Agent with a Qualified Withholding Certificate, in form and substance reasonably acceptable to Buyer, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release his/her/its portion of the Aggregate Consideration prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, in form and substance reasonably acceptable to Buyer, then the amount in cash to be withheld from such Company Securityholder’s cash portion of the Total Consideration shall be calculated based on the Total Consideration (cash and stock) according to the applicable withholding rate as reasonably determined by the Buyer, which amount shall be delivered to the Israel Tax Authority by the Paying Agent, and shall deliver to such Company Securityholder the balance of the Total Consideration due to such Company Securityholder that is not so withheld. In the event that Buyer, Parent or the Paying Agent receives a demand from the Israel Tax Authority to withhold any amount out of the Total Consideration payable to any of the Company Securityholders and transfer it to the Israel Tax Authority prior to the Withholding Drop Date, Buyer, Parent or the Paying Agent (1) shall notify such Company Securityholder of such matter promptly after receipt of such demand, and provide such Company Securityholder within reasonable time (but in no event less than twenty-one (21) days, unless otherwise explicitly required by the Israel Tax Authority or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the Israel Tax Authority, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by such Company Securityholder to Buyer, to Parent, or the

EXECUTION VERSION

Paying Agent, transfer to the Israel Tax Authority any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Company Securityholder.
(iii)    Notwithstanding Section 2.4(f)(i) above, any payments made to holders of Company Options or Company Shares issued upon the exercise of Company Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance, unless: (A) with respect to Israeli tax resident holders of Company Options and/or Company 102 Securities, the 102 Tax Ruling (or the Interim Options Ruling) shall have been obtained before the tenth (10th) day of the calendar month following the month during which the Closing occurs; (B) with respect to non-Israeli tax resident holders of Company Options or Company Shares issued upon the exercise of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel, such holders will provide Buyer, at least five (5) Business Days prior to any payment to them, with a validly executed declaration, in a form reasonably satisfactory to Buyer, regarding their non-Israeli tax residence and confirmation that they were granted such awards in consideration for work or services performed solely outside of Israel), such payments shall not be subject to any withholding or deduction of Israeli Tax and shall be made through the payroll processing service or system; or (C) with respect to non-Israeli tax resident holders of Company Ordinary Shares issued upon the exercise of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel, such holders will provide Buyer, at least five (5) Business Days prior to any payment thereof, with a valid approval or ruling issued by the applicable Governmental Authority regarding the withholding (or exemption from withholding) of Israeli Tax from the aggregate consideration payable to such holder, in a form satisfactory to Buyer in its sole discretion, then, such payments shall not be subject to any withholding, unless determined otherwise by the Israel Tax Authority in the 102 Tax Ruling or the Interim Options Ruling or deduction of Israeli Tax and shall be made in accordance with the provisions of such approval or ruling.

ARTICLE 3
THE CLOSING
3.1    The Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.1, Parent, Buyer and the Company Securityholders shall consummate the Acquisition at a closing (the “Closing”) to occur on a Business Day as soon as practicable, but in no event any sooner than three (3) Business Days or later than five (5) Business Days, following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions (if permitted hereunder) at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”
3.2    Closing Deliveries.  At, or prior to, the Closing, (a) each Company Shareholder shall deliver to Parent the original certificates or a declaration of lost share certificate in the form attached hereto as Exhibit C representing such Company Shareholder’s Company Shares, together with duly executed original share transfer deeds in the form attached hereto as Exhibit B, such that the Paying Agent shall have received in the aggregate certificates representing all outstanding Company Shares owned by all Company Shareholders, (b) the Company shall have delivered to Parent a copy of the share register of the Company evidencing the transfer and ownership of all of the Company Shares to Buyer as of the Closing Date, such share register to be certified by the Chief Executive Officer of the Company on behalf of the Company and validly executed share certificates reflecting the Company Shares purchased by Buyer pursuant to this

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Agreement, issued in the name of Buyer, and (c) subject to and in conjunction with the delivery of the foregoing share certificates and share register, Parent shall or shall cause Buyer to make the payments contemplated by Sections 2.1, 2.2 and 2.4.
3.3    Closing Conditions.
(a)    Conditions to Obligations of All Parties. The respective obligations of Parent, Buyer and the Company Securityholders to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:
(i)    Parent, Buyer and the Company shall have obtained all consents and approvals from all Governmental Authorities and submitted all requisite filings and made all requisite notifications with all Governmental Authorities, in each case that Parent reasonably determines to be necessary or appropriate in order to consummate the Acquisition and the other transactions contemplated by this Agreement.
(ii)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and that has the effect of making the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement.
(iii)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Acquisition or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition or any other transaction contemplated by this Agreement.
(iv)    The Paying Agent Interim Ruling shall have been issued by the Israel Tax Authority and shall be in full force and effect.
(b)    Additional Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(i)    Representations and Warranties.
(A)    Each of the representations and warranties of the Company set forth in this Agreement and the Related Agreements (x) shall have been true and correct as of the date of this Agreement (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date), and (y) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date); provided, however, that in any event of a breach of a representation or warranty, the condition set forth in this Section 3.3(b)(i)(A) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together shall result in a Company Material Adverse Effect.

EXECUTION VERSION

(B)    Each of the representations and warranties of each Company Shareholder set forth in this Agreement, the Related Agreements and in any certificates or other instruments delivered by such Company Shareholders hereunder or thereunder (x) shall have been true and correct as of the date of this Agreement, and (y) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).
(ii)    Covenants. Each of the Company and the Company Shareholders shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company or the Company Shareholders prior to or as of the Closing.
(iii)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(iv)    No Legal Proceedings or Claims. There shall be no legal action, suit, claim or proceeding of any kind or nature pending before any Governmental Authority (whether brought by a Governmental Authority or any other Person) or threatened by any Governmental Authority or any other Person against Parent, Buyer, the Company, the Company Shareholders or any of their respective properties or any of their respective directors or officers (in their capacities as such) that (A) arises out of and is concerning this Agreement, the Related Agreements, the Acquisition or any other transaction contemplated hereby, (B) seeks to prohibit the consummation of the Acquisition or any other transaction contemplated hereby, (C) seeks to impose limitations on the ability of Parent or Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement or any Related Agreement, (D) seeks to prohibit or impose any limitations on the ownership or operation by Parent or Buyer of all or any portion of businesses or assets of Parent, Buyer, the Company or any of their respective affiliates, or to compel Parent, Buyer or the Company to dispose of or hold separate any portion of the businesses or assets of Parent, Buyer, the Company or any of their respective affiliates, (E) seeks to impose limitations on the ability of Parent or Buyer effectively to exercise full rights of ownership of all Company Shares or the Company, or (F) otherwise would be reasonably expected to have a Company Material Adverse Effect.
(v)    No Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Acquisition any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of (A) prohibiting Parent or Buyer’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (B) compelling Buyer, Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, Buyer, the Company or any of their respective Subsidiaries, in either case in connection with the Acquisition or any other transaction contemplated by this Agreement.
(vi)    Vested Company Options. Each Vested Company Option shall be terminated or cancelled by the Company, subject to the right of the holder(s) of Vested Company Options to receive payment for such Vested Company Options in accordance with Section 2.2(a).
(vii)    Termination of Non-Continuing Employees. Each of the Non-Continuing Employees shall have received a notice of termination.
(viii)    Founders’ Repurchase Agreements. Parent and Buyer shall have received evidence of termination of each of the Founders’ Repurchase Agreements, each dated September 24, 2012.

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(ix)    Employment Agreements; Employee Retention.
(A)    Key Employees. As of the Closing Date, all of the Key Employee Employment Agreements entered into concurrently in connection with delivery of this Agreement shall be in full force and effect, and no Key Employee shall have terminated, rescinded or repudiated his or her Key Employee Employment Agreement or notified Parent, Buyer or the Company of such person’s intention of leaving the employ of Parent, Buyer or its Subsidiaries following the Closing.
(B)    Other Employees. At least eighty percent (80%) (the “Required Employee Percentage”) of the Company Employees (disregarding the Key Employees) that have received offers of employment from Parent or any of its Subsidiaries and who are, as of the date hereof, Employees of the Company (and not any of its Subsidiaries), pursuant to the terms of Section 8.19 shall, as of the Closing, have executed a Continuing Employee Employment Agreement; provided, however, that in the event that all other conditions set forth in Section 3.3(b) have been satisfied, the Required Employee Percentage shall be sixty percent (60%).
(x)    Non-Competition Agreements. The Non-Competition Agreements executed and delivered on the date of this Agreement by each Founder shall be in full force and effect as of the Closing, and no breaches, disputes or informal or formal repudiations by any Founder of his or her Non-Competition Agreement shall have occurred or be imminent or threatened.
(xi)    Resignation and Release Letters of Officers and Directors. Parent and Buyer shall have received a Director and Officer Resignation and Release Letter, in substantially the form attached hereto as Exhibit H-1 (in the case of U.S. directors and officers) or Exhibit H-2 (in the case of Israeli directors and officers) (as applicable, a “Director and Officer Resignation and Release Letter”), effective as of and conditional upon the Closing, of each officer and director of the Company and its Subsidiaries.
(xii)    Holdback Agreements. Each of the Holdback Agreements with the Founders that were executed and delivered on the date of this Agreement shall be in full force and effect as of the Closing, and shall not have been terminated.
(xiii)    Legal Opinion. Parent shall have received a legal opinion of Meitar Liquornik Geva Leshem Tal, Law Offices, counsel to the Company, in substantially the form attached hereto as Exhibit G.
(xiv)    Payment Spreadsheet. Parent and Buyer shall have received the Payment Spreadsheet.
(xv)    Adjusted Net Cash Amount Certificate. Not less than one (1) Business Day prior to the Closing Date, Parent and Buyer shall have received from the Company the final Adjusted Net Cash Amount Certificate pursuant to Section 8.16.
(xvi)    Current Accounts Receivable Certificate. Not less than one (1) Business Day prior to the Closing Date, Parent and Buyer shall have received from the Company the final Current Accounts Receivable Certificate pursuant to Section 8.17.
(xvii)    Statement of Transaction Expenses. Parent and Buyer shall have received the Statement of Transaction Expenses.

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(xviii)    Additional Written Agreements. The Company and each of the counterparties thereto shall have executed and delivered those agreement listed on Schedule 8.8 hereto, each of which shall not have been repudiated and shall be in full force and effect at the Closing.
(xix)    Modification of Agreements. The Company shall have (i) modified those agreements listed on Schedule 8.4 hereto in the manner set forth on Schedule 8.4 hereto effective as of and contingent upon the Closing so that the required modifications are in effect upon and after the Closing, and (ii) delivered to Parent and Buyer documentation reasonably satisfactory to Parent and Buyer evidencing the Company’s full compliance with Section 8.4.
(xx)    Termination of Agreements. The Company shall have (i) terminated each of those agreements listed on Schedule 8.5(b) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect, and (ii) delivered to Parent and Buyer documentation reasonably satisfactory to Parent and Buyer evidencing the Company’s full compliance with Section 8.5(a) and Section 8.5(b).
(xxi)    Consents. The Company shall have received the Consents pursuant to Section 8.6, each of which shall not have been repudiated and shall be in full force and effect at the Closing;
(xxii)    Notices for Agreements. The Company shall have sent the notices set forth on Schedule 8.7 hereto.
(xxiii)    Financial Statements. Parent and Buyer shall have received the following:
(A)    audited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2012, and for the twelve-month period ended December 31, 2012, which have been prepared in accordance with GAAP applied on a consistent basis;
(B)    audited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2013, and for the twelve-month period ended December 31, 2013, which have been prepared in accordance with GAAP applied on a consistent basis;
(C)    unaudited consolidated statements of income for the twelve-month period ended June 30, 2013, which have been prepared in accordance with GAAP (except that such unaudited financial statements do not contain footnotes) applied on a consistent basis with the audited financial statements;
(D)    unaudited consolidated balance sheet and unaudited consolidated statements of income as of and for the six-month period ended December 31, 2013, which have been prepared in accordance with GAAP (except that such unaudited financial statements do not contain footnotes) applied on a consistent basis with the audited financial statements;
(E)    unaudited taxable entity’s respective local currency and U.S. dollar, balance sheet and statements of income, trial balance for the twelve-month period ended December 31, 2013 which have been prepared in accordance with GAAP (except that such unaudited financial statement do not contain footnotes) applied on a consistent basis with the audited financial statements;

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(F)    unaudited consolidated balance sheet of the Company as of a date that is between three (3) to five (5) Business Days prior to the Closing Date and consolidated statements of income and changes in shareholders’ equity as of and for a date that is between three (3) to five (5) Business Days prior to the Closing Date, prepared in accordance with GAAP (except that such unaudited financial statements do not contain footnotes) applied on a consistent basis with the audited financial statements; and
(G)    unaudited taxable entity’s respective local currency and U.S. dollar, balance sheet and statements of income, trial balance for the period from January 1, 2014 to a date that is between three (3) to five (5) Business Days prior to the Closing Date, prepared in accordance with GAAP (except that such unaudited financial statement do not contain footnotes) applied on a consistent basis with the audited financial statements.
(xxiv)    Closing Certificates. Parent shall have received the following:
(A)    a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date and in the form of Exhibit E-1 attached hereto, certifying as to the matters set forth in Sections 3.3(b)(i) – (iv) (other than Section 3.3(b)(i)(B));
(B)    a certificate from each Company Shareholder dated as of the Closing Date and in the form of Exhibit E-2 attached hereto certifying as to the matters set forth in Section 3.3(b)(i)(B) and Section 3.3(b)(ii) in respect of such Company Shareholder;
(C)    a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date and in form of Exhibit F attached hereto, certifying (1) the Company Organizational Documents, (2) the resolutions adopted by the Board of Directors of the Company authorizing this Agreement, the Acquisition and the other transactions contemplated hereby, and (3) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, copies of which actions shall be attached to such certificate;
(D)    a certificate from the Registrar of Companies of the State of Israel (the “Companies Registrar”) and each other state or other U.S. or non-U.S. jurisdiction in which the Company and any Subsidiary thereof is qualified to do business as a foreign corporation (or the closest equivalent thereof in the event that any jurisdiction does not provide such certificates), each such certificate dated within three (3) Business Days prior to the Closing Date, certifying that the Company or its Subsidiary (as applicable) is duly qualified to transact business and/or is in good standing (as applicable in each such jurisdiction) and that all applicable state franchise taxes or fees of the Company through and including the date of the certificate have been paid; and
(E)    a certificate of the Chief Executive Officer of the Company, in dated within two (2) Business Days prior to the Closing Date in the form of Exhibit D attached hereto, (i) attaching the Payment Spreadsheet and certifying the same as true, correct and complete and (ii) attaching the Statement of Transaction Expenses and certifying the same as true, correct and complete.
(xxv)    Founder Note. The Founder Note shall have been issued by Netanel Davidi in favor of the Company.
(c)    Encryption Permit. The Company shall obtain prior to the Closing any required export permit from the Israeli Ministry of Defense, which will allow the Company to export the knowledge

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and the technology underlying the Company’s encryption means to Parent and Buyer, including pursuant to the Acquisition, in a form acceptable to Parent and Buyer, all as required under the applicable permits the Company received from the Israeli Ministry of Defense and under any Israeli laws and regulations.
(d)    Additional Conditions to Obligations of the Company and the Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(i)    Representations and Warranties. Each of the representations and warranties of Parent and Buyer set forth in this Agreement (A) shall have been true and correct as of the date of this Agreement (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date) and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters as of a specified date, which shall be true and correct as of such date) provided, however, that in any event of a breach of a representation or warranty, the condition set forth in this Section 3.3(d)(i) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Parent Material Adverse Effect.
(ii)    Covenants. Parent and Buyer shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by Buyer prior to or as of the Closing.
(iii)    Escrow Agreement and Paying Agent Agreement. Buyer, Parent, the Escrow Agent and the Paying Agent, as applicable, shall have executed and delivered the Escrow Agreement and Paying Agent Agreement.
(iv)    Shareholders Agreement. Parent shall have executed and delivered the Shareholders Agreement.
(v)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(vi)    Founder Note. The Founder Note shall have been issued by Netanel Davidi in favor of the Company.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to any exceptions that are expressly set forth in the disclosure schedule delivered by the Company to Parent and Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 4 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 4, and (B) any other representations and warranties set forth in this Article 4 if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), the Company hereby represents and warrants to

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Parent and Buyer as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date), as follows:
4.1    Organization and Good Standing.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has full corporate power and authority to conduct its business as currently conducted and as proposed to be conducted by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.
(b)    Prior to the date of this Agreement, the Company has made available to Parent complete and accurate copies of the Company’s certificate of incorporation and Articles of Association of, each as amended and currently in effect (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of its Company Organizational Documents. The operations now being conducted by the Company are not (and have never been) conducted under any other name.
(c)    Section 4.1(c) of the Disclosure Schedule contains a complete and accurate list of the directors and officers of the Company and each Subsidiary as of the date hereof.
4.2    Authority and Enforceability.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreement to which it is a party, the Escrow Agreement and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has unanimously approved this Agreement, the Escrow Agreement, the Acquisition and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Company or the Company Shareholders are necessary to authorize this Agreement, the Escrow Agreement or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. None of such actions by the Board of Directors of the Company have been amended, rescinded or modified. This Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Buyer and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
(b)    The Company has received (and delivered to Buyer) correct and complete copies of the Shareholder Consent approving the Company’s adoption of this Agreement upon the terms and subject to the conditions set forth in this Agreement. The Shareholder Consent was delivered by the holders of at

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least a majority of the outstanding Company Shares voting as a single class and on an as-converted to Company Ordinary Shares basis. The Shareholder Consent is the only approval of the Company Shareholders (in their capacity as such) necessary for the Company to adopt this Agreement, and no further vote or approval on the part of any Company Shareholders (in their capacity as such) will be required for the Company to approve or adopt this Agreement, the Escrow Agreement and each certificate and other instrument required hereby to be executed and delivered by the Company.
4.3    Governmental Filings and Consents.
(a)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Company, any of its Subsidiaries or any Company Shareholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for (i) consents or filings Parent or Buyer is required to make, (ii) consents or filings that have been previously obtained or made, (iii) any filings with the Israeli Companies Registrar, which will be made following the Closing, and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company and would not prevent, materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.
(b)    No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any Company Shares or other Company Securities, this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement.
4.4    No Conflicts.  The execution and delivery of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement, the Escrow Agreement and each certificate or other instrument required to be executed and delivered by the Company pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not (a) conflict with or violate the Company Organizational Documents, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any Contract, Permit, Lien or other interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (c) result in the creation or imposition of any Lien upon any assets of the Company or the Company shares, or (d) violate any Law applicable to the Company or any Company Shareholder or any of their respective properties or assets.
4.5    Capitalization.
(a)    The authorized capital stock of the Company is NIS 1,193,592 and, as of the date hereof, consists of an aggregate of 11,935,920 Company Shares par value NIS 0.1 each, consisting of (i) an aggregate of 8,789,446 Company Ordinary Shares, of which 2,689,225 are issued and outstanding, and 954,500 are held by the Company and considered dormant shares (minayot radumot) (as this term is defined under the Companies Law) and no other shares were held in treasury by the Company or by Subsidiaries of the Company; (ii) an aggregate of 1,100,200 Series A Preferred Shares all of which are issued and outstanding, and (iii) an aggregate of 2,046,276 Series B Preferred Shares all of which are issued and outstanding. As of the date hereof, the Company has reserved an aggregate of 654,920 Company Ordinary Shares for issuance

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under the Company Stock Plans, and an aggregate of 460,201 Company Ordinary Shares are issuable upon the exercise of Company Options outstanding as of the date hereof.
(b)    All of the issued and outstanding Company Shares and other Company Securities have been offered, issued and sold by the Company in compliance with all Israeli, U.S. federal and applicable U.S. state securities Laws. There are no Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company Shares or Company Securities is authorized or outstanding. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any Company Securities or any subscription, warrant, option, convertible security or other right or to issue or distribute to holders of any Company Securities any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any Company Shares or Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the Company Shares. There are no irrevocable proxies and no voting agreements with respect to the Company Shares or any other equity or voting interest in the Company.
(c)    All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights, call right, rights of first refusal or similar rights other than as set forth in the Company Organizational Documents and (ii) are held of record and, to the Company’s Knowledge, beneficially, by the Company Shareholders set forth on Exhibit A. After the Closing, Buyer will own legally, beneficially and of record all of the issued and outstanding Company Shares. Exhibit A contains a complete and accurate list of all of the Company Shareholders, setting forth the Company Shares held by each Company Shareholder.
(d)    Section 4.5(d) of the Disclosure Schedule contains a complete and accurate list of all persons who, at the close of business on the date of this Agreement, hold Company Options, indicating, with respect to each Company Option, the number of Company Ordinary Shares issuable upon the exercise of such Company Option, the date on which a Company Option granted pursuant to Section 102(b)(2) of the Israel Tax Ordinance was deposited with the 102 Trustee, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will be accelerated by the consummation of the Acquisition and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition or by termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition and a description whether granted as an Incentive Stock Option or a Non-Qualified Incentive Stock Option, or under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to Company Options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route. All Company Options issued to individuals in the United States have been granted or issued at an exercise price equal to the fair market value of the underlying Company Ordinary Shares, as determined by the Board of Directors of the Company at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code. Complete and accurate copies of each Company Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the Company Ordinary Shares

EXECUTION VERSION

purchased under such plan) have been made available to Parent, and such plans and Contracts have not been amended, modified or supplemented since being made available to Parent, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those made available to Parent. All Company Options granted pursuant to Section 102 of the Israel Tax Ordinance comply in full with the requirements of Section 102 and the rules and regulations promulgated and qualify for treatment under the capital gain route thereunder, and were duly and timely deposited in accordance with the provisions of Section 102 of the Israel Tax Ordinance with the 102 Trustee and no Action has been threatened against the Company (nor is the Company aware of a reasonable basis for an Action against the Company) with respect to the failure of the Company to comply with such requirements.
(e)    Each Preferred Share is convertible into one (1) Company Ordinary Share. The consideration for which each Company Share and each Company Security will be exchanged pursuant to this Agreement, the allocation of the Total Consideration pursuant to the Payment Spreadsheet and the reduction of the amounts payable to the Company Securityholders at Closing by the Escrow Fund and the Representative Expense Fund, in each case, conforms to the terms of the Company Organizational Documents, and no Company Shareholder, holder of Company Securities or other Person shall be entitled to receive any different or additional amount in connection with the Acquisition in order for all Company Shares and Company Securities to be transferred to Buyer pursuant to this Agreement other than as provided herein. No dividends have ever been declared or paid on the Company Shares. The Original Issue Price for each Company Share is as set forth in the Articles of Association and has not been adjusted. The Company has never redeemed any Company Shares and has not paid any amounts to the holders of Company Shares pursuant to Section 21 of the Articles of Association.
(f)    There are no Unvested Company Shares outstanding.
4.6    Subsidiaries.
(a)    Section 4.6(a) of the Disclosure Schedule contains a complete and accurate list of each Subsidiary of the Company, each of which is wholly owned by the Company. Except for the Subsidiaries of the Company set forth in Section 4.6(a) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.
(b)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as currently conducted and as proposed to be conducted by it. Each Subsidiary of the Company is duly qualified to do business and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect. All of the outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any liens, and none of such outstanding equity interests has been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal.
(c)    Prior to the date of this Agreement, the Company has made available to Parent complete and accurate copies of the organizational documents of each Subsidiary of the Company, each as amended and currently in effect. The organizational documents of each Subsidiary of the Company are in

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full force and effect, and no Subsidiary of the Company is in material violation of any provision of its organizational documents.
(d)    Section 4.6(d) of the Disclosure Schedule contains a complete and accurate list of the directors and officers of each Subsidiary of the Company as of the date hereof.
4.7    Financial Statements.
(a)    Section 4.7(a) of the Disclosure Schedule contains a complete and accurate copy of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2011 and for the twelve-month period ended December 31, 2011, (ii) the audited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2012 and for the twelve-month period ended December 31, 2012, and (iii) the unaudited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2013 and for the twelve-month period ended December 31, 2013 (the “Balance Sheet”). The Financial Statements (A) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (B) have been prepared in accordance with GAAP (except that such unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other except that may be indicated in the notes thereto, (C) fairly present, in all material respects, the consolidated financial condition of the Company as of the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject to, in the case of the unaudited Financial Statements, normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (D) are complete and accurate in all material respects.
(b)    The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).
(c)    The Company has in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company nor its officers has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.
4.8    Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, or on- or off-balance sheet (in each case whether or not such item would be required to be reflected on a balance sheet in accordance with GAAP), except for those that (i) have been reflected in the Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practice since the date of the Balance Sheet and prior to the date hereof, or (iii) have arisen since the date hereof and do not arise from a violation of Section 7.1 or Section 7.2 hereof.

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4.9    Absence of Changes.  Since the date of the Balance Sheet through the date hereof, (i) no Company Material Adverse Effect has occurred, and (ii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 7.1 or 7.2 if proposed to be taken after the date hereof.
4.10    Taxes.
(a)    The Company and its Subsidiaries have filed in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) with the appropriate Taxing Authority all Tax Returns they were required to file. All such Tax Returns were complete and accurate in all material respects and have been completed in accordance with applicable Law.
(b)    The Company and its Subsidiaries have (i) paid all Taxes they were required to pay, and (ii) paid or withheld with respect to their employees and other third parties (and paid over any withheld amounts to the appropriate Taxing Authority) all Taxes required to be paid or withheld, whether or not such payments are in connection with any Tax Return.
(c)    Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No power of attorney that is currently in force has been granted by or with respect to the Company or any of its Subsidiaries in connection with any matter relating to Taxes.
(d)    No audit or other examination of or proceeding with respect to any Tax Return of the Company or its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit, examination or proceeding. No adjustment relating to any Tax Return filed by the Company or its Subsidiaries has been proposed by any Taxing Authority to the Company, any of its Subsidiaries or any representative thereof. No claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.
(e)    The Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, with any Taxing Authority, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable, which is still in force.
(f)    Other than the Company’s election regarding the Section 102 capital gain track, the Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns with a Taxing Authority that has effect for any period ending after the Closing Date.
(g)    All material books and records which the Company or its Subsidiaries are required to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in all material respects in accordance with all applicable requirements and are available for inspection at the premises of the Company.

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(h)    The Company has never been at any time a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Appreciation and Purchase) 1963.
(i)    Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes as of the date of the Balance Sheet (taking into account valid extensions) that were required to, but that had not been, accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.
(j)    The Company has made available to Parent copies of all Tax Returns, Tax opinions and legal memoranda, audit reports, letter rulings and similar documents for the Company and its Subsidiaries for all periods since its inception, including any Tax ruling obtained from any Israel Tax Authority.
(k)    There are (and immediately following the Closing there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable.
(l)    Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return or a Tax Return under similar state, local or non-U.S. Tax laws (other than a group the common parent of which was Company), (b) ever been a party to any written Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount pursuant to such an agreement, (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, U.S. or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes.
(m)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(n)    No Subsidiary of the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. The Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code (or any similar provision of state, U.S. or non-U.S. Tax Law) and neither the Company nor any of its Subsidiaries has been or is a stockholder of a controlled foreign corporation. The Company is not a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state, U.S. or non-U.S. Tax law) and neither the Company nor any of its Subsidiaries has been or is a stockholder of a passive foreign investment company.
(o)    Neither the Company or any of its Subsidiaries has participated in a reportable transaction under Treas. Reg. § 1.6011-4(b), or section 131(g) of the Israel Tax Ordinance and the Israel Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service or the Israel Tax Authority has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2) or the Israel Income Tax Regulations (Planning Requiring Reporting) 2006.
(p)    The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each,

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a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Copies of any documents relating to any such Tax Incentives have been made available to Parent.
(q)    Neither the Company nor any of its Subsidiaries has received notice from any Taxing Authority that either the Company or any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a resident of or having a permanent or fixed establishment, branch, residence or other taxable presence, other place of business or a source of income in that country. Neither the Company nor any of its Subsidiaries has received notice from any Taxing Authority that either the Company or any of its Subsidiaries is liable for any Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.
(r)    The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. To the Knowledge of the Company, the prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and section 85A of the Israeli Tax Ordinance.
(s)    To the Knowledge of the Company, there has been no indication from any Israel Tax authority that the consummation of the Acquisition would adversely affect the Company’s ability to set off for Israeli Tax purposes in the future any and all losses accumulated by the Company as of the Closing Date.
(t)    There is no deferred gain or loss allocable to the Company or any of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any comparable provision of state, local or non-U.S. Tax Law. Neither the Company nor any of its Subsidiaries has engaged in a transaction that is subject to the dual consolidated loss rule of Section 1503(d) of the Code.
(u)    Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (a) change in method of accounting made on or prior to the Closing, (b) closing agreement under Section 7121 of the Code executed on or prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable Law), (d) installment sale or open transaction disposition consummated on or prior to the Closing or (e) prepaid amount received on or prior to the Closing.
(v)    There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee or any former Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. No payment or benefit which has been, will be or may be made with respect to any Employee and/or former Employee that will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Employee and/or any former

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Employee for excise Taxes paid pursuant to Section 4999 of the Code. Section 4.10(v) of the Disclosure Schedule contains a complete and accurate list of all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
(w)    The Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance, in all material respects, with Section 409A of the Code. No stock option or other right to acquire Company Shares or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (determined in a manner consistent with Section 409A of the Code), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.
(x)    Section 4.10(x) of the Disclosure Schedule contains a complete and accurate list of each material tax or other incentive granted to or enjoyed by the Company and its Subsidiaries under the laws of the State of Israel or any other jurisdictions including, without limitation, grants, incentives, exemptions, tax reliefs and subsidies from (i) the Investment Center of the Israeli Ministry of Economy (formerly known as Ministry of Industry, Trade & Labor), (ii) the Office of Chief Scientist of the Israeli Ministry of Economy, (iii) the BIRD Foundation and any other similar governmental or government-related entity, and (iv) the Fund for the Encouragement of Marketing (the “Grants”). Section 4.10(x) of the Disclosure Schedule details all material undertakings of the Company given in connection with the Grants. Section 4.10(x) of the Disclosure Schedule includes all Preferred and Beneficial Enterprise filings and/or Approved Enterprise approvals of the Company under the Israel Law for the Encouragement of Capital Investment, 1959.
(y)    The Company and its Subsidiaries have complied, in all material respects, with all Laws to be entitled to claim all Grants. Without limiting the generality of the above, Section 4.10(y) of the Disclosure Schedule includes the aggregate amounts of each Grant. The Company is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grants and/or tax incentives. The Company is in compliance, in all material respects, with the terms and conditions of the Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. To the Company’s Knowledge, consummation of the Acquisition shall not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed benefit, and no consent or approval of any Governmental Authority is required, prior to the consummation of the Acquisition, in order to preserve the entitlement of the Company or its Subsidiaries to any such benefit. The Company is not aware of any event or other set of circumstances that might lead to the revocation or material modification of any of the Grant other than such circumstances applicable by Law or by the terms of such Grants other than such circumstances applicable by Law or by the terms of such Grants.
(z)    Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

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(aa)    In relation to goods and services tax or value added or other similar Tax, the Company and each of its Subsidiaries:
(i)    Has been duly registered and are taxable persons;
(ii)    Has complied, in all material respects, with all statutory requirements, orders, provisions, directives or conditions;
(iii)    Has not been required by the relevant authorities of customs and excise to give security;
(iv)    Has collected and timely remitted to the relevant Taxing Authority all output value added tax which they were required to collect and remit under any applicable law; and
(v)    Has not received a refund for input value added tax for which they are not entitled under any applicable Law.
4.11    Property.
(a)    Neither the Company nor any of its Subsidiaries currently owns or has ever owned any real property.
(b)    Section 4.11(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Leased Premises”), the name of the lessor, the date and term of the Real Property Lease and each amendment thereto, the size of the Leased Premises and the aggregate annual rental payable thereunder. The Company has made available to Parent complete and accurate copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Real Property Leases do not contain any provisions resulting in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Real Property Leases as result of the transactions contemplated under this Agreement. The Real Property Leases are each in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries, and neither the Company nor any of its Subsidiaries are in breach of or default under, nor have they received written notice of any breach of or default under, any Real Property Lease and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company, any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company or one of its Subsidiaries currently occupies all of the Leased Premises for the operation of its business, and there is no other person or entity with a right to occupy the Leased Premises. The Leased Premises and the personal tangible property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

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(c)    The Company and each of its Subsidiaries has good and marketable title to, or in the case of leases of properties and assets, a valid leasehold interest in, all tangible properties and tangible assets that are used by the Company to conduct all of the businesses and operations of the Company and its Subsidiaries as currently conducted, including all properties and assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet, and none of such properties or assets is subject to any Lien.
4.12    Intellectual Property.
(a)    Registered Intellectual Property; Proceedings. Section 4.12(a) of the Disclosure Schedule contains a complete and accurate list of (i) all Company Registered Intellectual Property (including the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier) and (ii) any proceedings or actions before any court, tribunal, or Governmental Authority in which any of the Company Registered Intellectual Property is involved.
(b)    Registration. Each item of Company Registered Intellectual Property is to the Knowledge of the Company, valid, subsisting and in full force and effect (except with respect to applications). All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States, Israel and other jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed any “small business status” in the application for or registration of any Company Registered Intellectual Property, nor any other status that, to the Knowledge of the Company, would not be applicable to Buyer, the Company, or any such Subsidiary of the Company. To the Knowledge of the Company, there exist no materials, information, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property that is not an application invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.
(c)    Further Actions. There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.
(d)    Assignments and Recordation. In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any Intellectual Property or Intellectual Property Rights for the Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, has obtained, to the fullest extent permissible under any applicable Law, a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be.
(e)    Transferability and Export. All Company Intellectual Property will be fully transferable, alienable or licensable by the Company, a Subsidiary of the Company and/or Buyer without

EXECUTION VERSION

restriction and without payment of any kind to any third party. Other than as set forth on Section 4.12(e) of the Disclosure Schedule, all Company Intellectual Property may be exported or transferred out of Israel without restriction and without payment of any kind to any third party or Governmental Authority.
(f)    Absence of Liens. Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens. The Company or a Subsidiary of the Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of any Company Intellectual Property and to collect any damages or other amounts payable by such third party to the Company or a Subsidiary of the Company as a result thereof.
(g)    Transfer. Neither the Company nor any of its Subsidiaries has (i) assigned or otherwise transferred full or partial ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii)to the Knowledge of the Company permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property Rights that are or were Company Intellectual Property to lapse or enter into the public domain.
(h)    OCS. None of the Company Products (including any products or services under development), or any Intellectual Property under development by Company, directly or indirectly, is based upon, uses or incorporates any Intellectual Property or Intellectual Property Rights that were developed using funding provided by the Office of the Chief Scientist of the Israeli Ministry of Economy (formerly referred to as the Ministry of Industry, Trade & Labor, (“OCS”), nor does the OCS or any other Governmental Authority have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company Intellectual Property or Company Products. Without limiting the generality of the foregoing, each item of Company Intellectual Property is and will be freely transferable, conveyable and/or assignable by the Company and/or a Subsidiary of the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the OCS or any other Governmental Authority.
(i)    Licenses-In. Section 4.12(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Intellectual Property or Intellectual Property Rights (“In-Licenses”), other than (i) licenses for Shrink-Wrapped Code not distributed by the Company, (ii) licenses of Open Source as set forth in Section 4.12(s) of the Disclosure Schedule and (iii) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice.
(j)    Licenses-Out. Section 4.12(j) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted or provided any third party any rights or licenses to any Company Intellectual Property and/or Company Products (including rights to use, distribute or resell any Company Products) or has agreed to or is required to provide or perform any services related to any Company Product (“Out-Licenses”, together with the In-Licenses, the “IP Contracts”) other than (i) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice, and (ii) Contracts for the sale, license, support or service of Company Products in the ordinary course of business consistent with past practice pursuant to substantially and materially its standard customer Contract, the form of which has been made available to Buyer.
(k)    No Default/No Conflict. All IP Contracts, other than those that have expired or terminated in accordance with their terms prior to the date hereof, are in full force and effect, and enforceable

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in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles. The consummation of the transactions contemplated by this Agreement shall neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, all IP Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to all IP Contracts are in compliance with, and have not materially breached any term of, such IP Contracts. Following the Closing Date, the Company and its Subsidiaries shall be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all IP Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
(l)    No Infringement. The operation of the business of the Company and its Subsidiaries as it is currently conducted by the Company and its Subsidiaries or, with respect to all Company Products, as it is currently and is currently contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate and shall not infringe or misappropriate when conducted by Buyer, the Company and/or such Subsidiaries of the Company following the Closing (when conducted in substantially the same manner as conducted prior to the Closing), any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property or Intellectual Property Rights that have been licensed to the Company or any of its Subsidiaries.
(m)    Notice. Neither the Company nor any of its Subsidiaries has received written notice, or, to the Knowledge of the Company, any other notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
(n)    No Third Party Infringement. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property.
(o)    Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of Law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Buyer, any of its Subsidiaries or the Company or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Buyer, any of its Subsidiaries or the Company or any of its Subsidiaries, being bound by, or subject to, any non-compete, exclusivity provision, or other material restriction on the operation or scope of their respective businesses, or (iii) Buyer, any of its Subsidiaries or the Company or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is a party to, subject to, or bound by any Contract that would

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give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the licensing of any Company Intellectual Property.
(p)    Confidentiality and Invention Assignment. Each of the Company and its Subsidiaries has taken reasonable measures to protect its Confidential Information and Trade Secret Rights and the Confidential Information and Trade Secret Rights of any third party provided to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has, and enforces, a policy requiring each current and former Employee (including the Founders) and each current and former Contractor involved in the creation of Intellectual Property or Intellectual Property Rights for the Company or any of its Subsidiaries to execute a proprietary information, confidentiality and invention assignment Contract in the form(s) made available to Parent and/or Buyer (each a “Proprietary Information Agreement”), and all current and former Employees and all current and former Contractors of the Company and its Subsidiaries at any time involved in the creation of Intellectual Property Rights for the Company or its Subsidiaries have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property and Intellectual Property Rights are owned exclusively by the Company or its Subsidiaries. The Company has not received any written claims of third parties (including current and former Employees or current and former Contractors or their current or former employers) and, to the Knowledge of the Company, there are no other claims alleging ownership of any Company Intellectual Property. All amounts payable by the Company or its Subsidiaries to all Persons involved in the research, development, conception or reduction to practice of any of the Company’s or any Subsidiary’s Intellectual Property or Intellectual Property Rights have been paid in full, and all current and former Employees and all current and former Contractors have expressly and irrevocably waived, to the fullest extent permissible under applicable Law, the right to receive additional compensation for such Intellectual Property or Intellectual Property Rights, including without limitation, any right to receive compensation in connection with "Service Inventions” under Section 134 of the Israeli Patent Law-1967 or any other similar provision under any applicable Law of any applicable jurisdiction. All such Persons who have contributed to the creation, invention, modification or improvement of any Company Intellectual Property, in whole or in part, have explicitly waived any and all Moral Rights with respect to the Company Intellectual Property. No current or former Employee or current or former Contractor of the Company or any or its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property or Company Intellectual Property Rights. To the Knowledge of the Company, no current or former Employee or current or former Contractor of the Company or any or its Subsidiaries: (i) has been or is in material violation of applicable Law or any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such Employee’s or Contractor’s being employed by, or performing services for, the Company or any or its Subsidiaries or using Confidential Information of others without permission; or (ii) has developed any Intellectual Property for the Company while they were working for the Company or any or its Subsidiaries that is subject to any contract under which such Employee or Contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Intellectual Property. No current or former Employee or current or former Contractor who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for the government, for the government-owned institution or branch, including without limitation the Israeli Defense Force, for a university, college or other educational institution or for a research center during a period of time during which such Employee or Contractor was also performing services for the Company or any or its Subsidiaries.
(q)    No Malicious Software: None of the Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing

EXECUTION VERSION

or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) damaging or destroying any data or file without the user’s consent, or (iii) sending information to Company a Company Subsidiary or any third party. None of the Company Products (i) constitutes or is considered “spyware” or “trackware” as such term is commonly understood in the software industry, (ii) is installed on a user’s computer without their knowledge, (iii) records a user’s actions without their knowledge, (iv) employs a user's Internet connection without their knowledge to gather or transmit information on the user or their behavior, or (v) will load whenever a browser starts or share the browser’s memory context. For the purposes of this paragraph, “without a user’s knowledge” includes but is not limited to (a) without explicitly informing the user and (b) without being expected by a reasonable user even if the text of a license agreement, help file, or other user information file does explicitly inform such user.
(r)    No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.
(s)    Open Source. Section 4.12(s)(i) of the Disclosure Schedule contains, as of the date hereof, a complete and accurate list of all Open Source that has been incorporated into or used in the development, testing, or delivery of any Company Product or Company Intellectual Property in any way and describes the manner in which such Open Source was incorporated or used with respect to the Company Products and Company Intellectual Property (such description shall include, without limitation, whether (and, if so, how) the Open Source was modified and/or distributed by the Company and whether (and if so, how) such Open Source was incorporated into and linked in any Company Intellectual Property). Except as set forth in Section 4.12(s)(ii) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, or any Person acting on any of their behalves has: (i) incorporated Open Source into, or combined Open Source with, any Company Products; or (ii) distributed or provided Open Source in conjunction with, or for use with, any Company Products. Except as set forth in Section 4.12(s)(iii) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, or any Person acting any of their behalves, has used Open Source in a manner that (A) requires or purports to require any Company Products, any portion thereof, or any other Company Intellectual Property to be subject to any Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof); or (B) causes, or purports to cause, any Confidential Information of the Company to become publicly disclosed. Except as set forth in Section 4.12(s)(iv) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in full compliance with all licenses for Open Source applicable thereto, including without limitation any and all Intellectual Property Rights notice and attribution requirements.
(t)    Source Code. Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalves has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property, other than to Employees bound by Proprietary Information Agreements. No Person other than an Employee bound by a Proprietary Information Agreement has accessed or obtained any Source Code that is Company Intellectual Property. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) has or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 4.12(t) of the Disclosure Schedule identifies each Contract

EXECUTION VERSION

pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other Person, or otherwise provide a copy of or access to any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow or provision of a copy to any Person of any Source Code that is Company Intellectual Property.
(u)    Government Funding. No funding from any Governmental Authority, nor any facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center, or other third party has any claim or right in or to the Company Intellectual Property.
(v)    Warranties and Product Liability. There (i) is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any Company Product, or claim or lawsuit involving a Company Product which is pending or, to the Knowledge of the Company, threatened, by any Person, and (ii) has not been, nor is there under consideration by the Company, any Company Product recall or post-sale warning of a material nature concerning any Company Product. To the Knowledge of the Company, there is no basis for any of the foregoing. All Company Products comply in all material respects with applicable Laws, and there have not been and there are no material defects or deficiencies in the Company Products.
(w)    Standards. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any Contract with, any standards body or other entity that would obligate the Company, any of its Subsidiaries, or Buyer or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its respective Intellectual Property or Intellectual Property Rights.
(x)    Privacy. The Company, its Subsidiaries, the Company Products, and all Internet websites owned, maintained or operated by or on behalf of the Company or its Subsidiaries (“Company Sites”), and all third parties acting on the Company’s or its Subsidiaries’ behalf or that otherwise have access to Private Information collected by or on behalf of the Company or its Subsidiaries, comply, and have at all times complied, with all Laws (including Israeli Privacy Protection Law 5741-1981 and related regulations), obligations under Contracts, fiduciary obligations, the Company’s and its Subsidiaries’ internal and public-facing privacy policies, any public statements made by the Company or any Subsidiaries regarding their privacy policies or practices, third party privacy policies which the Company or any of its Subsidiaries has been obligated under any Contract to comply with, and any rules of applicable self-regulatory or other organizations in which the Company or any of its Subsidiaries is or has been a member (collectively, “Privacy Laws and Requirements”) relating to the privacy of current and former Employees, current and former Contractors and users of Company Sites and Company Products, and the collection, use, retention, disclosure, or other processing of any Private Information collected or used by the Company, its Subsidiaries, or third parties having access to such Private Information. The execution, delivery and performance of this Agreement complies with all Privacy Laws and Requirements. Copies of all current and prior internal and public-facing privacy policies of the Company that apply to the Company Sites and Company Products have been made available to Parent and/or Buyer. To the Knowledge of the Company, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, the Company, its Subsidiaries or any of its customers (specific to the Company Products) by any private party or any Governmental Authority, foreign or domestic, with respect to Private Information. With respect to all Private Information collected, stored, used, or maintained by or for the Company or its Subsidiaries, the Company and its Subsidiaries have at all times implemented reasonable security measures to ensure that such Private Information is protected against loss and against unauthorized access, use, modification, and disclosure.

EXECUTION VERSION

There has been no loss, unauthorized access to or other misuse of such Private Information. All Databases required to be registered by the Company or any of its Subsidiaries have been properly registered.
(y)    Customer Information. (i) The Company or one of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). (ii) To the Knowledge of the Company, no Person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to the use of the Customer Information. (iii) The Company and each of its Subsidiaries’ use of the Company’s Customer Information is in compliance with applicable Laws (including without limitation the Privacy Laws and Requirements) and will not give rise to any third party claims.
4.13    Encryption and Other Restricted Technology.  The business of the Company and its Subsidiaries as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under the Laws of the United States or the State of Israel, and to conduct its business as currently conducted, neither the Company nor any of its Subsidiaries is or has been under any obligation to obtain any approvals from the U.S. Bureau of Industry and Security or any licenses from the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology, other than as set forth on Section 4.13 of the Disclosure Schedule. The Company and its Subsidiaries have obtained all licenses and other approvals required for its use, development, commercialization, imports and exports of products, software and technologies which may involve the use or engagement in encryption technology, or may involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under Israeli, United States or other applicable jurisdiction laws or regulations, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007, and the Company and its Subsidiaries are in compliance with, all such approvals and licenses listed on Section 4.13 of the Disclosure Schedule and all such approvals and licenses are in full force and effect. There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals. The Company and each Company Subsidiary has developed, used and commercialized the Company Products and conducted its import and export transactions, including all downloads of Company's software, all transfers of software code (in binary or source code forms), and all transfers of technology including without limitation to Company’s third party developers, in accordance in all respects with applicable provisions of Israel, United States or any other applicable jurisdictions governing the use, development, import, export or other engagement in encryption technology and any other restricted technologies. Any transfers or exports of Company’s server-side code have been done in accordance with the import and export control laws and regulations of applicable jurisdictions, including without limitation, Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007, or under any other legislation regulating the development, commercialization or export of technology.
4.14    Contracts.
(a)    Section 4.14 of the Company Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (each, a “Material Contract” and collectively the “Material Contracts”):

EXECUTION VERSION

(i)    any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $10,000 individually or $25,000 in the aggregate;
(ii)    any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;
(iii)    any Contract that expires more than one year after the date of this Agreement (including any Contract that renews automatically unless a party to such Contract gives notice of non-renewal);
(iv)    any Contract with support obligations that cannot be terminated with 90 days’ notice without penalty;
(v)    any Contract with indemnification obligations (excluding indemnification for third party infringement claims caused by a Company Product that is contained in the Company’s standard Contract with customers entered into in the ordinary course of business consistent with past practice);
(vi)    any dealer, distributor, reseller, sales representative, affiliate, joint marketing, strategic alliance, or similar Contract;
(vii)    any Contract (other than those required to be disclosed pursuant to Section 4.14(a)(xix) hereof) with any current or former shareholder, employee, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any Related Party;
(viii)    any Contract limiting the ability of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property or Intellectual Property Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Intellectual Property, software, components, parts, subassemblies or services;
(ix)    all IP Contracts, excluding licenses for only Shrink-Wrapped Code, licenses of Open Source set forth in Section 4.12(s) of the Disclosure Schedule, non-disclosure Contracts entered into the ordinary course of business consistent with past practice, Contracts for the sale, license, support or service of Company Products in the ordinary course of business consistent with past practice pursuant to substantially and materially its standard customer Contract, the form of which has been made available to Buyer;
(x)    all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property or Intellectual Property Rights that are, or were, Company Intellectual Property;

EXECUTION VERSION

(xi)    any Contract providing for the development of any Intellectual Property or Intellectual Property Rights, independently or jointly, by or for the Company or any of its Subsidiaries;
(xii)    any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;
(xiii)    any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;
(xiv)    any Contract for the acquisition by the Company of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);
(xv)    any Contract concerning a joint venture, joint development or other similar arrangement with one or more Persons;
(xvi)    any hedging, futures, options or other derivative Contract;
(xvii)    any Contract, including any stock option plan, stock appreciation rights plan, stock purchase plan or phantom stock plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(xviii)    any Contract creating any obligation with respect to the payment of any severance, retention, bonus, success, change of control or other similar payment to any Person the payment or acceleration of which is triggered by the Company entering into this Agreement, or the consummation of any of the transactions contemplated hereby or any subsequent transactions or events;
(xix)    any Contract for the employment of any director, officer, employee or consultant of the Company or any of its Subsidiaries or any other type of Contract with any officer, employee or consultant of the Company or any of its Subsidiaries that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Acquisition, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
(xx)    any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
(xxi)    any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;
(xxii)    any nondisclosure, confidentiality or similar agreement (other than those disclosed pursuant to Section 4.14(a)(xix) hereof);
(xxiii)    any settlement agreement;

EXECUTION VERSION

(xxiv)    any fidelity or surety bond or completion bond;
(xxv)    any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property;
(xxvi)    any Real Property Lease; or
(xxvii)    any Contract that as a result of the execution of this Agreement by the Company would require the Company to provide notice to another Person or take any other action not otherwise required under the terms of such Contract, or would give rise to any additional rights or obligations under such Contract;
(xxviii)    any other Contract that involves $10,000 individually or $25,000 in the aggregate or more and is not cancellable without penalty within thirty (30) days.
(b)    True, complete and correct copies of each Material Contract (including all amendments thereto) have been made available to Parent. Each Material Contract is a valid and binding agreement of the Company and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.
(c)    The Company has performed all material obligations required to have been performed by the Company pursuant to each Material Contract.
(d)    All outstanding indebtedness for borrowed money of the Company may be prepaid without penalty, premium or other costs of any kind beyond principal and accrued interest.
4.15    Benefit Plans.
(a)    For purposes of this Agreement, the term “Company Employee Plan” or “Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Company, any Subsidiary of the Company, other

EXECUTION VERSION

Person under common control with the Company or any of its Subsidiaries within the meaning of 414(b), (e), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) or to which the Company, any Subsidiary or any ERISA Affiliate is a party or to which the Company, any Subsidiary or any ERISA Affiliate has any Liabilities with respect to any Employees and/or former Employees. Section 4.15(a) of the Disclosure Schedule includes a complete and accurate list of all Plans and Employee Agreements, and the Company has made available to Parent a complete and accurate copy of each Plan reduced to writing, as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter received from the IRS, if any. The Company has made available to Parent complete and accurate copies of all Form 5500 Series annual reports for each Plan for the prior three (3) years, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any Liability or penalty relating to any Plan.
(b)    Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in compliance with, its terms and all applicable statutes, orders, rules and regulations. Each Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and there are no facts which might adversely affect such qualification.
(c)    Neither the Company nor its ERISA Affiliates maintains or sponsors any Plan subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any Liability, including withdrawal Liability, with respect to any such Plan.
(d)    The Company and each ERISA Affiliate has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.
(e)    With respect to all Plans and related trusts, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Sections 4975 through 4980 of the Code.
(f)    There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company or any ERISA Affiliate, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan or any fiduciary or sponsor of a Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.
(g)    The Company does not have any obligations under any Plan to provide post-retirement or post employment benefits (including disability, health, and life, or death benefits) to any employee or any former employee of the Company other than as required by COBRA or applicable state Law.
(h)    Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation, golden parachute, bonus or any other payment, except as expressly provided in this Agreement, or (ii) increase or otherwise enhance any benefits otherwise payable by the

EXECUTION VERSION

Company or any of its Subsidiaries, (iii) accelerate the time of payment or vesting (other than as required under Section 411(d)(2) of the Code), or increase the amount of compensation due any such employee or officer or (iv) result in forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person. Section 4.15(h) of the Disclosure Schedule contains a complete and accurate list of all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.
(i)    Each Plan maintained or contributed to by the Company under the Law or applicable custom or rule of the relevant jurisdiction outside of the U.S.     and each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate shall or may have any liability, for the benefit of Employees and/or former Employees who perform services outside the United States (each such plan, including the Israeli Benefit Plan, a “Foreign Plan”) is listed in Section 4.15(i) of the Disclosure Schedule. With respect to each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the Law of each jurisdiction in which such Foreign Plan is maintained, to the extent that those Law are applicable to such Foreign Plan, (ii) all contributions to, and payments from, such Foreign Plan, which may have been required to be made in accordance with the terms of such Foreign Plan (except those who are in the normal operation of such Foreign Plan), and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, (iii) the Company, any of its Subsidiaries and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Law of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Law, (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Company participating in such plans than the benefits available under the Plans for employees of the Company in the U.S. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company. Each Plan under Section 102 of the Israeli Tax Ordinance has been approved by the Israel Tax Authority.
(j)    Section 4.15(j) of the Disclosure Schedule contains a complete and accurate list of all Employees, former Employees, Contractors, and/or former Contractors who executed an election under Section 83(b) of the Code as a result of the receipt of unvested securities or other property issued by the Company or any ERISA Affiliate.

EXECUTION VERSION

(k)    The Company does not have any material liability to any Israel Tax Authority or to any relevant fund with respect to any Israeli Benefit Plan (except for such liabilities which arise from Israeli Law). The Company has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under the Law, agreement or otherwise. The Company has provided to Buyer current, correct and complete copies of all material communications to or from the Israel Tax Authority or any other Governmental Authority relating to each Israeli Benefit Plan (including, without limitation, any filings made with the Israel Tax Authority with respect to each Israeli Benefit Plan and any notices of the Israel Tax Authority), if any.
(l)    The Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees and/or former Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, and The Employment by Human Resource Contractors Law, 1996.
(m)    Except as set forth in Schedule 4.15(m), each Person who performs or renders services to or for the Company or its Subsidiary has been, and is, properly classified by the Company and any of its Subsidiaries as an employee, contractor or consultant. Neither the Company nor any of its Subsidiaries has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or Contractor, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.
4.16    Personnel.
(a)    The Company and each of its Subsidiaries is in compliance in all material respects with all Laws respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries has engaged any employee or Contractor whose engagement would require special licenses, visas or permits. The Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to employees, and is not liable for any arrears of wages, compensation, contribution to funds, Taxes, penalties or other sums for failure to comply with any of the foregoing (other than routine payments to be made in the normal course of business and consistent with past practice and in accordance with applicable Law). The Company and each of its Subsidiaries has paid in full to all employees and Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 4.16(a) there are no material unwritten policies or customs that, by extension, could entitle employees of the Company or any Subsidiary to benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). Neither the Company nor any of its Subsidiaries has any obligations under COBRA (or similar Law) with respect to any

EXECUTION VERSION

former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority, except for such conciliation agreement, consent decree or other agreement or order which are applicable to all employees in Israel. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees or other service providers, which controversies have or have threatened to result in an action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.
(b)    Section 4.16(b) of the Disclosure Schedule sets forth a complete and accurate list of all severance Contracts, employment Contracts and Contracts providing for any Change in Control Payment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. All Employees and Contractors of the Company and any Subsidiary signed employment or services agreements (as applicable) and agreements concerning Intellectual Property, confidentiality and non-competition, and no Employee or Contractor is or was engaged without a written contract. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 5723 1963 are fully funded in accordance with Section 14 under the Severance Pay Law 5723-1963 (“Section 14 Arrangement”) and it is and was implemented properly, from the commencement date of the employee's employment and on the basis of the employee salary that under the applicable Law serves as the basis to calculating severance pay and on the basis of the employee salary that under the applicable Law serves as the basis to calculating severance pay. Upon the termination of employment of Israeli Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with Section 14. Except for the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or Contractor, other than obligations (i) for which the Company has established a reserve for such amount on the Balance Sheet and (ii) pursuant to Contracts entered into after the date of the Balance Sheet and disclosed on Section 4.16(b) of the Disclosure Schedule.
(c)    Neither the Company nor any of its Subsidiaries is a member of any employers’ association and/or a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any employee or Contractor, except for such extension orders applicable to all employees in Israel or to the pension extension order applicable to the industry field in Israel, and no such collective bargaining agreement or other union Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee or other service provider of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current activities or proceedings of any labor union to organize the employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any Law or require the Company or any Company Shareholder to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority

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pending or to the Knowledge of the Company, threatened. Section 4.16(c) of the Disclosure Schedule sets forth a true and complete list of all current Employees of the Company and any of its Subsidiaries, and includes employee’s name, position, work location, actual scope of employment (e.g., full- or part-time), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company and any of its Subsidiaries (whether now or in the future) to each of the employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2011, 2012 and 2013), commissions (including calculation method and amounts received in 2011, 2012 and 2013), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14 Arrangement (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment or otherwise and whether the Section 14 Arrangement applies on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). No employee of the Company and any of its Subsidiaries is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 4.16(c) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has made any promises or commitments to any of its employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 4.16(c) of the Disclosure Schedule. Other than as listed in Section 4.16(c) of the Disclosure Schedule, there are no other employees employed or expected to be employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no employees or Contractors are in violation of any term of any employment, consulting or service contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee, consultant or service provider to be employed or engaged by the Company.
(d)    Section 4.16(d)(i) of the Disclosure Schedule sets forth a complete and accurate list of the names, positions and rates of compensation of all current officers, directors and employees of the Company and each of its Subsidiaries, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), status as exempt/non-exempt and fringe benefits for the current fiscal year. The Company has made available to Parent the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, whether the employee was recruited from a previous employer and the number of days, if any, that such employee has worked in the United States. Section 4.16(d)(ii) of the Disclosure Schedules sets forth a complete and accurate list of all of the Contractors to the Company, showing each such Person’s name, location, entity to which services are being provided, date services began, rate of compensation and brief description of services provided.
(e)    Section 4.16(e) of the Disclosure Schedule sets forth a complete and accurate list of all of the Company’s and its Subsidiaries’ current Contractors, as applicable, and for each: the name, engaging entity, location of services, the initial date of the engagement, a description of the remuneration arrangements applicable to each, the specific entity for which they provide services, and the effective date of any such termination. Except as set forth on Section 4.16(e) of the Disclosure Schedule, all Contractors can be terminated on notice of thirty (30) days or less to the Contractor. The Company has made available

EXECUTION VERSION

to Parent and Buyer a complete and accurate list of all its Contractors since the Company's formation and for each the initial hire date or date of engagement, a description of the remuneration arrangements applicable for each, a brief description of the services provided, the specific entity for whom they provide services, and whether the engagement has been terminated by either party, including the effective date of such termination. All contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract. Neither the Company nor any of its Subsidiaries engages any personnel through manpower agencies. The Company's engagements with Contractors that the Israeli Law for Strengthening the Enforcement of Labor Laws 5771 2011, is applied to them are in full compliance with the law.
(f)    The Company and each of its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), the Israeli Advance Notice for Dismissal and Resignation Law, 5761-2001, or any similar state or local Law. Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign Law or regulation. Neither the Company nor any of its Subsidiaries has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.
(g)    Solely with respect to employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 4.16 the Company does not have and is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel. Except as set forth in Section 4.16(g) of the Disclosure Schedule, there is no Contract between the Company and any of its Israeli Employees or directors that cannot be terminated by the Company upon less than one month notice without giving rise to a claim for damages or compensation. Without derogating from any of the above representations, the Company’s liability towards its Israeli Employees regarding severance pay, accrued vacation and contributions to all Company Benefit Plans are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statement. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful employment termination or compensation on termination of employment (beyond the statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company does not have any materially outstanding obligation to make any such deduction, transfer, withholding or payment. As of the date hereof, the Company or any its Subsidiaries has not engaged any Israeli Employees whose employment would require special licenses or permits by the Company or its Subsidiaries, and there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by applicable Law. There are no pending, or, to the Knowledge of the Company, threatened against the Company or any current or

EXECUTION VERSION

former Company employee (based on conduct relating to their employment by the Company) any charges or claims before any Governmental Authority for any unlawful employment practices.
(h)    Solely with respect to Israeli Employees, and without derogating from the application of other sub-sections of this Section 4.16 on Israeli Employees as well, the Company is not and has never been a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Laws, or pursuant to extension orders generally applicable to all employers in Israel. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. The Company is not and was never a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Israeli Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Israeli Employees. The Company has no Knowledge of any union organizing activity or any similar activity or dispute now or in the future. The Company does not have and is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel. All of the Israeli Employees are subject to the termination notice provisions included in employment Contracts or applicable Laws. Except as set forth in Schedule 4.16(h) the Company is in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law (5758-1998), and the Israeli Employment by Human Resource Contractors Law 1996, the Israeli Notification to an Employee (Terms of Employment) Law, 5762‑2002, Hours of Work and Rest Law, 5711‑1951, the Wage Protection Law 5718-1958 and Employment by Human Resources Contractors Law, 5756‑1996, the Law for Strengthening the Enforcement of Labor Laws, 5771- 2011. There are no pending, or, to the Knowledge of the Company, threatened against the Company or any current or former Company employee (based on conduct relating to their employment by the Company) any charges or claims before any Governmental Authority for any unlawful employment practices.
4.17    Insurance.  Section 4.17 of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all insurance policies maintained by or on behalf of the Company and each of its Subsidiaries. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, and limit of liability. Complete and accurate copies of each listed policy have been made available to Parent. Such policies are in full force and effect, and the Company and each of its Subsidiaries have complied in all material respects with the provisions of such policies. Excluding insurance policies that have expired, been terminated by the Company and been replaced in the ordinary course, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, (a) there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than increases in connection with the Company’s annual renewal process and (b) there is no material claim pending regarding the Company or each of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

EXECUTION VERSION

4.18    Litigation.  There is no (a) Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the officers, managers, directors or employees (in their capacities as such or relating to their employment, services or relationship with the Company) of the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, or the Acquisition or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or Permit) or (c) to the Knowledge of the Company, Actions pending or threatened against any Related Party (in their capacities as such) in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company or any of its Subsidiaries. There is no Action by the Company or any of its Subsidiaries which is pending, threatened or contemplated against any other Person.
4.19    Permits; Compliance with Laws.
(a)    All Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in their respective assets or properties, or (ii) which are required for the operation of the business of the Company or any of its Subsidiaries or the holding of any such interest and the lack of which is material to the operation of the business of the Company or any of its Subsidiaries , has been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and constitute all Permits required to permit the Company or such Subsidiary to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.
(b)    The Company and each of its Subsidiaries is in compliance in all material respects with, and has complied in all material respects with, and as of the date of this Agreement has not received any written notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Law). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, has been threatened to be charged with, nor has been given notice of, any violation of any Law. To the Knowledge of the Company, there are no facts or circumstances that could form the basis for any such violation.
(c)    The Company and each of its Subsidiaries has at all times conducted its export and import transactions in accordance, in all material respects, with all applicable Export and Import Control Laws. Without limiting the foregoing:
(i)    the Company and each of its Subsidiaries has obtained and is in compliance, in all material respects, with the terms of all applicable Export and Import Approvals;
(ii)    there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any Subsidiary with respect to such Export and Import Approvals;
(iii)    there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws;

EXECUTION VERSION

(iv)    no approval from a Governmental Authority for the transfer of Export and Import Approvals to Buyer are required or cannot be obtained reasonably expeditiously without material cost;
(v)    the Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws; and
(vi)    Section 4.19(c) of the Disclosure Schedule sets forth a complete and accurate list of all export control classifications, Harmonized Tariff Section Codes, and Section B Codes applicable to the Company’s Products and the Company Intellectual Property.
(d)    Neither the Company nor any of its Subsidiaries (including any of their officers, directors, employees and, to the Knowledge of the Company, any of their agents, distributors, or other Persons associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.
(e)    The Company and its Subsidiaries do not meet the criteria set forth in: (i) Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988; or (ii) Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and assuming that (A) Buyer and its Subsidiaries do not meet the criteria set forth in Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988, or Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and (B) the Acquisition and the other transactions contemplated by this Agreement are not subject to the criteria set forth in Section 17 of the Israeli Restrictive Trade Practices Law, 1988, by virtue of the market share of Buyer, the Acquisition does not require a pre-merger filing with the Israeli Commissioner of Restrictive Trade Practices and no waiting period or, with respect to the Company or any of its Subsidiaries, any other action or Consent is required under the Israeli Restrictive Trade Practices Law, 1988.
4.20    Environmental Matters.  The Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice, or, to the Knowledge of the Company, any other notice of any noncompliance of its past or present operations with Environmental Laws. No written notices (or, to the Knowledge of the Company, any other notices), administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (ii) distributed, sold or otherwise placed on the market Hazardous Substances or any

EXECUTION VERSION

product containing Hazardous Substances; (iii) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (iv) exposed any employee or other individual to any Hazardous Substances so as to give rise to any liability or corrective or remedial obligation under any Environmental Law. Except in compliance with Environmental Laws and in a manner that would not subject the Company or any of its Subsidiaries to any material liability, to the Knowledge of the Company, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries has at any time ever owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries have, nor are they required to have, any Permit, for their Hazardous Substance Activities. To the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance Activities of the Company, any of its Subsidiaries or any other Person. The Company has made available to Parent and Buyer complete and accurate copies of all material environmental records, reports, notifications, permits, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company, any of its Subsidiaries or any of its representatives or advisors.
4.21    Banking Relationships.  Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement, the account balances as of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. On or prior to the Closing Date, the Company will have provided Parent with the account numbers and on-line access to all such accounts. Except as set forth in Section 4.21 of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in connection with the accounts listed in Section 4.21 of the Disclosure Schedule.
4.22    Books and Records.  The Company has made available to Parent, complete and correct copies of (a) all documents that have been requested by or on behalf of Parent and Buyer, (b) all documents identified on the Disclosure Schedule, (b) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors of the Company and its Subsidiaries, committees thereof and shareholders of the Company and each of its Subsidiaries, (d) the Company’s share register, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (e) Permits, orders and consents issued by any Governmental Authority with respect to the Company and each of its Subsidiaries, or any securities of the Company or any of its Subsidiaries, and all applications for such Permits, orders and consents. The minute books of the Company and each of its Subsidiaries made available to Parent and Buyer contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each of its Subsidiaries (i) are complete and accurate in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and each of its Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements.

EXECUTION VERSION

4.23    Certain Relationships and Related Transactions.  None of the officers or directors of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the employees or Company Securityholders, nor any immediate family member of an officer, director, employee or Company Securityholder, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of such officers, directors, employees or Company Securityholders or immediate family members is a party to or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties may be bound or affected, other than normal employment, compensation and benefit arrangements for services as an officer, director or employee thereof. To the Knowledge of the Company, none of such officers, directors, employees, Company Securityholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property or Intellectual Property Rights) that is used in, or that relates to, the business of the Company or any of its Subsidiaries.
4.24    Brokers and Finders.  All negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its affiliates in such manner as to give rise to any claim against the Company, Parent or Buyer or any of their Subsidiaries for any investment banker, brokerage or finder’s commission, fee or similar compensation.
4.25    No “Bad Actor” Disqualification.  The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of Company Shares; and any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Company Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY SHAREHOLDERS
Subject to any exceptions that are expressly set forth in the Disclosure Schedule (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 5

EXECUTION VERSION

to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 5, and (B) any other representations and warranties set forth in this Article 5 if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), each Company Shareholder, severally and not jointly, hereby represents and warrants to Parent and Buyer with respect to itself as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date), as follows:
5.1    Organization and Good Standing.  With respect to each Company Shareholder that is not an individual, such Company Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
5.2    Authority and Enforceability.
(a)    Such Company Shareholder has all necessary power and authority to execute and deliver this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and to perform his, her or its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. If applicable, the execution, delivery and performance by such Company Shareholder of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation by such Company Shareholder of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Company Shareholder.
(b)    Each of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto has been (or will be) duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery by Parent and Buyer, the Company, the other Company Shareholders and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
5.3    Governmental Filings and Consents.  No Consent of any Governmental Authority is required on the part of such Company Shareholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.
5.4    No Conflicts.  The execution and delivery of this Agreement, the Escrow Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto, the compliance with the provisions of this Agreement, the Escrow Agreement and each certificate or other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) if applicable, conflict with or violate the certificate of incorporation, bylaws or other equivalent

EXECUTION VERSION

organizational documents of such Company Shareholder, or (b) violate any Law applicable to such Company Shareholder or any of his, her or its properties or assets.
5.5    Title to Securities.  Such Company Shareholder (a) holds and has good and valid title to the Company Securities to be purchased by Parent or Buyer from such Company Shareholder in the Acquisition and has all requisite power and authority to own, lease and operate properties and carry on its business and the certificates (if any) representing such securities, free and clear of any Liens and, in the case of any Company Shareholder that is a trust, any claims under such trust by any beneficiary thereunder or any other Person, and (b) except with respect to Unvested Company Shares, for which the beneficial owner is as set forth on Exhibit A is the record owner thereof. Assuming Buyer has the requisite power and authority to be the lawful owner of such Company Securities, upon delivery to Buyer or the Paying Agent prior to, or at, the Closing of certificates representing such Company Securities, duly endorsed by such Company Shareholder for transfer to Buyer, and upon the Paying Agent’s, Escrow Agent’s and Representative’s receipt on behalf of such Company Shareholder of the amount payable to such Company Shareholder pursuant to this Agreement prior to, or at the time of, the Closing pursuant to Section 2.1(b) and Section 2.4, and the occurrence of the Closing, good and valid title to such Company Securities, as applicable, will pass to Buyer, free and clear of any Liens, and such Company Securities are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Company Securities that will not be waived or extinguished by the Closing.
5.6    Brokers; Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Shareholder.
5.7    Litigation.  There is no Action pending or, to the knowledge of such Company Shareholder, threatened against such Company Shareholder or to which such Company Shareholder is otherwise a party relating to this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.
5.8    Full Disclosure.  Such Company Shareholder has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Securities owned by such Company Shareholder. Such Company Shareholder has such experience in business and financial matters to enable such Company Shareholder to understand and evaluate this Agreement and form an investment decision with respect to the Company Securities owned by such Company Shareholder. Such Company Shareholder understands and acknowledges that Parent and Buyer are entering into this Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Company Shareholder’s indemnification obligations hereunder.
5.9    Allocation of Consideration.  Such Company Shareholder expressly agrees to its portion of the allocation of the Total Consideration provided for herein (including as indicated in the Payment Spreadsheet).
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
BY PARENT AND BUYER
Parent and Buyer, severally and jointly, hereby represent and warrant to the Company and the Indemnifying Parties, as of the date hereof and as of the Closing Date as if such representations and warranties

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were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:
6.1    Organization and Good Standing.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Buyer is not in violation of any of the provisions of its certificate of incorporation, bylaws or other equivalent organization documents, except as would not have a material adverse effect on the ability of Parent and Buyer to consummate the transactions contemplated by this Agreement.
6.2    Authority and Enforceability.
(a)    Parent and Buyer have all necessary corporate power and authority to execute and deliver this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by them pursuant hereto and to perform their obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Buyer of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by Parent and Buyer pursuant hereto and the consummation by Parent and Buyer of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer. The Boards of Directors (or the appropriate committee thereof) of Parent and Buyer have determined that this Agreement, the Acquisition and the other transactions contemplated hereby are desirable and in the best interests of Parent and Buyer, as applicable, and their shareholders, respectively, have approved this Agreement, the Related Agreements and the other transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize this Agreement, the Related Agreements or any certificate or other instrument required to be executed and delivered by Parent or Buyer pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. None of such actions have been amended, rescinded or modified.
(b)    Each of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by either Parent and Buyer pursuant hereto has been (or will be prior to the Closing) duly and validly executed and delivered by either Parent or Buyer, as applicable, and, assuming the due authorization, execution and delivery by the Company, the Company Shareholders and the Representative, constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.
6.3    Governmental Filings and Consents.  No Consent of any Governmental Authority is required on the part of Parent or Buyer in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.
6.4    No Conflicts.  The execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by Parent or Buyer pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements and each certificate or other instrument required to be executed and delivered by Parent or Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not

EXECUTION VERSION

(a) conflict with or violate the certificate of incorporation, articles of association, bylaws or other equivalent organization documents of Parent and Buyer or (b) violate any Law applicable to Parent or Buyer or any of their respective properties or assets.
6.5    Funds.  On the Closing Date, Parent or Buyer will have sufficient funds to pay the aggregate Total Consideration payable in respect of the Company Securities in the Acquisition pursuant to this Agreement.
6.6    Litigation.  There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of Parent and/or Buyer, threatened against Parent and/or Buyer that seek to restrain or enjoin the consummation of the Acquisition or the other transactions contemplated hereby.
6.7    Parent Common Stock.  The shares of Parent Common Stock issuable or otherwise deliverable to the Company Securityholders hereunder as part of the Total Consideration, when delivered by Parent in accordance with this Agreement, will be duly issued, fully paid and non-assessable and issued in compliance with United States federal and state securities laws. Such Parent Common Stock shall be issued or otherwise delivered free and clear of any liens, and none of such Parent Common Stock shall have been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal.
6.8    SEC Reports.  Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 1, 2013. All such required registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including those that Parent may file subsequent to the date of this Agreement until the Closing) are referred to herein as the “Parent SEC Reports.”  As of their respective dates, the Parent SEC Reports (a) were prepared in accordance and complied in all material respects with the requirements of the U.S. Securities Laws applicable to such Parent SEC Reports, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.
6.9    Acknowledgement of Receipt of Information.  Parent and Buyer have had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and related matters, with certain key officers of the Company and its Subsidiaries regarding the transactions contemplated hereunder (the “Investigation”). Parent and Buyer hereby acknowledge and agree that other than the Company’s representations and warranties set forth in Article 4 and the Company Shareholders’ representations and warranties set forth in Article 5 hereof, none of the Company, Company Securityholders or any of their representatives make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the business of the Company or any Subsidiary thereof nor with respect to the Company Shares. Nothing in this Section 6.9 (including any information provided to Parent or Buyer by the Company pursuant to the Investigation) shall derogate from the representations and warranties of the Company contained in Article 4 hereof or the representations and warranties of the Company Shareholders contained in Article 5, or from the ability of Buyer or Parent to rely on such representations and warranties or to seek indemnification for Losses in respect of such representations and warranties under Article 10.

EXECUTION VERSION

ARTICLE 7
CONDUCT PRIOR TO THE CLOSING DATE
7.1    Conduct of Business of the Company.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Disclosure Schedule, as required by applicable Law, as otherwise contemplated by this Agreement or the Related Agreements or as Parent and Buyer shall otherwise consent (which consent shall not be unreasonably delayed), the Company shall (and shall cause its Subsidiaries to) operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform its other obligations when due (subject to the right of Parent and Buyer to review and approve any Tax Returns in accordance with this Agreement), and, to the extent not inconsistent with such business, use Reasonable Best Efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with its customers, suppliers, distributors, resellers, licensors, licensees, and others having business dealings with it.
7.2    Forbearance by Company.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly required by this Agreement or the Related Agreements, as set forth in Section 7.2 of the Disclosure Schedule, as required under applicable Law, or as Parent and Buyer shall otherwise consent in writing (which consent shall not be unreasonably delayed), the Company shall not (and shall cause its Subsidiaries not to):
(a)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares;
(b)    repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor) other than pursuant to the terms of any Stock Restriction Agreement;
(c)    issue, grant, deliver or sell any Company Shares or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Shares, in each case, subject to the prior satisfaction of the condition in the proviso to this clause (c) other than the issuance of Company Ordinary Shares pursuant to the exercise of Company Options that are outstanding on the date hereof; provided, however, that prior to (and as a condition to) the Company issuing any Company Shares pursuant to the exception to this clause (c), the Company shall (i) first execute and deliver to Parent and Buyer this Agreement on as the proxy for such Person who is not a Company Shareholder providing that such Person shall be a Company Shareholder pursuant to this Agreement and (ii) use Reasonable Best Efforts to obtain and deliver to Parent and Buyer an executed counterpart to this Agreement from any Person who is not a Company Shareholder providing that such Person shall be a Company Shareholder pursuant to this Agreement);
(d)    cause or permit any amendments to the Company Organizational Documents or other equivalent organizational documents;
(e)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association

EXECUTION VERSION

or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s businesses;
(f)    other than in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof;
(g)    other than in the ordinary course of business consistent with past practice, convey, assign, sublease, license, exchange, mortgage, grant, subject to any Lien or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;
(h)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(i)    pay any Indebtedness (other than (i) as expressly required by and in compliance with the required payment terms thereof and (ii) the payment of trade debt in the ordinary course of business) consistent with past practice, or incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of any third parties;
(j)    make any loans to any third party (other than loans or advances to employees for travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of a third party or amend the terms of any outstanding loan agreement;
(k)    pay, discharge, satisfy or make any expenditure or enter into any commitment or transaction obligating the Company to make payments in an amount exceeding $25,000 individually or $200,000 in the aggregate (other than the payment of rent, payroll and interest obligations on Indebtedness of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice, or payment of any obligations outstanding as of the date hereof and reflected on the Financial Statements);
(l)    (i) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person (other than nonexclusive licenses to Company Intellectual Property pursuant to Contracts for the sale or license of Company Products in the ordinary course of business substantially in the form of its standard customer Contract, the form of which has been made available to Parent), (ii) other than in the ordinary course of business consistent with past practice, buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) other than in the ordinary course of business consistent with past practice, change existing pricing or royalties charged by the Company to, or any other financial terms of any Contract or other arrangement with, any of its customers, distributors, resellers, or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;
(m)    terminate, enter into or materially amend, waive, or modify the terms of any Material Contract or any Contract that would have been a Material Contract had such Contract been entered into prior to the date hereof;
(n)    commence or settle any litigation, other than to enforce its rights under this Agreement;

EXECUTION VERSION

(o)    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;
(p)    make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any claim or assessment relating to Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes, or file or amend any income or other material Tax Return unless such Tax Return or amended Tax Return has been provided to Buyer for review within a reasonable period prior to the due date for filing and Buyer has consented to such filing, which consent shall not be unreasonably withheld;
(q)    change its accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;
(r)    engage in any purchase or sale of any interest in real property, grant any security interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any Real Property Lease;
(s)    (i) hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company or any of its Subsidiaries, in each case other than as contemplated by this Agreement or as otherwise consented to by Parent or Buyer (which consent will not be unreasonably withheld); (ii) grant any severance or termination pay (in cash or otherwise) to any Employee or Contractor, including any officer; (iii) adopt or amend any Company Employee Plan, enter into any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or Employee or Contractor, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Employee or Contractor, in each case other than as contemplated by this Agreement; or (iv) accelerate the vesting or exercisability of any Company Options or Unvested Company Shares except as set forth on Schedule 7.2(s);
(t)    engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice; or
(u)    take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 7.2(a)–(t), inclusive, or any other action that would (i) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Acquisition or any other transaction contemplated hereby, or (ii) materially delay the consummation of the Acquisition or any other transaction contemplated hereby.
7.3    Transfer of Company Securities.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, other than the sale to Buyer as contemplated hereunder, no Company Shareholder shall, directly or indirectly, transfer (except as may be specifically required by court order or by operation of Law), grant an option with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any Company Security, or make any offer or enter into any agreement providing for any of the foregoing.
7.4    Procedures for Requesting Parent and Buyer Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 7.2 hereof, prior to taking such action the Company may request consent by sending an e-mail to each of the following individuals:

Jeff True
Telephone: 408-753-3861

EXECUTION VERSION

E-mail address: jtrue@paloaltonetworks.com

with a copy to:

Melinda Thompson
Telephone: 408-753-3862
E-mail address: mthompson@paloaltonetworks.com
Any of the parties set forth above may grant consent on behalf of Parent and Buyer to the taking of any action which would otherwise be prohibited pursuant to Section 7.2 by e-mail or such other notice that complies with the provisions of Section 11.1.
ARTICLE 8
ADDITIONAL AGREEMENTS
8.1    No Solicitation.  The following shall apply during the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement:
(a)    For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Parent and/or Buyer), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives), contemplating, relating to or otherwise involving in any way (i) any acquisition of the Company or any of its Subsidiaries or controlled affiliates, whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction; (ii) any merger, consolidation or other similar transaction with or involving the Company or any of its Subsidiaries or controlled affiliates as a result of which the Company Shareholders, as a group, immediately prior to such transaction would own less than 80% of the voting equity interests in the surviving or resulting entity of such transaction immediately after the consummation thereof; (iii) any sale by the Company of any stock or assets of the Company or any of its Subsidiaries or controlled affiliates (other than the issuance of Company Shares in connection with the exercise or conversion of convertible securities outstanding as of the date hereof or the sale of assets in the ordinary course of business consistent with past practice); or (iv) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries or controlled affiliates.
(b)    The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.
(c)    Neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective directors, officers, employees, Company Shareholders, affiliates, or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, encourage, or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions, communications or negotiations regarding any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or otherwise take any action to facilitate or support any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be

EXECUTION VERSION

expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) enter into any letter of intent, binding or nonbinding term sheet or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any holders of Company Shares, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal, or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records.
(d)    The Company shall promptly (and in any event within 24 hours) notify Parent and Buyer orally and in writing after receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for information by any Person or Persons (other than Parent or Buyer) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, provided that if disclosure of any of the foregoing information would require the Company to breach any confidentiality obligations of the Company existing as of the date of this Agreement, the Company shall notify Parent and Buyer of the existence thereof and of the existence of confidentiality obligations in connection with or relating thereto, and if after receiving such notice from the Company, Parent requests disclosure by the Company of the information and materials described in clauses (i) through (iv), above, Parent and Buyer shall indemnify and hold the Company and the Company Shareholders harmless from and against any losses incurred by the Company due to any breach by the Company of any confidentiality obligations of the Company existing as of the date of this Agreement due to compliance with the provisions of this Section 8.1. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request, to the extent available and (B) the identity of the Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) making any such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request. The Company shall keep Parent and Buyer fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request and any correspondence or communications related thereto and shall provide to Parent and Buyer a complete and accurate copy of such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent and Buyer with 72 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.
(e)    The Company shall be deemed to have breached the terms of this Section 8.1 if any Company Representatives shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 8.1. The parties hereto agree that irreparable damage may be caused in the event that the provisions of this Section 8.1 were not performed. It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Section 8.1 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent or Buyer may be entitled at Law or in equity.

EXECUTION VERSION

8.2    Shareholder Non-Solicitation.  Each of the Persons listed on Schedule 8.2 hereby agrees that he, she or it shall not, during the period commencing on the Closing and ending on the eighteen (18)-month anniversary of the Closing (the “Non-Solicitation Period”), without the prior written consent of Parent:
(a)    personally or through others, solicit or attempt to solicit (on the undersigned’s own behalf or on behalf of any other person) any employee of the Company or Parent (which, for the avoidance of doubt, shall not include any Non-Continuing Employees), or any subsidiary of the Company or Parent, or their respective successors or assigns, to leave his or her employment with the Company or Parent, or any subsidiary of the Company or Parent or any of their respective successors or assigns; provided, however, that nothing in this Section 8.2(a) shall preclude or prohibit any of the Persons listed on Schedule 8.2 from hiring any such employee who responds to any public advertisement placed by such Person that is not specifically targeted at such employee; or
(b)    personally or through others, induce, attempt to induce, solicit or attempt to solicit (on the undersigned’s own behalf or on behalf of any other person), any employee of the Company or Parent, or any subsidiary of the Company or Parent to (i) terminate such employee’s employment with the Company or Parent, (ii) engage, anywhere in the Restricted Territory (as defined below), in any business (including research and development), operations, activities and/or services that are related to the enterprise end-point security market, or provides the products and services of the Company and/or Parent as such exist as of the Closing (a “Competing Business Purpose”); (iii) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, person, entity or business that engages or participates in a Competing Business Purpose in the Restricted Territory; or (iv) contact, solicit or communicate with the Company’s or Parent’s customers in connection with a Competing Business Purpose.
For purposes of this Section 8.2, “Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company the Parent or any of their subsidiaries or affiliates is currently engaged, or currently plans to engage in a Competing Business Purpose.
8.3    Reasonable Best Efforts to Complete.  Subject to the terms and conditions of this Agreement, during the period from the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement, each of the parties hereto shall use Reasonable Best Efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree (and the Company shall not agree without the prior written consent of Parent and Buyer) to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, or affiliates; (b) the imposition of any limitation on the ability of Parent or Buyer, their respective subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent and Buyer, the businesses of the Company; or (c) the imposition of any impediment on Parent or Buyer, their respective subsidiaries or affiliates or the Company under any statute,

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rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing in this Agreement shall require Parent or Buyer or permit the Company (without the prior written consent of Parent and Buyer) to litigate with any Governmental Authority. Nothing in this Agreement shall require Parent or Buyer or permit the Company (without the prior written consent of Parent and Buyer) to pay any consideration or agree to any modifications of existing Contracts or entry into new Contracts (other than the payment of customary filing and application fees) in connection with obtaining any waivers, consents or approvals from Governmental Authority or other Persons in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.
8.4    Modification of Arrangements and Agreements.  The Company shall modify each of the Contracts listed on Schedule 8.4 hereto (the “Modified Agreements”) in the manner set forth in Schedule 8.4 on or prior to the Closing Date. The Company shall be responsible for making any payments required in connection with the Modified Agreements and shall indemnify, defend, protect and hold harmless Parent, Buyer and, following the Closing, the Company, from all Losses arising from such payments and shall reflect such payments or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Transaction Expenses.
8.5    Termination of Arrangement and Agreements.
(a)    Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 8.5(a), the Company shall terminate all Contracts between the Company or any of its Subsidiaries, on the one hand, and one or more Related Parties, on the other hand, on or prior to the Closing Date, in each case without any remaining liability of any kind to the Company, Parent or Buyer as a result of or in connection with such termination or such Contract.
(b)    The Company shall terminate all Contracts listed on Schedule 8.5(b) (the “Terminated Agreements”) on or prior to the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Closing, in each case without any remaining liability of any kind to the Company, Parent or Buyer as a result of or in connection with such termination or such Contract.
(c)    Neither Parent nor Buyer shall not have any liability to the Company or any Subsidiary of the Company, any Company Shareholder or any other Person for any costs, claims, liabilities or damages resulting from the Company or any of its Subsidiaries seeking to obtain such terminations.
(d)    The Company and the Company Securityholders may prepare and file with the Israel Tax Authority an application for a ruling permitting certain Company Securityholder specifically described in such tax ruling (the “Electing Holder”), to defer any applicable Israeli tax with respect to any share portion of the Total Consideration that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such share portion of the consideration by such Electing Holder or such other date set forth in Section 104H of the Israeli Tax Ordinance (the “104H Tax Ruling”). Parent and Buyer shall cooperate with the Company and the Company Securityholder and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling. Notwithstanding the provisions of Section 2.4(f)(i) above, if the 104H Tax Ruling shall be received and delivered to Parent at least five (5) Business Days prior to the applicable withholding date, then the provisions of the 104H Tax Ruling shall apply with respect to each Electing Holder and all applicable withholding and reporting

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procedures with respect to the Total Consideration shall be made in accordance with the provisions of the 104H Tax Ruling and Section 104H of the Israeli Tax Ordinance.
8.6    Consents.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall use all Reasonable Best Efforts, subject to the last sentence of Section 8.3, to obtain the consents, waivers and approvals to the Contracts listed in Schedule 8.6 hereto (the “Consents”). The Consents shall be in a form reasonably acceptable to Parent and Buyer.
8.7    Notices.  The Company shall send each of the notices set forth in Schedule 8.7 hereto (the “Notices”) promptly following the date hereof. Any liabilities of any kind on the part of the Company that arise in connection with the performance by the Company of this Section 8.7 shall be included in the Liabilities taken into account in the calculation of the Adjusted Net Cash Amount, except to the extent released or fully satisfied by Closing without any further liability to the Company.
8.8    Additional Written Agreements.  The Company shall execute and deliver, and shall cause each the counterparties thereto to execute and deliver, each of the agreements described in Schedule 8.8 hereto (the “Additional Written Agreements”). The Additional Written Agreements shall be in a form reasonably acceptable to Parent and Buyer.
8.9    Regulatory Approvals.
(a)    Generally. In furtherance and not in limitation of the terms of Section 8.3, during the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, each of the Company, any of its Subsidiaries, Parent and Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent or Buyer may reasonably request, in connection with the consummation of the transactions contemplated hereby (including the Israeli 102 Tax Ruling). Each of the Company, Parent and Buyer shall use its Reasonable Best Efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company, Parent and Buyer shall promptly inform the other of any material communication between the Company, Parent or Buyer (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company, Parent or Buyer or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company, Parent or Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company, Parent or Buyer (as applicable) shall provide the other with a reasonable opportunity to review such response prior to submission.
(b)    Israeli Filings. In furtherance and not in limitation of the terms of Section 8.3, Parent, Buyer and the Company and each of the Indemnifying Parties shall use its respective Reasonable Best Efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Authority with respect to this Agreement, the Acquisition and the transactions contemplated hereby. Parent, Buyer and the Company shall use all Reasonable Best Efforts, as promptly as practicable after the date of this Agreement, to obtain any consents and approvals that may be required pursuant to Israeli Laws in connection with this Agreement, the Acquisition and the transactions contemplated hereby. Parent, Buyer and the Company each shall use Reasonable Best Efforts to: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Authority with respect

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to the Acquisition; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Companies Registrar or any other Israeli Governmental Authority regarding the Acquisition. Parent, Buyer and the Company shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Acquisition. In addition, except as may be prohibited by any Israeli Governmental Authority or by any Israeli Law, in connection with any such legal proceeding, Parent, Buyer and the Company shall permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Authority in connection with any such legal proceeding.
(c)    Tax Ruling. Prior to the execution of this Agreement, the Company shall file, or shall have filed, with the Israel Tax Authority in full coordination with the Parent and Parent’s Israeli counsel (and Parent shall have had an opportunity to review any such documents prior to their being filed with the Israel Tax Authority and shall have provided all reasonable cooperation to the Company in relation thereto), in a form acceptable to Parent, an application for a ruling that provides, in effect, inter alia, (A) that the treatment of Company 102 Options that are Vested Company Options as contemplated by Section 2.2 and the delivery to the 102 Trustee, with respect to Company 102 Securities held by the 102 Trustee, of consideration as described in Section 2.2, in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance, provided that the applicable consideration paid to holders of  Company 102 Securities is deposited for at least the duration of the 102 Trust Period with the 102 Trustee and that such consideration shall be considered under Section 102 of the Israel Tax Ordinance to be income subject to the “capital gains route”; (B) Buyer and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to Company 102 Securities; (C) that the Escrow Fund distributions in respect of Company 102 Securities and Company 3(i) Options shall not be subject to Israel Tax until actually received by the applicable Securityholder; and (D) that the Total Consideration paid by Parent or Buyer to the Paying Agent, the Escrow Agent and the 102 Trustee shall not be subject to Israel Tax withholding (the “Israeli 102 Tax Ruling”). The Company shall use its Reasonable Best Efforts to have each Israeli holder of Company Options (whether Vested Company Options or Unvested Company Options, which are subject to the provisions of Section 8.21(b)) execute and deliver to the Company (A) their acknowledgement of receipt of copies of all securities filings under the Israel Securities Authorities Exemption; (B) their agreement to the Israeli 102 Tax Ruling; and (C) their acknowledgement of being informed of the risks involved in shares of a publicly traded company, all in form and substance reasonably satisfactory to Parent. If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among others things, that Parent and Buyer and anyone acting on their behalves (including the Paying Agent and the Escrow Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Company 102 Securities and Company 3(i) Options by the 102 Trustee or the Company (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”). To the extent the Interim Options Tax Ruling is obtained, all references herein to the Israeli 102 Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli 102 Tax Ruling is obtained. The parties will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use Reasonable Best Efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the Interim Options Tax Ruling

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and the Israeli 102 Tax Ruling as promptly as practicable; provided, however, that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed. For the avoidance of doubt, the language in and provisions of the Israeli 102 Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Parent and Buyer or their counsel, which consent shall not unreasonably be withheld, conditioned or delayed. Should Parent’s and Buyer’s counsel not attend any meeting or discussion with the Israel Tax Authority, the counsel of Company shall provide Parent and Buyer and their counsel with an update of such meeting or discussion within two (2) Business Days of such meeting or discussion.
(d)    Limitation. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (i) none of Parent, Buyer or the Company shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and (ii) neither Parent nor Buyer shall be required to (and the Company shall not, nor shall it permit any of its Subsidiaries to): (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent or Buyer, or of the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 8.9 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any transaction contemplated by this Agreement.
8.10    Notification of Certain Matters.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement:
(a)    The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event that has caused or would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
(b)    Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event that has caused or would reasonably be expected to cause any representation or warranty of Parent or Buyer set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Parent or Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
(c)    The delivery of any notice pursuant to this Section 8.10 shall not (i) limit or otherwise affect any remedies otherwise available to Parent, Buyer or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 8.10 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.
8.11    Access to Information.  During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall afford Parent, Buyer and its accountants, counsel and other representatives, reasonable access during the Company’s (and, as applicable, its Subsidiaries’) normal business hours to (a) all of the Company’s and its Subsidiaries’ assets, properties,

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books, Contracts, commitments and records, (b) all other information concerning the business, properties and employees (subject to restrictions imposed by applicable Law) of the Company and its Subsidiaries as Parent or Buyer may reasonably request, including the Company’s and its Subsidiaries’ Customer Information, and (c) all employees of the Company as identified by Parent or Buyer. The Company shall provide to Parent and Buyer and its accountants, counsel and other representatives copies of available internal financial statements (including Tax Returns and supporting documentation) of the Company and its Subsidiaries promptly upon request. The Company shall use Reasonable Best Efforts to provide access to and facilitate meetings with the customers, distributors, resellers, and marketing affiliates of the Company identified by Parent or Buyer and shall give Parent or Buyer reasonable access to the Company’s and its Subsidiaries’ technical information.
8.12    Confidentiality.
(a)    The parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Non-Disclosure Agreement, dated as of October 15, 2013, by and between the Company and Parent, as amended from time to time (the “Non-Disclosure Agreement”).
(b)    Unless otherwise required by applicable Law, the Company Securityholders, the Company Representatives and the Representative (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Parent, Buyer, this Agreement, the Related Agreements, and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement, except that the Company Shareholders may disclose information to (i) their respective partners, members, shareholders, advisors and other affiliates who have a need to know such information for purposes of the Company Shareholder satisfying its obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 8.12(b) (and enter into a written agreement providing for same for the benefit of Parent and Buyer), or (B) are bound by obligations of confidentiality to the Company Shareholder of at least as high a standard as those imposed on the Company Shareholder under this Section 8.12(b), and (ii) their limited partners, if and to the extent that such information is required to be disclosed to such limited partners pursuant to the terms of the relevant Company Shareholder’s partnership agreement as in effect on the date hereof and, in any case, any disclosures that are not permitted by this Section 8.12(b) made by such partners, members, shareholders, advisors and other affiliates shall be deemed to be a breach of this Section 8.12(b) by such Company Shareholder. The Representative (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Buyer, Parent, the Company, this Agreement and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement, provided that any provisions in the Non-Disclosure Agreement regarding the return or destruction of non-public information shall not apply to the Representative. Notwithstanding anything in this Agreement or in the Non-Disclosure Agreement to the contrary, following the Closing, the Representative shall be permitted to disclose information as required by applicable Law or to employees, advisors or consultants of the Representative and the Indemnifying Parties, in each case who have a need to know such information in order for the Representative to satisfy its obligations under this Agreement and the Escrow Agreement or to Company Securityholders who are subject to the confidentiality obligations under this Section 8.12(b), provided that such persons either (x) agree to observe the terms of this Section 8.12(b) (and enter into a written agreement providing for same for the benefit of Parent and Buyer), or (y) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on the Representative under this Section 8.12(b). Any disclosures that are not permitted

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by this Section 8.12(b) made by such employees, advisors, consultants or Company Securityholders shall be deemed to be a breach of this Section 8.12(b) by the Representative.
8.13    Public Announcements.
(a)    Following the date hereof, neither the Company nor any of the Company Shareholders will (nor will any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with Company Securityholders and third parties to obtain the consents and approvals required under this Agreement and applicable Law, and other than communications to limited partners of the Company Shareholders, or as otherwise required under applicable Law) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of Parent. Following any press release or written publication documentation by Parent or Buyer, the Company and Company Shareholders shall be entitled to make press releases or written publication documentation using substantially the same language used by Parent or Buyer in any press release or public announcement; provided, that any disclosure in such press release or public documentation relating to a Company Shareholder’s return on investment or similar financial metric shall be deemed to be acceptable to Parent hereunder.
(b)    Promptly following the Closing, Parent and Buyer shall make a press release or written publication documentation regarding the subject matter of this Agreement or the transactions contemplated hereby, substantially in the form of a copy of which was previously provided to the Company.
(c)    Prior to the Closing, Parent and Buyer shall provide the Company with opportunity to review any press releases or written publication documentation regarding the subject matter of this Agreement or the transactions contemplated hereby and shall consider in good faith any reasonable comments of the Company thereto, except that this restrictions shall be subject to Parent’s or Buyer’s obligation to comply with applicable securities laws and the rules applicable to companies listed on the NYSE.
8.14    Payment Spreadsheet.
(a)    At least two (2) Business Days prior to the scheduled Closing Date, the Company shall deliver a payment spreadsheet (the “Payment Spreadsheet”) in a form reasonably acceptable to Buyer and the Paying Agent, certified as complete and accurate by the Chief Executive Officer of the Company, setting forth the following information:
(i)    The calculation of “Total Consideration”, including a separate line item for each adjustment thereto in accordance with the definition of “Total Consideration” hereunder;
(ii)    A calculation of the “Per Option Consideration,” in accordance with the definition of “Per Option Consideration” hereunder;
(iii)    A calculation of the “Per Share Consideration,” in accordance with the definition of “Per Share Consideration” hereunder;
(iv)    With respect to each Company Shareholder, (A) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (B) the number, class and series of Company Shares held by such Person, (C) the respective certificate number(s)

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representing such shares, (D) the respective date(s) of acquisition of such shares, (E) for shares acquired on or after January 1, 2011, such Person’s basis in such shares, (F) the cash portion of the Closing Payment Fund to be paid to such Company Shareholder at the Closing in respect of such shares, (G) the number of shares of Parent Common Stock from the Closing Payment Fund to be paid to such Company Shareholder at the Closing in respect of such shares, (H) such Company Shareholder’s Pro Rata Share of the Escrow Amount expressed as a percentage and a Dollar amount, (I) such Company Shareholder’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount, (J) any amount required to be withheld under Tax Laws, (K) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and, to the Knowledge of the Company, whether such election under Section 83(b) of the Code was timely made, (L) the identification of any shares that were purchased upon exercise of stock options that were exercised within 12 months prior to the Closing and the ordinary income recapture amounts required to be reported to any Taxing Authority in connection therewith, (M) in respect of each Founder, the number of shares of Parent Common Stock to be paid to such Founder at the Closing and the number of such shares subject to such Founder’s Holdback Agreement, and (N) such other relevant information that Parent, Buyer or the Paying Agent may reasonably require, if practicable; and
(v)    With respect to each holder of a Company Option or Promised Option, (A) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable), (B) the number of Company Shares underlying each Company Option held by such Person, (C) the respective exercise price per share of such Company Option, (D) the respective grant date(s) of such Company Option, (E) the respective vesting arrangement(s) with respect to any Unvested Company Options or Unvested Promised Options, (F) whether the holder of such Company Option is a Continuing Employee, (G) whether such Company Option is an incentive stock option or a non-qualified stock option (as applicable), (H) with respect to any Option held by an Israeli employee, officer, director or consultant of the Company, a description of whether such Option was granted under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to the Company 102 Options whether an election was made to treat such Option under the capital gain route or ordinary income route, (I) in the case of Vested Company Options or Vested Promised Options, the cash portion of the Closing Payment Fund to be paid to the holder at Closing, (J) any amounts required to be withheld under applicable Tax Laws, (K) such other relevant information that Buyer or the Paying Agent may reasonably require, (L) such Company Optionholder’s Pro Rata Share of the Escrow Amount (as applicable) expressed as a percentage and a Dollar amount, (M) such Company Optionholder’s Pro Rata Share of the Representative Expense Amount (as applicable) expressed as a percentage and a Dollar amount and (N) such other relevant information that Parent, Buyer or the Paying Agent may reasonably require, if practicable.
(b)    In the event that any information set forth in the Payment Spreadsheet becomes inaccurate at any time prior to the Closing, the Company shall deliver a revised Payment Spreadsheet, together with a new certification consistent with Section 8.14(a), whereupon such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this Agreement.
(c)    The Company acknowledges and agrees that the Paying Agent, Escrow Agent, Parent, Buyer and its agents shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.
8.15    Fees and Expenses.
(a)    Except as otherwise provided in this Agreement, (i) all fees, costs and expenses incurred by Parent and Buyer in connection with this Agreement, the Related Agreements, and the transactions

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contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent and Buyer whether or not the Acquisition is consummated and (ii) all Transaction Expenses incurred by the Company or the Company Securityholders prior to the Closing or by the Company Securityholders following the Closing shall be obligations of the Company and shall be paid by the Company, but, if the Closing occurs, shall be borne economically by the Company Securityholders by either (A) deducting the sum thereof from the Total Consideration in accordance with the terms of this Agreement or (B) including the sum thereof as a Liability for purposes of determining the Adjusted Net Cash Amount in accordance with the terms of this Agreement, or to the extent not deducted from the Total Consideration at the Closing, subject to reimbursement by a claim for indemnification pursuant to Article 10; and (iii) all fees, costs and expenses incurred by the Company Securityholders in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (other than Dentons US LLP, legal counsel to the Company Shareholders, which shall be paid by the Company at the Closing and which, for the avoidance of doubt, shall be a Transaction Expense), shall be obligations of such relevant Company Securityholders.
(b)    Within five (5) Business Days of (but in any event no later than three (3) Business Days prior to) the Closing, the Company shall (i) prepare in good faith and deliver to Parent an estimate (the “Statement of Transaction Expenses”) of all Transaction Expenses, and (ii) use its Reasonable Best Efforts to deliver to Buyer a final invoice of all outstanding and unpaid fees, costs and expenses from each third party financial advisor, legal counsel, accountant, consultant or other agent or representative engaged by the Company in connection with the transactions contemplated hereby.
8.16    Calculation of the Adjusted Net Cash Amount.  The Company shall deliver to Parent and Buyer (a) a draft statement setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation the calculation of the Adjusted Net Cash Amount as of the Closing Date in a form reasonably satisfactory to Parent and Buyer not less than two (2) Business Days prior to the Closing Date, and (b) shall deliver to Parent and Buyer a final certificate setting forth the calculation of the Adjusted Net Cash Amount as of the Closing Date, in reasonable detail and accompanied by reasonable back-up documentation, in a form reasonably satisfactory to Parent and Buyer not less than three (3) Business Days prior to the Closing Date, which certificate shall be certified as true, correct and complete as of the Closing Date by the Company’s Chief Executive Officer (the “Adjusted Net Cash Amount Certificate”). For the avoidance of doubt, the Adjusted Net Cash Amount is to be calculated in the same way, using the same methodologies and accounting practices and principles applied on a consistent basis (including with respect to determining estimates and allowances) as the line items comprising the Adjusted Net Cash Amount as set forth on Schedule 1.1(e).
8.17    Current Accounts Receivable Certificate.  The Company shall deliver to Parent and Buyer (a) a draft statement setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation the calculation of the Current Accounts Receivable as of the Closing Date not less than two (2) Business Days prior to the Closing Date, and (b) shall deliver to Parent and Buyer a final certificate setting forth the calculation of the Current Accounts Receivable as of the Closing Date, in reasonable detail and accompanied by reasonably detailed back-up documentation, in a form reasonably satisfactory to Parent and Buyer not less than one (1) Business Day prior to the Closing Date, which certificate shall be certified as true, correct and complete as of the Closing Date by the Company’s Chief Executive Officer (the “Current Accounts Receivable Certificate”).
8.18    Resignation of Officers and Directors.  The Company shall cause each officer and director of the Company and its Subsidiaries to execute a Director and Officer Resignation and Release Letter, subject to and effective as of the Closing Date.

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8.19    Continuing Employees
(a)    The Company shall use its Reasonable Best Efforts to cause each of the Employees who is offered employment with Parent, Buyer or any Subsidiary of Parent or Buyer (excluding the Key Employees) to become a Continuing Employee, each of whom shall have executed and delivered an employment offer letter and proprietary information and invention assignment agreement, each on Parent’s form, effective on the Closing Date (collectively, the “Continuing Employee Employment Agreements” and together with the Key Employee Employment Agreements, the “Employment Agreements”).
(b)    In connection with the employment of the Continuing Employees, as promptly as practicable after the date of this Agreement, Parent shall submit to the Israel Tax Authority the equity incentive plan of Parent and shall take commercially reasonable actions necessary to qualify such plan as a capital gains route plan under Section 102(b)(2) and Section 102(b)(3) of the Israeli Tax Ordinance.
(c)    As soon as reasonably practicable following the qualification of such equity incentive plan of Parent described in clause (b), Parent shall grant of restricted stock units to Continuing Employees and other employees engaged in the Company’s business at Parent or the Company following the Closing, covering shares of Parent Common Stock having an aggregate value equal to the sum of: (A) $15,000,000 plus (B) an amount equal to the aggregate cash amount underlying all (i) Unvested Options allocated to Continuing Employees, (ii) Unvested Options allocated to Contractors of the Company whose service will continue following the Closing and (iii) Unvested Promised Options promised to Continuing Employees or to Contractors whose service will continue following the Closing), determined by taking the excess, if any, of the Per Share Consideration, over the applicable per share exercise price of each such Unvested Company Option or Unvested Promised Option. For purposes of this clause (c), the value with respect to each such restricted stock unit of Parent so granted shall be determined based on the trading price of Parent Common Stock on the grant date of such restricted stock unit of Parent.
8.20    Non-Continuing Employees and Termination of Consultants.  Prior to the Closing Date, the Company shall provide a notice of termination of employment to each of the Non-Continuing Employees, which notice shall become effective as of and subject to the Closing, and, unless instructed otherwise by Parent or Buyer in writing, a notice of termination of the consulting relationship to each of the Contractors. The Company shall use Reasonable Best Efforts to obtain a valid general release of claims and separation agreement, in a form reasonably satisfactory to Parent and Buyer, from each Non-Continuing Employee.
8.21    Company Options.
(a)    The Company shall not exercise any discretion to accelerate the vesting of any outstanding Company Options as a result of the transactions contemplated by this Agreement except as set forth in Schedule 8.21(a).
(b)    Before the Closing Date, the Company shall take all such actions as are necessary (including, to the extent necessary, obtaining written consents or waivers from the holders of the applicable Company Option) such that, immediately prior to the Closing, each Vested Company Option that is outstanding and unexercised shall be cancelled as of the Closing and the holder thereof shall be entitled only to the benefits on and subject to the terms of Section 2.2.
8.22    Optionholder Waiver and Acknowledgement.  The Company shall use its Reasonable Best Efforts to cause each Vested Company Optionholder and each Vested Promised Optionholder to execute the Optionholder Waiver and Acknowledgement to be executed on or prior to the Closing Date.

EXECUTION VERSION

8.23    Shareholder Release.
(a)    Effective as of and subject to the Closing, each Contributing Securityholder does for himself, herself or itself and his, her or its respective controlled affiliates (other than, for the avoidance of doubt, portfolio companies of the Contributing Securityholders where such Contributing Securityholder’s own (directly or indirectly) a minority stake, the Company and its affiliates), partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company and each of its officers, directors, shareholders, affiliates, employees and agents (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Contributing Securityholder now has, or at any time previously had, or shall or may have in the future, as a Contributing Securityholder, officer, director, contractor, consultant or employee of the Company, in each case arising by virtue of or in any matter related to any actions or inactions with respect to the Company or its affairs with respect to the Company on or before the Closing, including (i) any claim or right with regard to any Company Shares or Company Options other than the Company Shares or Company Options as specifically set forth in the Payment Spreadsheet (including claims in connection with the Escrow Fund, which are expressly not waived); (ii) any claim or right to receive any portion of the Total Consideration or any other form, amount or value of consideration payable to any Company Shareholder pursuant to the terms of this Agreement, other than as specifically set forth in the Payment Spreadsheet (subject to any changes and adjustments contemplated in this Agreement); or (iii) any claim with respect to the authority or enforceability to enter into this Agreement, the Acquisition or any of the transactions contemplated hereby; provided that Released Matters shall not include any rights pursuant to the transactions contemplated by this Agreement and the Related Agreements or for the avoidance of doubt any rights relating to any employment payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits, in each case to the extent earned but unpaid prior to the Closing Date, and unreimbursed expenses.
(b)    Each Company Securityholder hereby confirms, acknowledges, represents and warrants, severally and not jointly with respect to itself, that such Company Securityholder: (A) (i) is the holder of the number of Company Shares and/or Company Options set forth in the Payment Spreadsheet; (ii) other than the number and class of Company Shares and/or Company Options set forth in the Payment Spreadsheet, is not entitled to any additional Company Shares or Company Options or any other form of equity interests, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into Company Securities; (iii) waives, effective as of and subject to the Closing, any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the Closing or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (iv) effective as of and subject to the Closing, fully, finally, irrevocably and forever waives any right to convert any of its Company Shares into any other class or series of Company Shares presently and through the Closing; (B) (i) examined the Payment Spreadsheet and is entitled, with respect to his, her or its Company Shares, only to the distribution set forth in the Payment Spreadsheet (subject to any changes and adjustments contemplated in this Agreement); and (ii) effective as of and subject to the Closing, waives any right to receive consideration other than as set forth in the Payment Spreadsheet (including, without limitation, for any interest payments (except for interest on the Escrow Amount to the extent payable to such Company Securityholder pursuant to the Escrow Agreement), the method of determination or calculation of any of the values or allocations pursuant to this Agreement, any preferential or other amount resulting from its

EXECUTION VERSION

investment in the Company or the purchase of Company Shares (e.g. in the form of indemnification), the conversion of Company Shares, any other rights of any nature under the Company Organizational Documents, or any Shareholders Agreement, which the Company Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Company Shareholders in the Payment Spreadsheet); (C) effective as of and subject to the Closing, terminates and waives any rights, powers and privileges such Company Shareholder has or may have pursuant to any “Shareholders Agreement” which was in effect prior to the Closing Date (which for purposes of this Agreement will be defined as any investors rights agreement (including the IRA), registration rights agreement or shareholders agreement entered into by such Company Shareholders with respect to the Company, but, for the avoidance of doubt, shall not include the Shareholders Agreement) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement or convertible loan agreement such Company Shareholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force, and except as required under the terms of this Agreement or as necessary to consummate the Acquisition, agrees not to sell, transfer, assign or convert any of its Company Shares and/or Company Options, or subject such Company Shares and/or Company Options to any Liens, except pursuant to a transfer request of Company Shares provided to the Company and Parent prior to the date of this Agreement; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.
(c)    It is the intention of the Contributing Securityholders in executing the release contained in this Section 8.23, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 8.23 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud, willful misconduct or willful misrepresentation, or the breach of any applicable Law on the part of such Released Party. Each Contributing Securityholder hereby severally represents to Parent and Buyer that such Contributing Securityholder has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any person any Released Matters and that no person other than such Contributing Securityholder has any interest in any Released Matter by Law or contract by virtue of any action or inaction by such Contributing Securityholder. In furtherance, and not in limitation, of the forgoing, each of the Contributing Securityholders (i) agrees that by receiving the amount of the Total Consideration as provided in this Agreement, such Contributing Securityholder will be fully compensated for the transfer of its Company Shares to Buyer and (ii) effective as of and subject to the Closing, agrees that all claims by such Contributing Securityholder to any consideration for the transfer of its shares to Buyer other than as provided in this Agreement and the agreements ancillary to it (including the Escrow Agreement), or for any other rights that such Contributing Securityholder holds in (or is owed by) Buyer, the Company or any of their affiliates or Subsidiaries (including as a result of any terms of the Company’s certificate of incorporation), is forever waived.
(d)    In furtherance, and not in limitation, of the forgoing, each Contributing Securityholder hereby expressly waives, subject to and effective as of the Closing, any and all rights and benefits conferred upon him, her or it by the Company Organizational Documents, the provisions of applicable Law, rule and regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

EXECUTION VERSION

(e)    The invalidity or unenforceability of any part of this Section 8.23 shall not affect the validity or enforceability of the remainder of this Section 8.23, which shall remain in full force and effect.
8.24    Tax Matters.
(a)    Tax Returns Filed Before the Closing Date. The Company will cause to be prepared and timely filed all Tax Returns of the Company or any of its Subsidiaries required to be filed on or after the date of this Agreement and prior to the Closing Date (taking into account any validly obtained extensions to file). Such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law), shall be provided to Parent for review not later than fifteen (15) days prior to the due date for filing (including any applicable extensions), shall be revised to reflect Parent’s reasonable comments, and shall not be filed without Parent’s approval, which shall not be unreasonably withheld, conditioned or delayed.
(b)    Tax Returns Filed On or After the Closing Date.     Buyer will cause to be prepared and timely filed all Tax Returns of the Company or any of its Subsidiaries required to be filed on or after the Closing Date. With respect to any such Tax Return for any Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Return”), if such Pre-Closing Tax Return reflects Taxes for which Buyer will seek indemnification pursuant to Article 10, then such Pre-Closing Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law as determined in the reasonable discretion of Parent) and not later than fifteen (15) days prior to the due date for the filing of such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide the Representative with a copy of any such Tax Return that reflects only operations and Taxes relating to the Company or any of its Subsidiaries, or a pro forma Tax Return reflecting only such operations and Taxes. Buyer shall consider in good faith any written comments provided by the Representative in connection with such Tax Returns.
(c)    Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, gross receipts, excise, recording, conveyance, stamp, registration or other similar Taxes or fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with this Agreement shall be paid by the Company Shareholders when due, and the Representative shall, at the expense of the Company Shareholders, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
(d)    Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company or any of its Subsidiaries for which an indemnification claim could be made pursuant to Article 10, Parent, Buyer and the Company, on the one hand, and the Representative and the Company Securityholders, on the other hand, shall cooperate fully with each other, including by furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.
(e)    Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company and each of its Subsidiaries shall take all action necessary to cease and terminate any Tax allocation, sharing or indemnity agreement or arrangement (other than between the Company and any of its wholly-owned Subsidiaries) effective at the Closing, and all obligations thereunder shall terminate and no additional payments shall be made thereunder after the Closing, except with respect to any claims in effect as of such termination.

EXECUTION VERSION

8.25    Directors’ and Officers’ Insurance.
(a)    For a period of six (6) years following the Closing, Buyer or its successor shall, and Parent shall cause Buyer or its successor to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under applicable Law, the Articles of Association as in effect on the date hereof or pursuant to the indemnification agreements listed in Schedule 8.25 attached hereto (the “Indemnification Schedule”), insofar as such indemnification, advancement of expenses and exculpation for acts or omissions provisions relate to the directors and officers of the Company set forth in the Indemnification Schedule (such directors and officers being herein called the “Company Indemnitees”), regardless of whether any proceeding relating to any Company Indemnitee’s rights to indemnification or advancement of expenses or to any such acts or omissions is commenced before or after the Closing. The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. If any claim is made against or involves any Company Indemnitee on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 8.25 shall continue in effect with respect to such claim until the final disposition thereof. The obligations of Parent, Buyer, the Company (following the Acquisition) or its successors under this Section 8.25 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnitee (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnitee (or his or her heirs, personal representatives, successors or assigns, as applicable). Notwithstanding the foregoing, the obligations of the Parent, Buyer and the Company (following the Acquisition) (i) shall be subject to any limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from Buyer or its successor or Parent with respect to any particular amount of Loss recoverable by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as an Indemnifying Party pursuant to this Agreement or any Related Agreement. Notwithstanding the foregoing, Parent and Buyer shall have no obligation to maintain the existence of the Company for any specified period following the Closing.
(b)    The Company shall purchase, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for acts or omissions occurring prior to the Closing that will remain in effect for a period of six years after the Closing, the material terms of which, including coverage and amount, are comparable to those of the Company’s current directors’ and officers’ liability insurance policy (copies of which have been delivered by the Company to Parent and its representatives prior to the date hereof). Parent shall cooperate in good faith with the Company Indemnitees to use the tail coverage with respect to claims relating to acts or omissions occurring prior to the Closing.
8.26    Termination or Waiver of Company Shareholders Rights.  Each Executing Shareholder, by execution of this Agreement, hereby, on behalf of himself, herself or itself, and on behalf of each other Company Shareholder (a) waives, conditional upon and effective as of the Closing, and terminates, as of and contingent upon the Closing, any rights of first refusal, rights to any liquidation preference, redemption rights and rights of notice, including but not limited to those set forth in the Company Organizational Documents, the Amended and Restated Purchasers Rights Agreement, dated June 11, 2013, as amended on July 31, 2013, by and among the Company, the Founders, holders of Company Ordinary Shares and the Purchasers (each as defined therein) (the “IRA”) and (b) terminates, conditional upon and effective as of the Closing, the IRA.
8.27    Further Assurances.  Each of Parent, Buyer, the Company and the Company Shareholders, at the request of the other party or parties (as the case may be), shall execute and deliver such other certificates,

EXECUTION VERSION

instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.
8.28    Founder Employment.  Netanel Davidi hereby agrees that he will not spend more than 170 days in the United States during calendar year 2014.  Parent and Buyer agree that each, and any affiliate thereof, will not require Netanel Davidi to spend more than 170 days in the United States during calendar year 2014. Each of Netanel Davidi, Parent, Buyer and the Company hereby agree that without the prior written consent of the Representative (a) the Founder Note shall not be amended or modified (except with the written instructions of the Representative) and (b) no payment under the Founder Note shall be forgiven. Parent and Buyer hereby covenant and agree that neither the Company nor any of its successors or assigns shall transfer the Founder Note to any Person other than a non-United States affiliate of Parent.
ARTICLE 9
PRE-CLOSING TERMINATION, AMENDMENT AND WAIVER
9.1    Termination.
Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by mutual written agreement of Parent, Buyer and the Company;
(b)    by Parent, Buyer or the Company, if the Closing Date shall not have occurred by May 21, 2014; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party who is in breach of this Agreement or whose action or failure to act has materially contributed to or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)    by Parent or Buyer, or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, or final and non-appealable injunction, order or other legal restraint that is in effect and that, after consultation with counsel, has the effect of making the Acquisition illegal;
(d)    by Parent or Buyer, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Authority, which would, after consultation with counsel, constitute an Action of Divestiture;
(e)    by Parent or Buyer, if they are not in material breach of their obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or a Company Securityholder contained in this Agreement or any Related Agreement such that the conditions set forth in Section 3.3(b)(i) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
(f)    by the Company, if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Buyer contained in this Agreement such that the conditions set forth in Section 3.3(d)(i) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof

EXECUTION VERSION

to Parent and Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
9.2    Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer, the Company, their respective officers, directors or stockholders, or any Company Shareholder; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for any fraud or any intentional misrepresentation or intentional breach of this Agreement that occurred prior to such termination; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or any Related Agreements prior to its termination; and provided further, however, that, the provisions of Section 8.12 (Confidentiality), Section 8.13 (Public Announcement), Section 8.15 (Fees and Expenses), this Section 9.2 and Article 11 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9.
9.3    Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment. Notwithstanding the foregoing, a Company Shareholder may become a party to this Agreement, without the consent of the other parties hereto, by the execution and delivery by such Company Shareholder of a signature page to this Agreement whereupon such Company Shareholder shall for all purposes hereunder be deemed to be a “Contributing Securityholder.”
9.4    Extension; Waiver.  At any time prior to the Closing, Parent and Buyer, on the one hand, and the Company and the Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Indemnifying Parties agree that any extension or waiver signed by the Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.
ARTICLE 10
POST-CLOSING INDEMNIFICATION
10.1    Survival of Representations and Warranties.
(a)    The representations and warranties of the Company and the Contributing Securityholders contained in this Agreement or the Closing Certificates shall survive until the date that is twenty-four (24) months after the Closing Date (the date of expiration of such twenty-four (24)-month period, the “Survival Date”); provided, however, that, in the event of the fraudulent or willful breach of any representation or warranty of the Company contained in this Agreement or the Certificates, such representation or warranty shall survive without limitation; provided further, however, that (i) the representations and warranties of the Company contained in Section 4.12 (Intellectual Property) and in Section 4.7 (Financial Statements) shall survive the Closing and shall remain in full force and effect until

EXECUTION VERSION

the thirty-six (36)-month anniversary of the Closing, (ii) the representations and warranties of the Company contained in Section 4.10 (Taxes) shall survive the Closing and shall remain in full force and effect until 90 days after the expiration of the applicable statute of limitations in respect of Taxes addressed by any such representation and warranty and (iii) the representations and warranties (x) of the Contributing Securityholders in this Agreement and (y) of the Company set forth in (A) Section 4.1 (Organization and Good Standing), (B) Section 4.2 (Authority and Enforceability), (C) Section 4.4 (No Conflicts) and (D) Section 4.5 (Capitalization) shall survive the Closing and shall remain in full force and effect in perpetuity and without limitation (the survival period of each such representation and warranty, as applicable, being referred to herein as the “Survival Period”), regardless of any investigation or disclosure made by or on behalf of any of the parties hereto (such representations and warranties of the Contributing Securityholders and of the Company set forth in Sections 4.1, 4.2, 4.4, 4.5, 4.7 and 4.10 being referred to hereinafter as the “Surviving Representations”). The representations and warranties of Parent and Buyer contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. In the event that an Officer’s Certificate asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive (in the case of the representations and warranties that survive until the Survival Date, which survival period is not being extended beyond the Survival Date by this parenthetical, such delivery may be made before 5:00 p.m., local time, at Parent’s corporate headquarters in California on the date that is five (5) Business Days after the Survival Date (the “Escrow Release Date”)), then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty, until such claim is settled or otherwise determined in accordance with the provisions of this Article 10.
(b)    All of the covenants or other agreements of the parties hereto contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Notwithstanding the foregoing, (i) the Indemnified Parties (as defined below) shall not be entitled to indemnification with respect to any breach by the Company following the Closing, and (ii) except in the case of willful breach, the Indemnified Parties may not make any claim for breach of a covenant that by its nature is required to be performed by or prior to the expiration of the Survival Period after the Escrow Release Date; provided, however, that in the event that an Officer’s Certificate asserting breach of any such covenant is delivered before the Escrow Release Date, then the claims arising in connection with such Officer’s Certificate shall survive for the benefit of all Indemnified Parties beyond the expiration of the Escrow Release Date with respect to such covenant, until such claim is settled or otherwise resolved in accordance with the provisions of this Article 10.
10.2    Indemnification.
(a)    Subject to the provisions of this Article 10, from and after the consummation of the Acquisition, each of the Contributing Securityholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agrees to, severally (based on such Indemnifying Party’s Pro Rata Share of each Loss covered by this Section 10.2(a)) and not jointly, indemnify and hold harmless Parent, Buyer each of their Subsidiaries (including, following the Closing, the Company and its Subsidiaries), their respective affiliates and the respective officers, directors, employees, agents and representatives of Parent, Buyer each of their Subsidiaries (including, following the Closing, the Company and its Subsidiaries) and their respective affiliates (collectively, the “Indemnified Parties”), against, without duplication, all claims, actions, proceedings, losses, liabilities, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’, and expenses and including any such reasonable out-of-pocket fees and expenses (including fees and expenses of third party consultants retained for such purpose) incurred in connection

EXECUTION VERSION

with investigating, defending against or settling any of the foregoing and any Taxes incurred as a result of the foregoing, but excluding any of the foregoing arising solely from (i) (a) special circumstances of Parent or Buyer that the Company could not foresee or (b) special circumstances of Parent or Buyer of which the Company has no Knowledge or (ii) Parent or Buyer’s failure to mitigate any of the foregoing as required by applicable Law (hereinafter individually a “Loss” and collectively, “Losses”), incurred or sustained by the Indemnified Parties or any of them (including the Company and its Subsidiaries following the Closing), resulting from, or arising out of any of the following (the “Indemnifiable Matters”):
(i)    any failure of a representation or warranty of the Company or any Company Securityholder contained in this Agreement, the Escrow Agreement or in the Certificates to be true and correct in all respects in accordance with their terms;
(ii)    subject to Section 10.1(b), any failure by the Company or any Company Securityholder to perform or comply with any covenant, agreement or any other provision applicable to the Company or any Company Securityholder contained in this Agreement, the Escrow Agreement or in the Certificates;
(iii)    in the event the Adjusted Net Cash Amount calculated as of the Closing (the “Closing Adjusted Net Cash Amount”) is less than the Adjusted Net Cash Amount set forth in the Adjusted Net Cash Amount Certificate and the Closing Adjusted Net Cash Amount is less than zero (0), then the lesser of (A) the absolute value of the Closing Adjusted Net Cash Amount and (B) the amount by which the Closing Adjusted Net Cash Amount is less than the Adjusted Net Cash Amount set forth in the Adjusted Net Cash Amount Certificate;
(iv)    any Transaction Expenses of the Company not repaid prior to or concurrently with the Closing (other than Transaction Expenses to the extent taken into account in the calculation of the Adjusted Net Cash Amount);
(v)    any Indebtedness not repaid prior to or concurrently with the Closing (other than Indebtedness to the extent taken into account in the calculation of the Adjusted Net Cash Amount);
(vi)    any Current Accounts Receivable that were included in the calculation of the Adjusted Net Cash Amount that are not received by Parent within the ninety (90) day period commencing on the Closing Date;
(vii)    any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Securities or rights or purported rights to acquire Company Securities or other equity interests in the Company (or the economic value thereof), or in connection with the Acquisition or any of the other transactions contemplated hereby, including (1)  claims arising under Contracts to which any such holder in its capacity as such is a party or by which it is bound, or (2) claims alleging violations of fiduciary duty;
(viii)    any inaccuracy or omission in the Payment Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts that such Person is entitled to receive pursuant to the terms of this Agreement or any amounts that a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Payment Spreadsheet;
(ix)    any claim or threatened claim by any actual or purported Contributing Securityholder relating to any alleged action or failure to act on its behalf by the Representative or asserting

EXECUTION VERSION

any right to receive such Contributing Securityholder’s Pro Rata Share of the Escrow Amount on an accelerated basis rather than in accordance with the terms of this Article 10 or the Escrow Agreement;
(x)    any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;
(xi)    any fraud by the Company or Company Securityholders in connection with, or any willful breach of, this Agreement or the Certificates;
(xii)    any payment or consideration arising under any consents, notices, waivers, terminations, modifications or approvals of any party under any Contract as are required in connection with the Acquisition or for any such Contract to remain in full force or effect following the Closing;
(xiii)    any unpaid Pre-Closing Taxes, except to the extent included as Liabilities on the Adjusted Net Cash Amount Certificate;
(xiv)    those matters set forth on Schedule 10.2(a)(xiv) hereto; or
(xv)    the matter set forth on Schedule 10.2(a)(xv) hereto.
(b)    Notwithstanding Section 10.1(b), Section 10.2(a), Section 10.3(a) or anything else in this Agreement to the contrary, (i) nothing in this Agreement shall limit the liability of any Person who commits fraud or willfully breaches, or has actual knowledge of any fraud or willful breach of the Company in connection with, this Agreement, the Escrow Agreement, the Certificates or the transactions contemplated hereby and thereby for any Losses incurred or sustained by the Indemnified Parties or any of them (including the Company) as a result of any such fraud or such willful breach; (ii) none of the Indemnified Parties’ legal claims arising out of any such fraud or willful breach shall be limited or waived by this Article 10 or this Agreement with respect to any Person committing such fraud or such willful breach or having actual knowledge of the Company’s fraud or willful breach; and (iii) none of the Indemnified Parties’ equitable claims arising out of any fraud or any willful breach shall be limited or waived by this Article 10 or this Agreement.
(c)    For the purpose of this Article 10 only, solely when determining the amount of Losses suffered (but not whether a breach, inaccuracy or failure has occurred) by an Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of the Company or any failure by the Company or any Indemnifying Party to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality, dollar amount (in the case of Material Contracts), Company Material Adverse Effect or Knowledge, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.
(d)    The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from Parent, Buyer or, following the Closing, the Company and its Subsidiaries with respect to any Loss claimed by an Indemnified Party.
10.3    Maximum Payments; Remedy.
(a)    No claim for indemnification may be made under Section 10.2(a)(i) (other than recovery under Section 10.2(a)(i) for any breach or inaccuracy of the Surviving Representations, or any fraud in connection with, or any willful breach of, any representation or warranty of the Company or Company Shareholders contained in this Agreement, the Escrow Agreement or the Certificates or under Section 10.2

EXECUTION VERSION

(a)(iii)) unless and until the aggregate amount of Losses of the Indemnified Parties that may be claimed thereunder (together with any Losses that may be claimed under any other subsection of Section 10.2(a)) exceeds $100,000 (the “Threshold”), and once such Threshold has been reached, the Indemnifying Parties shall be liable to the Indemnified Parties for the full amount of all Losses, including those that comprised any portion of the Threshold.
(b)    Subject to Section 10.2(b), the maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters described in Section 10.2(a)(i) shall be limited as follows:
(i)    with respect to such Indemnifiable Matters other than those set forth in clauses (ii) and (iii) of this Section 10.3(b), to such Indemnifying Party’s Pro Rata Share of the Escrow Fund.
(ii)    with respect to such Indemnifiable Matters to the extent they arise from any breach or inaccuracy of the Surviving Representations, to such Indemnifying Party’s Pro Rata Share of the Total Consideration received by the Indemnifying Parties from Parent, Buyer and their respective affiliates.
(iii)    with respect to such Indemnifiable Matters to the extent they arise from any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.12 (Intellectual Property), collectively with any other indemnification the recovery for which is limited pursuant to Section 10.3(b)(i) and Section 10.3(d), to such Indemnifying Party’s Pro Rata Share of thirty-five percent (35%) of the Total Consideration, without duplication (inclusive of any amounts paid with respect to any Losses claimed under Section 10.2(a)(i)), on a Pro Rata Basis among all Contributing Securityholders.
(c)    Subject to Section 10.2(b), the maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters described in Section 10.2(a)(vii)-10.2(a)(ix), Section 10.2(a)(xi), Section 10.2(a)(xiii) and Section 10.2(a)(xv), to such Indemnifying Party’s Pro Rata Share of the Total Consideration, received by the Indemnifying Parties from Parent, Buyer and their respective affiliates.
(d)    Subject to Section 10.2(b), the maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters described in Section 10.2(a)(ii)-10.2(a)(vi), Section 10.2(a)(x) and Section 10.2(a)(xii) and Section 10.2(a)(xiv), to such Indemnifying Party’s Pro Rata Share of the Escrow Fund.
(e)    Subject to Section 10.2(b), Section 10.3(g) and Section 10.3(h), Parent’s and Buyer’s indemnification rights pursuant to Article 10 shall constitute the sole and exclusive remedy of the Indemnified Parties for all Losses that are to be indemnified by the Indemnifying Parties hereunder, under the Escrow Agreement, or the Certificate.
(f)    If an Indemnified Party’s claim under this Article 10 may be brought under different sections of Section 10.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article 10, provided, however, that no Indemnified Party shall be entitled to recover from an Indemnifying Party more than once.
(g)    Nothing in this Article 10 shall limit the liability of the Company for any breach of any representation, warranty, covenant or agreement contained in this Agreement, the Escrow Agreement or any Certificate if the Acquisition is not consummated.

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(h)    Nothing in this Agreement shall limit the right of any Indemnified Party or Parties to pursue remedies under any Related Agreement (other than the Escrow Agreement or any Certificate) against the parties thereto.
(i)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights or remedies of Parent, Buyer or any other Indemnified Party against another Indemnifying Party in connection with (i) any fraud in connection with, or any willful breach of, this Agreement or the Certificates committed by such Indemnifying Party; (ii) the Related Agreements (other than the Escrow Agreement or any Certificate), executed by such Indemnifying Party; or (iii) seeking any equitable remedies against such Indemnifying Party. Subject to Section 10.2(b), no Indemnifying Party shall have any liability with respect to the representations, warranties, covenants and agreements made by any other Indemnifying Party other than the Company or Losses that result from fraud by another Contributing Shareholder.
(j)    Notwithstanding anything to the contrary contained herein, other than with respect to claims based on the fraud or willful breach of a specific Contributing Securityholder or a specific Contributing Stockholder’s actual knowledge or fraud or willful breach by the Company or as otherwise expressly provided in Section 10.2(b), no Contributing Securityholder shall be liable for more than such Contributing Securityholder’s Pro Rata Share of the Total Consideration received by such Contributing Securityholder from Parent, Buyer or their respective affiliates.
10.4    Claims for Indemnification; Resolution of Conflicts
(a)    Making a Claim for Indemnification; Officer’s Certificate. An Indemnified Party may seek recovery of Losses pursuant to this Article 10 by delivering to the Representative an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual): (i) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; and (ii) specifying in reasonable detail, to the extent known, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related and a good faith non-binding, preliminary estimate of the amount which such Indemnified Party claims to be entitled to receive hereunder, which shall be the amount of Losses such Indemnified Party claims to have so incurred or suffered; provided, however, that the Officer’s Certificate (A) need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, and (B)  may be updated and amended from time to time by the Indemnified Party, if the Indemnifying Party becomes aware of any new facts, which are relevant to the applicable indemnification claim, and which were not known to the Indemnified Party as of the Claim Date, by delivering an updated or amended Officer’s Certificate to the Representative or applicable Indemnifying Parties, as the case may be.
(b)    Objecting to a Claim for Indemnification.
(i)    The Representative may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, however, that,

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to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. (California time) on the thirtieth (30th) day following the Claim Date of the applicable Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.
(ii)    To the extent that the Representative does not object in writing (as provided in Section 10.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Representative (or the applicable Indemnifying Parties, as the case may be) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within thirty (30) days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party, subject to Sections 10.3(a), 10.3(b) and 10.4(e).
(c)    Resolution of Conflicts.
(i)    In case the Representative timely delivers an Objection Notice in accordance with Section 10.4(b)(i) hereof, the Representative (or such objecting Indemnifying Party) and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative (or the objecting Indemnifying Parties) and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Parties to the Indemnified Parties pursuant to the Settled Claim within thirty (30) days of the applicable claim becoming a Settled Claim, subject to Sections 10.3(a), 10.3(b) and 10.4(e).
(ii)    If no such agreement can be reached after good faith negotiation prior to forty-five (45) days after delivery of an Objection Notice, then upon the expiration of such forty-five (45) day period Parent, Buyer or the Representative (or the objecting Indemnifying Party) may submit any such dispute for resolution pursuant to the provisions of Section 11.9. Judgment upon any award rendered pursuant to the provisions of Section 11.9 may be entered in any court having jurisdiction. Claims determined pursuant to the provisions of Section 11.9 are referred to herein as “Resolved Claims.”
(d)    Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this Article 10, to the extent that such claim has not yet been satisfied by cash payment or by release to the Indemnified Party of funds from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this Article 10 specified in any Officer’s Certificate delivered pursuant to Section 10.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied by cash payment or release to the Indemnified Party of funds from the Escrow Fund.
(e)    Payment of Indemnification Claims from Escrow Fund; Distribution of the Escrow Fund.
(i)    Subject to Sections 10.4(a), (b) and (c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Article 10, subject to the terms of this Agreement, the Indemnified Parties shall have the right (but not the obligation), in the manner provided in

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this Section 10.4(e)(i), to recover the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification hereunder by the release of funds from the Escrow Fund.
(ii)    Notwithstanding anything to the contrary set forth in this Agreement or the Escrow Agreement, each of Parent and Buyer is hereby authorized at any time and from time to time to set off any and all Payable Claims against the Escrow Fund without the consent of the Representative.
(iii)    If the amounts held in the Escrow Fund are reduced pursuant to Section 10.3 or Section 10.4 or the Escrow Agreement, Parent and Buyer shall be entitled to permanently retain such amounts. Notwithstanding anything to the contrary set forth in this Agreement, all claims for indemnification by an Indemnified Party for Losses pursuant to this Agreement, the Escrow Agreement and the Certificates shall be satisfied (i) first, from the Escrow Fund so long as the amount in the Escrow Fund is greater than zero, and (ii) second, against the Indemnifying Parties directly not exceeding such Indemnifying Party’s Pro Rata Share of such Losses and subject to the limitations set forth in this Article 10, but only to the extent that such Losses cannot be recovered from the Escrow Fund; provided, however, that claims or recoveries in respect of any fraud in connection with, or any willful breach of, this Agreement, the Escrow Agreement or the Certificates may be made in the sole and absolute discretion of the Indemnified Parties either from the Escrow Fund or directly against the Indemnifying Parties rather than from the Escrow Fund; provided, further, to the extent an Indemnified Party recovers any amounts in connection therewith such recovered amounts shall not reduce the amount the Indemnified Parties may recover with respect to any other Indemnifiable Matters.
(iv)    Promptly after the Survival Date, Parent or Buyer will notify the Representative in writing of the amount retained to satisfy all claims for indemnification that have been asserted pursuant to a valid Officer’s Certificate, but not resolved on or prior to 11:59 p.m. (California time) on the Survival Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). On the Escrow Release Date, an amount equal to (i) the amount held in the Escrow Fund as of the Survival Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) an amount equal to the Retained Escrow Amount, shall be transferred and delivered to the Indemnifying Parties with each Indemnifying Party to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be distributed by (B) such Indemnifying Party’s Pro Rata Share. Following the Escrow Release Date, after resolution and payment of a Continuing Claim any amounts remaining in the Escrow Fund with respect to such resolved and paid Continuing Claim (other than amounts retained to satisfy other Continuing Claims, which shall be retained in the Escrow Fund until resolution of the applicable Continuing Claim, shall be released promptly thereafter in accordance with the provisions of the Escrow Agreement and the Holdback Agreement, as the case may be), shall promptly be transferred and delivered to the Company Shareholders in an amount with respect to each Company Shareholders equal to the product obtained by multiplying (A) the amount to be distributed by (B) such Indemnifying Party’s Pro Rata Share. The distributions provided in this Section 10.4(e)(iv) are subject to the terms of Section 10.6(b), the Holdback Agreement and the Escrow Agreement. Upon any distribution from the Escrow Fund, the Representative shall provide Parent, Buyer and the Escrow Agent with payment delivery instructions for the payments to be made from the Escrow Fund to each Indemnifying Party and Parent and Buyer will be entitled to rely on such instructions for purposes of satisfying its obligation to distribute the Escrow Amount to the Indemnifying Parties.
(v)    Any amounts payable to the Indemnifying Parties pursuant to clause (iii) above (A) shall be rounded to the nearest one hundredth (0.01) of a Dollar (with amounts 0.005 and above rounded up) and (B) if subject to applicable Tax withholding shall be transferred to the Paying Agent prior to distribution and Paying Agent will then deduct the appropriate Tax withholding amounts and distribute

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net funds to the applicable Indemnifying Party. If the sum of the final amounts payable to the Indemnifying Parties, rounded as a result of the preceding sentence, does not equal the remaining Escrow Amount, then the appropriate amount will be added or subtracted from the Indemnifying Party with the greatest Pro Rata Share, such that the sum of such final amounts does equal the remaining Escrow Amount.
(f)    Treatment of Indemnification Payments. The Indemnifying Parties, the Representative, Parent and Buyer agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 10.2 as adjustments to the Total Consideration for all Tax purposes, to the maximum extent permitted by Law.
10.5    Third Party Claims.  In the event Parent or Buyer becomes aware of a third party claim (a “Third Party Claim”) which Parent or Buyer reasonably believe may result in a claim for indemnification pursuant to this Section 10.5, Parent or Buyer shall promptly notify the Representative in writing of such claim, and the Representative shall be entitled on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. No delay in providing such notice shall affect an Indemnified Parties’ rights hereunder unless (and then only to the extent that) the Representative or the Contributing Securityholders are prejudiced thereby. Parent and Buyer shall have the right in their respective discretion to conduct the defense of, and to settle, any such claim (it being understand that, without limiting Parent’s and Buyer’s discretion to determine strategy with respect to such claim, Parent and Buyer shall on an overall basis defend such claim with reasonable diligence and in good faith) and the Representative shall not be entitled to participate in any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim; provided, however, that Parent and Buyer may not settle any Third Party Claim without the prior written consent of the Representative (which consent not to be unreasonably withheld, delayed or conditioned); provided further, however, that the consent of the Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Representative shall have objected within thirty (30) days after a written request for such consent by Parent. In the event that the Representative has consented to any such settlement, adjustment or compromise, the Indemnifying Parties or the consenting Indemnifying Parties, as applicable, shall have no power or authority to object under any provision of this Section 10.5 to the amount of such settlement, adjustment or compromise constituting a Payable Claim.
10.6    Representative.  Each of the Indemnifying Parties hereby appoints the Representative as his, her or its true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on their behalf and exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement.
(a)    Powers of the Representative.
(i)    The Representative shall have and may exercise all of the powers conferred upon it pursuant to this Agreement and the Escrow Agreement, which shall include:
(A)    The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnifying Parties, including this Agreement and the Escrow Agreement;
(B)    The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Party, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable),

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and to take any and all action for and on behalf of Indemnifying Parties, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument;
(C)    The power (subject to the provisions of Section 10.6(a) hereof) to contest, negotiate, defend, compromise or settle any indemnification claims or Actions for which an Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any indemnification claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such indemnification claims, resolve any indemnification claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;
(D)    The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties;
(E)    The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder;
(F)    The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Parties (other than the payment of the Total Consideration in accordance with the terms hereof and in the manner provided herein); and
(G)    The power to take any actions contemplated hereunder or under the Escrow Agreement and otherwise in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and in the Escrow Agreement or as the Representative reasonably believes are in the best interests of the Indemnifying Parties;
provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Indemnifying Parties; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Party, whereupon the Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Representative, and all references to the Representative in such event shall include also such Indemnifying Party. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Parties agrees that discrimination between or among Indemnifying Parties solely on the basis of the respective number of Company Securities held by each Indemnifying Party or their respective Pro Rata Shares shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Representative shall not be entitled to, and shall not, including by way of amending or waiving any provision hereof, take any action on behalf of any Indemnifying Party that would or could (i) cause any Indemnifying Party’s liability hereunder to exceed its portion of the Escrow Amount, (ii) result in the amounts payable hereunder to any Indemnifying Party being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (iii) result in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement (including,

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for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Indemnifying Party’s prior written consent.
(b)    Representations of Representative. The Representative hereby represents and warrants to Parent and Buyer as follows:
(i)    The Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder.
(ii)    This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Buyer and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and to the laws of agency.
(iii)    The Escrow Agreement will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Buyer and the Escrow Agent, constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and to the laws of agency.
(c)    Representative Procedures Upon Receipt of Indemnification Claims.
(i)    Upon receipt or notice of any Officer’s Certificate, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Indemnifying Parties who sign that certain Engagement Letter to be entered into by and among the Representative, the Company and certain of the Indemnifying Parties. As soon as possible thereafter, the Representative shall notify such Indemnifying Parties of the proposed action which the Representative recommends shall be taken in response to such Officer’s Certificate.
(ii)    Any action taken by the Representative, including authorizing the distribution to any Indemnified Party of any portion of the Escrow Fund, subject to the limitations of Section 10.6(a), shall be binding upon the Company Securityholders vis-à-vis Parent and Buyer for all intents and purposes.
(d)    Notices. Except to the extent that this Agreement requires that a notice be made to an Indemnifying Party, any notice given to the Representative will constitute notice to each and all of the Indemnifying Parties at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Parties. Except as otherwise contained herein or in the Escrow Agreement, Buyer and the Company may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Parties.
(e)    Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

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(f)    Reimbursement and Liability of Representative.
(i)    At the Closing, the Representative Expense Amount shall be deducted from the amounts due to each holder of Company Shares pursuant to Section 2.1(b), the amounts payable in respect of Vested Company Options pursuant to Section 2.2(a) and amounts payable in respect of Vested Promised Options pursuant to Section 2.2(c) and transferred to the Representative to be held as agent and for the benefit of the Indemnifying Parties in a segregated client account, as an expense fund to pay directly, or reimburse the Representative for, such reasonable out-of-pocket expenses incurred by the Representative in the performance of his or her duties hereunder. The Indemnifying Parties acknowledge that the Representative is not providing any investment supervision, recommendations or advice. The Representative shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. Any remaining funds not used by the Representative shall be paid to the Paying Agent for further distribution to the Indemnifying Parties contributing to such fund, based on each Indemnifying Party’s Pro Rata Share, upon conclusion of the Representative’s duties hereunder. However, in any event (and particularly in the event that the Representative Expense Fund is not sufficient to cover the reasonable out-of-pocket expenses incurred by the Representative in the performance of his or her duties hereunder), each Indemnifying Party agrees that such Indemnifying Party’s Pro Rata Share of such reasonable out-of-pocket expenses that are not covered by the Representative Expense Fund may be deducted by the Representative from amounts distributed to the Representative, on behalf of the Indemnifying Parties, from the Escrow Fund immediately prior to delivery of such Escrow Fund to the Indemnifying Parties.
(ii)    The Representative will incur no liability to the Indemnifying Parties with respect to any action taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Representative to be genuine and to have been signed by the proper person (and the Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct. Except as expressly provided herein, the Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Representative.
(iii)    The Indemnifying Parties shall severally (but not jointly), based solely on their respective Pro Rata Shares, indemnify the Representative and hold the Representative harmless against any claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, willful misconduct or bad faith of the Representative, the Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss attributable to such gross negligence, willful misconduct or bad faith. If not paid directly to the Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Expense Fund, and (ii) the amounts in the Escrow Fund otherwise distributable to the Indemnifying Parties pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent; provided that while this section allows the Representative to be paid from the Representative Expense Fund and the Escrow Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.

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10.7    Reliance on Representative.  Buyer and its affiliates (including, after the Closing, the Company) and the Escrow Agent shall be entitled to rely on the appointment of the Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Party (subject to the limitation set forth in Section 10.4(b)) and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Buyer or its respective affiliates (including, after the Closing, the Company) or the Escrow Agent shall be liable to any Indemnifying Party for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative for which it was authorized pursuant to the provisions of Section 10.4(b) above. No resignation of the Representative shall become effective unless at least 30 days prior written notice of the replacement or resignation of such Representative shall be provided to Buyer and the Escrow Agent. Buyer and its respective affiliates (including, after the Closing, the Company) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Indemnifying Parties holding seventy five percent (75%) interest in the Escrow Fund may remove the Representative by a written instrument delivered to the Representative, Buyer and the Company, and, in such event and also if the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by Indemnifying Parties holding seventy five percent (75%) interest in the Escrow Fund held in escrow at such time and delivered to Buyer and the Escrow Agent.
ARTICLE 11
MISCELLANEOUS
11.1    Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally by hand, (ii) two (2) Business Days after mailing, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), or (iii) four (4) Business Days after deposit in the United States or Israeli mail, registered or certified and with proper postage prepaid, addressed as follows:
(a)    if to Parent, Buyer, or (after the Closing) to the Company, to:
Palo Alto Networks, Inc.
4401 Great America Parkway
Santa Clara, California 95054
Attention: Chief Executive Officer & General Counsel
with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California
Attention: Jeffrey D. Saper, Esq.
(b)    to the Company (prior to the Closing), to:

Cyvera Ltd.
6 Kaufmann Street
Tel-Aviv, Israel
Attention:     Uri Alter, Co-CEO

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Netanel Davidi, Co-CEO
with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Rd.
Ramat Gan 52506, Israel
Attention:    Raanan Lerner, Adv.
Tomer Shani, Adv.

(c)	if to a Contributing Securityholder, to the address set forth for such Contributing Securityholder in the Payment Spreadsheet.
(d)    if to the Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085
Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein.
11.2    Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Buyer and the Representative. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Buyer from merging the Company with and into Buyer or any of its affiliates or assigning any of the rights hereunder to a direct or indirect Subsidiary of Buyer following the Closing; provided that Parent and Buyer remain liable for its obligations contained herein.
11.3    Severability.  In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).
11.4    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without proof of damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are

EXECUTION VERSION

entitled at Law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.
11.5    Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
11.6    Entire Agreement.  This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and the Related Agreements are complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or any Related Agreement, and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and any Related Agreement supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof.
11.7    Third Parties.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties hereto in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date. Without limiting anything else in this Section 11.7, the representations and warranties made in this Agreement are not intended to, and do not, confer upon any Person (other than the parties hereto and, to the extent expressly permitted, such parties’ assignees) any rights or remedies hereunder. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 8.19 are statements of intent and no Continuing Employee or other Person (including any third-party to such provisions who is a party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Continuing Employee or other Person is or is intended to be a third-party beneficiary thereof.
11.8    Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof).
11.9    Consent to Jurisdiction.  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the federal courts located in the Northern District of the State of California in the United States of America for the purpose of resolving any and all disputes arising under this Agreement (including any indemnification claims under Article 10) and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of

EXECUTION VERSION

its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
11.10    Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
11.11    Inter-Securityholders Agreement.  By execution of this Agreement, Netanel Davidi, on the one hand, and the other Company Shareholders, on the other hand, covenant and agree to work in good faith to negotiate and execute a definitive Inter-Securityholders Agreement prior to the Closing, which agreement shall include certain provisions relating to the treatment of the Founder Retained Amount; it being acknowledged, agreed and understood that the failure of Netanel Davidi, on the one hand, and the other Company Shareholders, on the other hand, to negotiate or execute such Inter-Securityholder Agreement shall not alter, affect or modify any of the terms or conditions of this Agreement, including (a) the conditions set forth in Section 3.3 and (b) the covenants set forth in Article 7 and Article 8 and (c) the indemnification obligations set forth in Article 10.
[Remainder of page intentionally left blank. Signature page follows.]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark McLaughlin
Name:	Mark McLaughlin
Title:	Chief Executive Officer

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

PALO ALTO NETWORKS HOLDING B.V.

By:	s/ Steffan Tomlinson
Name:	Steffan Tomlinson
Title:	Director

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

CYVERA LTD.

By:	/s/ Uri Alter
Name:	Uri Alter
Title:	Co-CEO

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS REPRESENTATIVE OF THE INDEMNIFYING PARTIES:

By:	/s/ W. Paul Koenig
Name:	W. Paul Koenig

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER NETANEL DAVIDI

Name:	Netanel Davidi
Title:	Co-CEO
Signature:	/s/ Netanel Davidi
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER URI ALTER

Name:	Uri Alter
Title:	Co-CEO
Signature:	/s/ Uri Alter
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER MOSHE BEN ABU

Name:	Moshe Ben Abu
Title:	CMH
Signature:	/s/ Moshe Ben Abu
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER ETAY KASHTAN

Name:	Etay Kashtan
Title:
Signature:	/s/ Etay Kashtan
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER I. KASHTAN ELECTRIC MATERIALS LTD.

By:	/s/ Etay Kashtan
Name:	Etay Kashtan
Title:	CEO
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER YADIN KOLITZ

Name:	Yadin Kolitz
Title:
Signature:	/s/ Yadin Kolitz
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER BLUMBERG CAPITAL III, L.P.
By Blumberg Capital Management III, LLC,
Its General Partner

By:	/s/ David J. Blumberg
Name:	David J. Blumberg
Title:	Managing Member
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER EMC IRELAND HOLDINGS

By:	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	Authorized Signatory
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER YARIV GILAT

Name:	Yariv Gilat
Title:
Signature:	/s/ Yariv Gilat
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER ELI BEN-DOR

Name:	Eli Ben-Dor
Title:
Signature:	/s/ Eli Ben-Dor
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER OFIR SHALVI

Name:	Ofir Shalvi
Title:
Signature:	/s/ Ofir Shalvi
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER EHUD WEINSTEIN

Name:	Ehud Weinstein
Title:
Signature:	/s/ Ehud Weinstein
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER ADRIAN WELLER

Name:	Adrian Weller
Title:	Individual
Signature:	/s/ Adrian Weller
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER BATTERY VENTURES IX, L.P.
By Battery Partners IX, LLC,
Its General Partner

By:	/s/ R. David Tabors
Name:	R. David Tabors
Title:	Managing Member
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER BATTERY INVESTMENT PARTNERS IX, LLC
By Battery Partners IX, LLC,
Its Managing Member

By:	/s/ R. David Tabors
Name:	R. David Tabors
Title:	Managing Member
[Redacted]

Signature Page to Share Purchase Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

SHAREHOLDER ESOP MANAGEMENT AND TRUST SERVICES LTD. (IN TRUST ON BEHALF OF GILAD ENGEL)

Name:	Uri Alter
Title:	Co-CEO
Signature:	/s/ Uri Alter
(Executed by Uri Alter As Proxy)
[Redacted]

Signature Page to Share Purchase Agreement